      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 2000


                                                      REGISTRATION NO. 333-32680
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         INTERNET PICTURES CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                             7379                            52-2213841
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                            1009 COMMERCE PARK DRIVE
                              OAK RIDGE, TN 37830
                                 (865) 482-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               JAMES M. PHILLIPS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         INTERNET PICTURES CORPORATION
                            1009 COMMERCE PARK DRIVE
                              OAK RIDGE, TN 37830
                                 (865) 482-3000
  (Name and address, including zip code, and telephone number, including area code, agent for service)
                                   COPIES TO:

      J. PORTER DURHAM, JR.                MATTHEW S. HEITER                 GERALD S. TANENBAUM
         ROGER D. BAILEY             EXECUTIVE VICE PRESIDENT AND          CAHILL GORDON & REINDEL
         JOSEPH E. DUDEK                    GENERAL COUNSEL                    80 PINE STREET
   BAKER, DONELSON, BEARMAN &        INTERNET PICTURES CORPORATION           NEW YORK, NY 10005
            CALDWELL                   1009 COMMERCE PARK DRIVE           TELEPHONE (212) 701-3000
      1800 REPUBLIC CENTRE                OAK RIDGE, TN 37830             FACSIMILE (212) 269-5420
       633 CHESTNUT STREET             TELEPHONE (865) 482-3000
      CHATTANOOGA, TN 37450            FACSIMILE (865) 482-6755
    TELEPHONE (423) 756-2010
    FACSIMILE (423) 756-3477

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             SUBJECT TO COMPLETION


                               DATED MAY 3, 2000



5,000,000 Shares


Internet Pictures (TM) (LOGO) Visual Content Solutions for the Internet

Common Stock


Internet Pictures Corporation is offering 5,000,000 shares of its common stock.



Our common stock is listed on the Nasdaq National Market under the symbol IPIX. On May 2, 2000, the reported last sale price of our common stock was $15.00 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------------------
                                                                                   PROCEEDS
                                                                                   TO INTERNET
                                    PRICE TO              UNDERWRITING             PICTURES
                                    PUBLIC                DISCOUNT                 CORPORATION
----------------------------------------------------------------------------------------------------------
Per Share                           $                     $                        $
Total                               $                     $                        $



We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.


J.P. MORGAN & CO.
          CHASE H&Q
                      ROBERTSON STEPHENS
                                 DAIN RAUSCHER WESSELS
                                           PRUDENTIAL VOLPE TECHNOLOGY
                                              A UNIT OF PRUDENTIAL SECURITIES

          , 2000

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

                               TABLE OF CONTENTS

                                      PAGE
Prospectus Summary..................    1
Risk Factors........................    7
Forward-looking Statements..........   14
Use of Proceeds.....................   14
Price Range of Common Stock.........   14
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Selected Historical Financial
  Information.......................   18
Unaudited Pro Forma Combined
  Financial Statements..............   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   22


                                      PAGE
Business............................   31
Management..........................   43
Principal Stockholders..............   53
Related Party Transactions..........   55
Description of Capital Stock........   56
Underwriting........................   59
Legal Matters.......................   61
Experts.............................   61
Available Information...............   61
Index to Consolidated Financial
  Statements........................  F-1


                 ---------------------------------------------

We own or have rights to various trademarks, service marks and trade names used in our business. These include the iPIX(TM) logo, iPIX(TM), Internet Pictures(TM), the IPIX(TM) logo, IPIX(TM), GET THE WHOLE PICTURE(TM), iPIX On Location(TM), iPIX Teleporter(TM), iPIX LOCATION ON DEMAND-WEBCAM(TM), OMNIVIEW(TM), THE VIRTUAL EYE(TM), V360(TM), iPIX: THE EYES OF THE INTERNET(TM), iPIX WEBCAM: THE EYES OF THE INTERNET(TM), INTERACTV(TM), STEP INSIDE THE PICTURE(TM), the bamboo.com(TM) logo, BAMBOO.COM(TM), VIEWALWAYS(TM) BAMBOO(TM) the PictureWorks Logo,(TM) PictureWorks(TM) and Rimfire(TM). This prospectus also includes trademarks, service marks and trade names of other companies.

                               PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and notes.

We use the term "we," "the company," or "iPIX" to refer to Internet Pictures Corporation, a corporation organized under Delaware law created by the merger of Interactive Pictures Corporation and bamboo.com, Inc. We refer to Interactive Pictures Corporation as "Interactive Pictures" and to bamboo.com, Inc. as "bamboo.com."

                         INTERNET PICTURES CORPORATION

OVERVIEW

iPIX is a leading Internet infrastructure company that provides visual content and other digital media solutions to facilitate commerce, communication and entertainment. We offer both businesses and consumers complete end-to-end solutions that include the capture, processing, hosting and distribution of visual content and other digital media for the Internet. Our infrastructure enables us to deliver digital media content to web sites accessed from a variety of platforms, including personal computers, interactive televisions and wireless devices. Our solutions help businesses increase the relevance and enjoyment of users' web site visits, resulting in increased traffic and repeat usage. This, in turn, provides our customers with increased e-commerce and advertising revenue opportunities without requiring significant investment in digital media infrastructure. We have targeted the following global vertical markets: real estate, travel and hospitality, automotive, e-retail, electronic publishing, education and entertainment. Our customers include Carnival Cruise Lines, Cendant, Century 21, CNN, Coldwell Banker, Discovery.com, Disney, ERA, General Motors, Hilton Hotels, Intel, Microsoft, Prudential Real Estate, RE/MAX, Rent.Net, Swissotel, The Washington Post, Ticketmaster Online-Citysearch and Warner Brothers.

MARKET OPPORTUNITY

International Data Corporation, or IDC, estimates e-commerce revenues will grow from approximately $130 billion worldwide in 1999 to $1.6 trillion worldwide by 2003. Additionally, IDC estimates the number of URLs on the web will grow from
2.2 billion in 1999 to 4.3 billion in 2000. To remain competitive, businesses must devote significant time and resources to attract and retain web site traffic and generate e-commerce transactions. In order to fulfill these objectives, companies are seeking more compelling visual content and other digital media to significantly enhance the quality of their online presence. Technological innovations, such as immersive images, web cams and streaming video, offer businesses the opportunity to provide visual content and other digital media of a more realistic and interactive nature. Businesses are seeking to take advantage of these innovations without having to incur the expense of creating and maintaining their own digital media infrastructure.

THE IPIX SOLUTION

Our end-to-end solutions include the capture, processing, hosting and distribution of visual content and other digital media for the Internet. Our solutions are designed for many types of digital content, including still images, immersive images, slide shows, video, animation and audio. Utilizing an extensive network of photographers, we offer our content capture services in over 90 of the top 100 metropolitan areas across the United States and Canada. We have a patented technology for the capture and processing of immersive images utilizing a standard digital camera fitted with a fisheye lens. An iPIX immersive image is a 360 degrees by 360 degrees image that users can easily navigate on a computer screen by moving a cursor inside the image.

We have recently introduced iPIX Movies, our new offering which combines the interactivity of our immersive images with full-motion video. Using our scalable hosting and distribution infrastructure with ViewAlways technology, we enable high speed delivery of digital media content over the Internet to multiple user platforms, including personal computers and wireless devices. We believe that our visual content and other digital media solutions provide businesses with more compelling content for attracting and retaining web site visitors and increasing e-commerce opportunities.

OUR BUSINESS STRATEGY

The key elements of our strategy are as follows:

     - Enhance our leadership position in visual content and digital media solutions;

     - Leverage our end-to-end solutions to generate multiple revenue sources;

     - Expand our visual content infrastructure with new offerings;

     - Expand strategic relationships; and

     - Expand internationally.

RECENT DEVELOPMENTS

Merger of Interactive Pictures and bamboo.com

We are the result of the merger of Interactive Pictures and bamboo.com that occurred on January 19, 2000. Interactive Pictures was founded in 1986 at the Oak Ridge National Laboratory in Tennessee to develop remote robotic systems for the United States Department of Defense, the Department of Energy, NASA and other government departments. bamboo.com was founded in 1995 in Toronto, Canada to provide virtual tours for online residential real estate listings.

Acquisition of PictureWorks

On March 31, 2000, we acquired all of the capital stock of PictureWorks Technology, Inc. We believe that this acquisition will extend our visual content infrastructure and enable us to provide solutions to customers who depend on user-submitted content, including e-commerce web sites, community web sites and Internet portals. PictureWorks' Rimfire technology enables end-users to post a variety of media -- including still photos, audio and video -- to the web by simply pointing a cursor at the desired media and dragging it to a Rimfire supported web site.


On April 18, 2000, we issued a press release that contained unaudited financial information for the first quarter ended March 31, 2000. Revenues for the quarter ended March 31, 2000 were $8.3 million, compared to $1.3 million for the similar period in 1999, and $5.3 million in the fourth quarter of 1999. Net loss for the first quarter, excluding merger expenses and non-cash charges related to stock-based compensation, was $18.9 million or $0.41 per share compared to a net loss of $6.2 million or $0.73 per share in the first quarter of 1999. We provided our results on a supplemental pooled basis to reflect the merger of Interactive Pictures and bamboo.com.


Other recent developments include:

     - Starwood Resorts and Hotels selected the iPIX infrastructure to showcase across the Internet its travel destinations around the world. As part of the agreement, we will capture, process, host and distribute the rich media content to Starwood's web site and to leading travel portals.

     - We signed a technology partnership agreement with POP.com to develop interactive movie content for the Internet. POP.com, an independent digital entertainment company founded by Brian Grazer, Ron Howard, Steven Spielberg, Jeffrey Katzenberg, David Geffen and Paul G. Allen, will use iPIX images and iPIX Movies technology to produce original Internet entertainment.

     - We signed a content development and licensing agreement with America Online that will enable AOL 5.0+ subscribers to view enhanced, interactive visual content developed by us. AOL has selected iPIX visual content to power its e-commerce initiatives in the travel section of AOL. Consumers can visit popular tourist destinations with iPIX before booking their travel on AOL.

     - We announced a series of agreements with the leading real estate companies in North America including Coldwell Banker, ERA, Prudential and RE/MAX. These agreements include commitments to purchase over 100,000 virtual tours.

     - Several of the leading auto sites in the emerging online auto market, including Excite@Home, CarOrder.com, Autoweb.com, AutoVantage.com and AutoNation.com announced agreements to use our technology to allow consumers to view the interior of new and used cars online to drive site traffic and transaction velocity.

     - We extended our visual content infrastructure through partnerships with Akamai, Exodus and Savvis to provide enhanced performance, reliability and scalability of visual content distribution.

     - On April 20, 2000, we announced a multi-year exclusive agreement to develop and implement powerful and easy to use imaging solutions for eBay's community of over 10 million registered users. We will collaborate with eBay to offer eBay users an integrated solution to allow sellers to quickly and easily include high-quality digital media in their listings. We will design our imaging infrastructure to make it easy for eBay users to submit and view images.

STATEMENT OF OPERATIONS


                                                                -------------------
                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                                -------------------
                                                                 1999        2000
In thousands, except per share amounts                          -------    --------
Revenues....................................................    $ 1,318    $  8,283
Cost of revenues............................................        661       4,766
                                                                -------    --------
Gross profit................................................        657       3,517
                                                                -------    --------
Operating expenses:
  Sales and marketing.......................................      4,058      15,507
  Research and development..................................        792       2,365
  General and administrative................................      2,013       5,478
  Stock-based compensation..................................      3,563       2,774
  Merger expenses...........................................         --      15,175
                                                                -------    --------
     Total operating expenses...............................     10,426      41,299
                                                                -------    --------
Loss from operations........................................     (9,769)    (37,782)
Interest and other income, net..............................         38         892
                                                                -------    --------
Net loss....................................................    $(9,731)   $(36,890)
                                                                =======    ========
Basic and diluted net loss per common share.................    $ (1.15)   $  (0.79)
                                                                =======    ========
Shares used to calculate net loss per share.................      8,464      46,645
                                                                =======    ========
Net loss, excluding merger expenses and non-cash charges
  related to stock-based compensation.......................    $(6,168)   $(18,941)
                                                                =======    ========
Basic and diluted net loss per common share, excluding
  merger expenses and non-cash charges related to
  stock-based compensation..................................    $ (0.73)   $  (0.41)
                                                                =======    ========

OUR ADDRESS

We are a corporation organized under the laws of Delaware. Our headquarters are located at 1009 Commerce Park Drive, Oak Ridge, TN 37830, with co-headquarters at 124 University Avenue, Palo Alto, CA 94301. Our telephone number is 865-482-3000. We can be found on the Internet at www.ipix.com. Information contained on our web site does not constitute part of this prospectus.

                                  THE OFFERING


COMMON STOCK OFFERED BY IPIX....   5,000,000 shares



COMMON STOCK OUTSTANDING AFTER
THE OFFERING....................   57,521,512 shares



USE OF PROCEEDS.................   We intend to use the net proceeds we receive
                                   from this offering for sales and marketing activities, including international expansion, to advance the development of new visual content solutions, for working capital and general corporate purposes and to repay indebtedness.


NASDAQ NATIONAL MARKET SYMBOL...   IPIX

DIVIDEND POLICY.................   We do not anticipate paying any cash
                                   dividends any time in the foreseeable future.


Unless otherwise indicated, the share information in this prospectus is stated as of March 31, 2000 and:



        - excludes up to 750,000 shares that may be issued and sold by us to the underwriters pursuant to their rights to purchase shares to cover over-allotments;


        - includes 6,894,692 shares of our outstanding Class B common stock;


        - excludes 10,514,883 shares of common stock issuable upon the exercise of outstanding stock options granted under our 1997 equity compensation plan, our amended and restated 1998 employee, director and consultant stock plan and our 1999 employee stock purchase plan, of which options to purchase 3,339,761 shares are currently exercisable;



        - excludes 2,519,307 shares of common stock reserved for future grant or award under our stock option and stock purchase plans;



        - excludes 501,944 shares of common stock issuable upon the exercise of warrants and 733,097 shares of common stock issuable upon the exercise of stock options assumed upon the acquisition of PictureWorks;


        - excludes 200,000 shares of common stock issuable upon the exercise of outstanding warrants; and

        - includes 4,644,334 shares of common stock issued upon the acquisition of PictureWorks.

                         SUMMARY FINANCIAL INFORMATION


The following table summarizes the historical financial data of our business and supplemental pooled financial data reflecting the merger of Interactive Pictures and bamboo.com in January 2000 in a merger accounted for using the pooling of interests method of accounting. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.



                                                      -------------------------------------------------
                                                                                           SUPPLEMENTAL
                                                                                                 POOLED
                                                      FISCAL YEARS ENDED DECEMBER 31,        YEAR ENDED
                                                      --------------------------------     DECEMBER 31,
                                                         1997        1998         1999             1999
In thousands, except per share amounts                -------    --------    ---------    -------------
STATEMENTS OF OPERATIONS DATA:
Revenues............................................  $   46     $    77     $  3,756       $ 12,523
Cost of revenues....................................      15          67        2,880          7,262
                                                      ------     -------     --------       --------
Gross profit........................................      31          10          876          5,261
Operating expenses:
  Sales and marketing...............................      10         300       18,044         37,785
  Research and development..........................      42         110        1,366          5,359
  General and administrative........................     122         278        8,007         13,906
  Stock-based compensation..........................      --       1,162       20,079         20,675
                                                      ------     -------     --------       --------
         Total operating expenses...................     174       1,850       47,496         77,725
                                                      ------     -------     --------       --------
Loss from operations................................    (143)     (1,840)     (46,620)       (72,464)
Interest expense....................................      --          --       (6,672)        (6,684)
Other income (expense), net.........................      --          --          647          2,545
                                                      ------     -------     --------       --------
Net loss............................................    (143)     (1,840)     (52,645)       (76,603)
Beneficial conversion feature of Series B
  convertible preferred stock.......................      --          --       (1,000)        (1,000)
                                                      ------     -------     --------       --------
Net loss attributable to common stockholders........  $ (143)    $(1,840)    $(53,645)      $(77,603)
                                                      ======     =======     ========       ========
Net loss per common share -- basic and diluted......  $(0.05)    $ (0.31)    $  (4.13)      $  (3.01)
                                                      ======     =======     ========       ========
Weighted average common shares -- basic and
  diluted...........................................   2,819       5,953       12,990         25,757
                                                      ======     =======     ========       ========


The following table presents a summary of our balance sheet at December 31, 1999:

     - on a supplemental pooled basis after giving effect to the merger of Interactive Pictures and bamboo.com accounted for as a pooling of interests;

     - on a combined basis after giving effect to our acquisition of PictureWorks; and


     - on a supplemental pooled pro forma as adjusted basis after giving effect to the sale of 5,000,000 shares of common stock by us in this offering assuming a public offering price of $15.00 per share after deducting the underwriting discount and estimated offering expenses and reflecting the repayment of the borrowings outstanding at December 31, 1999 under the bank line of credit and notes payable of $1,780 and $2,700, respectively.



                                                              ----------------------------------------
                                                                      AS OF DECEMBER 31, 1999
                                                              ----------------------------------------
                                                                                            PRO FORMA
                                                              SUPPLEMENTAL    COMBINED     AS ADJUSTED
                                                              ------------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
In thousands
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale....    $73,366       $  73,464     $139,384
Working capital.............................................     58,617          57,603      123,523
Total assets................................................     95,803         313,714      379,634
Long-term liabilities.......................................        387           4,867          387
Total stockholders' equity..................................     81,041         293,148      363,548

                                  RISK FACTORS

You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before deciding to purchase shares of our common stock.

RISKS RELATING TO OUR BUSINESS, FINANCES AND OPERATIONS

OUR FUTURE PROFITABILITY IS UNCERTAIN BECAUSE WE HAVE A LIMITED OPERATING
HISTORY

As a result of our limited operating history, we have limited meaningful historical financial data upon which to base planned operating expenses. Thus, our expense levels are based in part on our expectations of future revenues. We cannot assure you that we will be able to accurately predict our revenues, particularly in light of our limited operating history as a combined company. In addition, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies like ours that operate in new and rapidly evolving industries.

OUR QUARTERLY RESULTS MAY FLUCTUATE, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DROP

We believe that our quarterly operating results could vary significantly in the future and that quarter-to-quarter comparisons should not be relied upon as indications of future performance. In some future quarterly periods the operating results may fall below the expectations of securities analysts and investors, which could significantly harm or depress the trading price of our common stock. Among the factors which could significantly affect our future performance are:

     - the uncertainty of market acceptance of our products or services;

     - the introduction of new or enhanced products and services, or changes in pricing policies by us or our competitors;

     - cyclical economic swings in the real estate market that are caused by various factors, including changes in interest rates, changes in economic conditions and seasonal changes in geographic regions;

     - the rate at which we can recruit, train and integrate employees;

     - our ability to manage multiple relationships among various customers and strategic partners;

     - our ability to expand sales, marketing and customer service operations;

     - our ability to maintain our research and development activities; and

     - economic conditions specific to the Internet or all or a portion of the technology sector.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND OUR EXPENSES CONTINUE TO INCREASE; THUS WE MAY NEVER BECOME PROFITABLE

We have incurred substantial net losses and experienced negative cash flow, and we expect our operating losses and negative cash flow to continue. Although our revenues have increased over the past years, we may not be able to sustain future revenue growth. In addition, our expenses continue to increase as we expand our sales and marketing efforts, increase the number of employees and invest in an expansion of services and product development. Further, as of December 31, 1999, on a supplemental pooled consolidated basis, we had an accumulated deficit of $103.7 million. Accordingly, we cannot offer any assurances that revenues will ever exceed expenses or that we will become profitable.

WE MAY BE UNABLE TO COMBINE THE BUSINESS AND OPERATIONS OF INTERACTIVE PICTURES AND BAMBOO.COM SUCCESSFULLY OR ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER

The merger of Interactive Pictures and bamboo.com, which was completed in January 2000, requires us to integrate the businesses and operations of two different companies into a single company. We may not be able to successfully integrate the operations, products, services, personnel and customers of the two constituent companies into our combined enterprise. Additionally, we may fail to achieve the anticipated benefits from the merger, including marketing, product development, distribution and other operational efficiencies.

The integration process may further strain our existing financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from our core business objectives. In addition, we are not experienced in managing significant facilities or operations in geographically distant areas. Finally, we cannot be certain that we will be able to retain the key employees from either company.

OUR ATTEMPTS TO EXPAND THROUGH BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES MAY NOT BE SUCCESSFUL AND MAY HARM OUR OPERATIONAL EFFICIENCY, FINANCIAL PERFORMANCE AND RELATIONSHIPS WITH EMPLOYEES AND THIRD PARTIES

We plan to continue to expand our operations and market presence by entering into business combinations, investments, joint ventures or other strategic alliances with Internet companies, digital camera manufacturers or other companies both in the United States and internationally. For example, we completed the acquisition of all of the capital stock of PictureWorks on March 31, 2000. Our ability to expand may be limited due to the many financial and operational risks accompanying these transactions. For example:

     - we may have difficulty assimilating the operations, technology and personnel of the acquired companies;

     - our business may be disrupted by the allocation of resources to consummate these transactions;

     - we may experience difficulty retaining key technical and managerial personnel from acquired companies;

     - we may experience one-time in-process research and development charges and ongoing expenses associated with amortization of goodwill and other purchased intangible assets;

     - you may experience further dilution if we issue equity to fund these transactions;

     - acquired businesses may initially be unprofitable, causing additional operating losses and increased expenses; and

     - our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

OUR FUTURE SUCCESS IS DEPENDENT UPON KEY DISTRIBUTION AFFILIATES

The ability to broadly distribute digital media content over the Internet, especially online immersive tours of real estate, is vital to our business. Our online tours can currently be viewed through the web sites of our distribution affiliates, which include real estate destination sites such as HomeSeekers.com, Microsoft HomeAdvisor and Realtor.com. Through agreements between our affiliates and third parties, our online tours may also be viewed on AOL, Excite@Home Network, GO Network/Infoseek, MSN, and Yahoo! We must continue to have access to these sites and maintain existing relationships in order to maintain a competitive advantage for our business. If we lose any of our distribution affiliates or if any of our distribution affiliates loses its relationship with any major Internet portal, it could have a material adverse effect on our business.

WE DEPEND UPON THIRD-PARTY RELATIONSHIPS FOR ASSISTANCE IN MARKETING AND HOSTING DIGITAL MEDIA CONTENT

The success of our business in the real estate market depends on establishing and maintaining commercial relationships with traditional real estate brokerage companies, multiple listing services and technology providers. We expect to continue to encounter competition for these relationships with real estate brokerage companies.

We depend upon a third party Internet service provider to host and maintain our production servers for all of our digital media content. As part of our end-to-end solutions, our servers host digital media content for some of our customers. The performance of our web hosting facility systems is critical to our business and reputation. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of digital media content or a decrease in responsiveness of web site service could result in reduced revenue, and could be harmful to our reputation and brand. Our Internet service provider does not guarantee that its Internet access will be uninterrupted, error free or secure. Any disruption or decreased response time in Internet access by our provider could significantly harm our business. Further, our insurance may not adequately compensate us for any losses that may occur due to any failures in the system or interruptions in the service.

IF OUR OFFERINGS ARE NOT ACCEPTED BY THE BUSINESS AND CONSUMER MARKETS, OUR FUTURE GROWTH WOULD BE LIMITED

We currently sell the overwhelming majority of our offerings to the business market. We are dependent upon the continued and expanded use of our offerings by the business market and the acceptance of our offerings by individual consumers. We have only made limited sales to individual consumers and cannot assure that they will be willing to purchase and use our offerings. Thus, both the timing and growth of market acceptance for our offerings are subject to a high level of uncertainty. Acceptance of our offerings is highly dependent on a number of factors, including:

     - the availability, quality and price of competing products and services;

     - the development of technologies that will facilitate the use of our offerings by businesses and consumers;

     - the ease-of-use and performance of our offerings; and

     - the success of our marketing efforts.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND THESE RIGHTS MAY BE CHALLENGED BY OTHERS, WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITY FOR DAMAGES AND INVALIDATION OF OUR INTELLECTUAL PROPERTY RIGHTS

We rely on a combination of patent, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to protect our intellectual property rights. Our success is heavily dependent upon our ability to enforce and protect these rights, and we cannot assure you that we will be successful in protecting these rights. Also, our patents, service marks or trademarks may be challenged and invalidated or circumvented. In addition, we are exposed to infringement of our intellectual property in foreign markets because our intellectual property is protected under United States laws that may not extend to foreign uses.

We have been involved in litigation relating to the protection of intellectual property rights and could be involved in future litigation as third parties develop products that we believe infringe on our patents and other intellectual property rights. We have experienced attempts to misappropriate our technology, and we expect those attempts may continue. We are currently involved in litigation in which our rights to technology have been challenged. A determination against us in this lawsuit would have a material adverse effect on our business.

OUR MARKET IS HIGHLY COMPETITIVE, AND OUR BUSINESS MAY FAIL IF WE ARE UNABLE TO COMPETE SUCCESSFULLY

The market for visual content and other digital media solutions is new and rapidly evolving. We currently compete with other providers of immersive imaging technology, including Be Here Corp. and MGI Software. Each of these companies develops and markets imaging products and services that provide a panoramic image experience.

We cannot assure you that others will not develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. To compete effectively, we must:

     - introduce new versions of, and enhancements to, our products and services;

     - price our products and services at appropriate and competitive levels;
       and

     - provide strong marketing support to promote our products and services.

Some of our competitors have greater financial, marketing, distribution and technical resources than we do. In addition, we compete with other companies in the traditional two-dimensional photography industry. Traditional photographs have significant and established customer acceptance. Our success will be dependent on our ability to compete with companies offering similar immersive imaging products and with companies in the traditional photography industry. If we are unable to compete effectively, our business may fail.

WE HAVE EXPERIENCED, AND ANTICIPATE THAT WE WILL CONTINUE TO EXPERIENCE, RAPID GROWTH, WHICH PLACES SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS AND RESOURCES

Over the last 12 months, our employee base has grown significantly, and we expect that the number of our employees will continue to increase in the future. This growth has placed, and is expected to continue to place, a significant strain on our management and resources. To manage the expected growth of operations and personnel, we must continue to improve or replace existing operational, accounting and information systems, procedures and controls. In connection with the audit of bamboo.com for the fiscal year ended December 31, 1999, our independent accountants identified a reportable condition in bamboo.com's internal controls with respect to the reconciliation of deferred revenues. While management instituted action to correct the condition prior to the completion of the audit, failure by the integrated company to maintain strong internal controls in the future would harm our business. In addition, we need to rapidly expand, train, integrate and manage our employees, particularly those in our technical, accounting, financial and sales and marketing organizations. We cannot assure you that we will be able to manage our growth successfully, and our failure to do so could cause our business to fail.

WE ARE RELIANT ON OUR CUSTOMERS' AWARENESS OF OUR BRAND AND MAY HAVE TO EXPEND SIGNIFICANT RESOURCES TO MAINTAIN OR ACCOMPLISH OUR BRAND AWARENESS

We believe that establishing and maintaining our brand of visual content solution is important to our efforts to increase our customer base. We intend to make significant expenditures to create and maintain distinct brand awareness through traditional media advertising campaigns such as print, billboards and television and by increasing sales and marketing activities. If customers do not perceive our existing products and services to be of high quality or if we introduce new products and services or enter into new business ventures that are not favorably received or ultimately successful, the value of our brand could be diluted, which could adversely affect the attractiveness of our products and services. If we fail to increase our revenue as a result of our branding efforts or fail to promote our brand successfully, or if we incur excessive expenses in an attempt to promote and maintain our brand without a corresponding increase in sales, our business could be harmed.

IF OUR VISUAL CONTENT SOLUTIONS AND IMMERSIVE IMAGES FOR E-COMMERCE DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, OUR BUSINESS WILL NOT GROW

Our success will depend in large part on widespread market acceptance of immersive imaging for e-commerce and of online tours to display real estate properties. If the online market for these products develops more slowly than expected, or if our visual content solutions do not achieve widespread market acceptance, our business will grow more slowly than expected.

Our future growth, if any, will depend on the following critical factors:

     - the growth of the Internet as a tool used in the process of buying and selling products marketed with the help of immersive imaging, particularly residential real estate;

     - our ability to successfully and cost-effectively market our visual content products and services to a sufficiently large number of web sites, including real estate portals, e-commerce web sites and new media sites; and

     - our ability to consistently deliver high quality products and fast and convenient service at competitive prices.

A SIGNIFICANT AMOUNT OF OUR SALES COMES FROM A FEW VERTICAL MARKETS, INCLUDING THE REAL ESTATE MARKET

Currently, a significant portion of our revenue is derived from businesses in the real estate and e-commerce vertical markets. For example, in 1999, 47.0% of our combined revenues were related to the real estate industry. Our inability to continue to sell to customers in these vertical markets could result in a significant reduction in our total revenues and negatively affect our ability to become profitable. The volume of sales that we generate from customers within these and other vertical markets is likely to vary from year to year.

IF WE LOSE KEY MEMBERS OF OUR PERSONNEL, OUR FUTURE SUCCESS COULD BE LIMITED

Our future success depends on our ability to attract and retain key management, scientific, technical and other personnel. In addition, we must recruit additional qualified management, scientific, technical, marketing and sales and support personnel for our operations. Competition for this type of personnel is intense, and there can be no assurances that we will be successful in attracting or retaining personnel. In addition, some members of our management team are not bound by non-compete agreements if they are no longer employed by us. The loss of the services of one or more members of our management group or other key employees or the inability to hire additional qualified personnel will limit our ability to grow our business.

OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES, AND IF WE FAIL TO ADAPT TO TECHNOLOGICAL CHANGES, OUR OFFERINGS MAY BECOME OBSOLETE

We compete in a market characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are intensified by the emerging nature of the Internet and the multitude of companies offering Internet-based products and services. Thus, our success depends on our ability to adapt to rapidly changing technologies, to adapt our offerings to evolving industry standards and to continually improve the performance, features and reliability of our offerings in response to competitive products and shifting demands of the marketplace. In addition, widespread changes in Internet, networking or telecommunications technologies or other technological alterations could require substantial expenditures to modify our products, services or infrastructure. Failure to adapt to new technology in any of these areas could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE SUCCESSFUL IN EXPANDING OUR VISUAL CONTENT SOLUTIONS INTO INTERNATIONAL MARKETS

A part of our long-term strategy is to expand into international markets. The success of any additional foreign operations will be substantially dependent upon our entering and succeeding in those markets. We may experience difficulty in managing international operations as a result of competition, technical problems, distance, language or cultural differences.

As we expand our international efforts, we will be subject to a number of risks, including the following:

     - failure of foreign countries to rapidly adopt the Internet and digital imaging;

     - unexpected changes in regulatory requirements, especially regarding the Internet;

     - slower payment and collection of accounts receivable than in our domestic market; and

     - political and economic instability.

We can not assure you that we will be able to successfully market our products in foreign markets.

WE ARE SUSCEPTIBLE TO BREACHES OF ONLINE COMMERCE SECURITY

A party able to circumvent our security measures could misappropriate proprietary database information or cause interruptions in operations. As a result, we may need to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. This additional expense could harm our business, financial condition and results of operation.

WE MAY ENTER INTO BARTER TRANSACTIONS THAT DO NOT GENERATE CASH REVENUE

Barter revenues come from our exchange of our products and services with third parties, primarily for advertising rather than cash. Although revenues from barter transactions accounted for approximately 2.0% of our combined revenues in the fiscal year ended December 31, 1999, our use of barter transactions may increase in future periods. Barter transactions do not generate any cash for us. In addition, we determine the value of barter revenues based on historical experience. If our assumptions are wrong, we might have to reduce the amounts of barter revenues recognized, which could harm our stock price.

RISKS RELATING TO THE OFFERING

OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING

As of the date of this prospectus, we cannot specify with certainty the particular uses for a majority of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds. If our management fails to apply these funds effectively, we may not be successful in expanding our efforts to grow our business and revenues and the price of our common stock could decline.

WE MAY REQUIRE ADDITIONAL FUNDING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL

Although we believe that the net proceeds of this offering, combined with our cash balances, cash equivalents, maturities of our securities available-for-sale and cash generated from operations, will be adequate to fund our operations for at least the next 12 months, these sources may prove to be inadequate. We may need additional funds in the future to support our working capital requirements or for other purposes and we may seek to raise additional funds through public or private equity financing, bank debt financing or from other sources. Adequate funds may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing equity securities, existing stockholders may be diluted. If funding is insufficient at any time in the future, we may not be able to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business. Our future capital requirements depend upon many factors, including the following:

     - the occurrence, timing, size and success of future acquisitions;

     - the cost of transitioning customers to our brand or building brand awareness;

     - the extent to which we develop and upgrade our technology;

     - the rate at which we expand our operations both domestically and internationally; and

     - the response of competitors to our product and service offerings.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT OR EXPENSIVE TO ACQUIRE US IN THE FUTURE, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE

Our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware law contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. The provisions of our certificate and bylaws and the Delaware General Corporation Law may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively effect our stock price.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT


Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in the amount of $12.33 per share, based on an assumed public offering price of $15.00 per share. In the event that we issue additional common stock in the future, including shares that may be issued as consideration for acquisitions or upon exercise of options and other rights granted under our employee benefit plans, purchasers of common stock in this offering may experience further dilution.


A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD INTO THE PUBLIC MARKET SOON AFTER THIS OFFERING, WHICH COULD DEPRESS OUR STOCK PRICE

Sales of significant amounts of our common stock in the public market after this offering or the perception that these sales will occur could materially adversely affect the market price of the common stock or our future ability to raise capital through an offering of our equity securities.


Upon the completion of this offering, we will have outstanding 57,521,512 shares of common stock, based on the number of shares of common stock outstanding as of March 31, 2000 and assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options or warrants. Of these shares, the 16,836,801 shares issued in bamboo.com's initial public offering, the consummation of the merger of Interactive Pictures and bamboo.com and the 5,000,000 shares sold by us in this offering will be freely tradable without restriction, and 817,824 shares will be freely tradeable under Rule 144(k) under the Securities Act, unless any of those shares are purchased by an existing affiliate of Internet Pictures as that term is defined in Rule 144 under the Securities Act. The remaining 34,866,887 shares of common stock, including 4,644,334 shares issued to former stockholders of PictureWorks, are restricted securities in that they may be sold only if registered or if they qualify for an exemption from registration under the Securities Act, Rule 144 or Rule 701 as promulgated under the Securities Act. In addition, holders of 20,725,878 shares of common stock have agreed in connection with this offering not to sell or otherwise dispose of those shares for a period of 90 days following the date of this offering without the prior written consent of J.P. Morgan Securities Inc.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events and expectations which are characterized as forward-looking statements. Forward-looking statements are based upon management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in "Risk Factors" and other sections of this prospectus.

The words believe, may, will, should, anticipate, estimate, expect, intends, objective or similar words or the negatives of these words are intended to identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

                                USE OF PROCEEDS


Our net proceeds will be approximately $70.4 million from the sale of shares of common stock by us in this offering, or approximately $81.1 million if the underwriters' over-allotment option is exercised in full, assuming a public offering price of $15.00 per share and after deducting underwriting discounts and estimated expenses payable by us.



We intend to use approximately $10.0 million of the net proceeds of the offering to pay off indebtedness that we assumed upon the acquisition of PictureWorks of which $4.5 million was outstanding at December 31, 1999, approximately $2.0 million in connection with other acquisitions and the balance used to expand our sales and marketing activities, including international expansion, advance the development of new visual content solutions, such as iPIX Movies and iPIX Webcam, and for working capital and general corporate purposes. We may also apply a portion of the net proceeds of the offering to acquire businesses, products and technologies that are complementary to ours. Except as described above, we have no present commitments to enter into any of these types of transactions. The net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments until we use them in our business.


The above discussion represents our best estimate of the allocation of the net proceeds of this offering based on our current plans. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions for other purposes.

                          PRICE RANGE OF COMMON STOCK

The price ranges shown below reflect the price of common stock of bamboo.com prior to the merger with Interactive Pictures which was completed on January 19, 2000. The price range after January 19, 2000 reflects the price of common stock of Internet Pictures.


                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
Quarter ended September 30, 1999 (from August 25, 1999).....  $25.375    $17.250
Quarter ended December 31, 1999.............................   19.500     13.438
Period from January 1, through May 2, 2000..................   46.250     15.000
                                                              -------    -------



The closing sale price of the common stock as reported on the Nasdaq National Market on May 2, 2000 was $15.00 per share.

                                DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends on our common stock for the foreseeable future. Future dividends, if any, will be determined by the board of directors. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1999:

     - on a supplemental pooled consolidated basis after giving effect to the merger of Interactive Pictures and bamboo.com accounted for as a pooling of interests;

     - on a combined basis after giving effect to our acquisition of PictureWorks and the issuance of 4,644,334 shares of common stock in connection with that acquisition; and


     - on a supplemental combined pro forma as adjusted basis after giving effect to the sale of 5,000,000 shares of common stock by us in this offering, assuming a public offering price of $15.00 per share, deducting the underwriting discounts and estimated offering expenses and the application of the resulting net proceeds towards the repayment of borrowings under a bank line of credit and notes payable of $4.5 million outstanding as of December 31, 1999.


You should read this table in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.


                                                              -------------------------------------
                                                                     AS OF DECEMBER 31, 1999
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                              SUPPLEMENTAL   COMBINED   AS ADJUSTED
In thousands, except per share amounts                        ------------   --------   -----------
LONG-TERM OBLIGATIONS:
  Promissory notes and obligations under capital leases.....   $     387     $    387    $    387
  Borrowings under bank line of credit agreement............          --        1,780          --
  Other notes payable.......................................          --        2,700          --
                                                               ---------     --------    --------
     Total long-term obligations............................   $     387     $  4,867    $    387
                                                               ---------     --------    --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value, 5,001,100 shares
     authorized and no shares issued or outstanding
     (supplemental, combined and pro forma as adjusted).....          --           --          --
  Common stock, $0.001 par value 150,000,000 shares
     authorized; 38,231,581 shares issued and outstanding,
     supplemental; 42,875,915 shares issued and outstanding,
     combined; 47,875,915 shares issued and outstanding, pro
     forma as adjusted......................................          38           43          48
  Class B common stock, par value $0.0001; 7,421,536 shares
     authorized; 7,012,736 issued and outstanding,
     supplemental, combined and pro forma as adjusted.......           1            1           1
Additional paid-in capital..................................     187,829      400,057     470,452
Unearned stock-based compensation...........................      (2,955)      (2,955)     (2,955)
Notes receivable from stockholders..........................        (181)        (307)       (307)
Accumulated deficit.........................................    (103,701)    (103,701)   (103,701)
Accumulated other comprehensive income (loss)...............          10           10          10
                                                               ---------     --------    --------
     Total stockholders' equity.............................      81,041      293,148     363,548
                                                               ---------     --------    --------
     TOTAL CAPITALIZATION...................................   $  81,428      298,015     363,935
                                                               =========     ========    ========


The table above excludes, as of December 31, 1999, 9,527,819 shares of common stock issuable upon exercise of outstanding stock options, of which 4,579,244 shares were currently exercisable, and an additional 2,786,159 shares of common stock reserved for future grant or award under our stock option and stock purchase plans. The table does not reflect a class of our preferred stock that is authorized under our certificate of incorporation but currently has no shares outstanding.

                                    DILUTION


Our pro forma combined net tangible book value as of December 31, 1999 was $75,901,000, or $1.52 per share of common stock, and reflects the merger of Interactive Pictures and bamboo.com and the assumed issuance of 4,644,334 shares in our acquisition of PictureWorks. Net tangible book value per share is determined by dividing our net tangible book value, which is total tangible assets less total liabilities, by the total number of shares of common stock outstanding after giving effect to the transactions described in the previous sentence. After giving effect to the sale of 5,000,000 shares of common stock offered by us, and after deducting estimated underwriting discounts and offering expenses, our adjusted pro forma combined net tangible book value as of December 31, 1999 would have been $146,301,000, or $2.67 per share. This represents an immediate increase in the net tangible book value of $1.15 per share to existing stockholders and an immediate dilution of $12.33 per share to new investors. The following table illustrates the per share dilution:



                                                              --------------
Assumed public offering price per share.....................          $15.00
  Pro forma combined net tangible book value per share as of
     December 31, 1999......................................  $1.52
  Increase to present stockholders attributable to new
     investors..............................................  $1.15
                                                              -----
Adjusted pro forma combined net tangible book value per
  share after this offering.................................          $ 2.67
                                                                      ------
Dilution per share to new investors.........................          $12.33
                                                                      ======

                   SELECTED HISTORICAL FINANCIAL INFORMATION

The statement of operations data presented below for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999, have been derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, that are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 are derived from audited consolidated financial statements that are not included in this prospectus. You should read the data presented below together with our consolidated financial statements and related notes to those statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.


                                                         -------------------------------------
                                                            FISCAL YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1996     1997      1998       1999
In thousands, except per share amounts                   -------   ------   -------   --------
STATEMENTS OF OPERATIONS DATA:
Revenues...............................................  $    --   $   46   $    77   $  3,756
Cost of revenues.......................................       --       15        67      2,880
                                                         -------   ------   -------   --------
Gross profit...........................................       --       31        10        876
Operating expenses:
  Sales and marketing..................................        4       10       300     18,044
  Research and development.............................       24       42       110      1,366
  General and administrative...........................       62      122       278      8,007
  Stock-based compensation.............................       --       --     1,162     20,079
                                                         -------   ------   -------   --------
          Total operating expenses.....................       90      174     1,850     47,496
                                                         -------   ------   -------   --------
Loss from operations...................................      (90)    (143)   (1,840)   (46,620)
Interest expense.......................................       --       --        --     (6,672)
Other income (expense), net............................       --       --        --        647
                                                         -------   ------   -------   --------
Net loss...............................................      (90)    (143)   (1,840)   (52,645)
Dividend relative to beneficial conversion feature of
  Series B convertible preferred stock.................       --       --        --     (1,000)
                                                         -------   ------   -------   --------
Net loss attributable to common stockholders...........  $   (90)  $ (143)  $(1,840)  $(53,645)
                                                         =======   ======   =======   ========
Net loss per common share -- basic and diluted.........  $ (0.04)  $(0.05)  $ (0.31)  $  (4.13)
                                                         =======   ======   =======   ========
Weighted average common shares -- basic and diluted....    2,284    2,819     5,953     12,990


                                                              ----------------------------
                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                              1996   1997   1998      1999
                                                              ----   ----   ----   -------
BALANCE SHEET DATA:
Cash, cash equivalents and securities available-for-sale....  $131   $ 4    $430   $15,832
Working capital (deficit)...................................    37   (86)    265     8,723
Total assets................................................   150    25     780    25,360
Long-term liabilities.......................................    --    --      --       373
Total stockholders' equity (deficit)........................    56   (72)    517    15,056

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined balance sheet as of December 31, 1999 and the unaudited pro forma combined statement of operations for the year ended December 31, 1999 combine the supplemental pooled consolidated balance sheet and supplemental pooled consolidated statements of operations of Internet Pictures and the historical balance sheets and historical statement of operations of PictureWorks as if the acquisition of PictureWorks had been completed on December 31, 1999 for purposes of the presentation of the unaudited pro forma combined balance sheet and as of January 1, 1999 for purposes of the presentation of the unaudited pro forma combined statement of operations.

We acquired all of the outstanding common stock of PictureWorks on March 31, 2000 in exchange for the issuance of 4,644,334 shares of our common stock. In addition, we assumed all the outstanding vested and unvested options and warrants of PictureWorks. The acquisition will be accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements should be read together with the supplemental pooled consolidated financial statements including the notes to those statements of Internet Pictures and the historical financial statements of PictureWorks and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus.

The pro forma adjustments reflecting the consummation of the PictureWorks acquisition are based on the purchase method of accounting, available financial information and estimates and assumptions set forth in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements reflect our best estimates; however, the final purchase price allocation and the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to various factors, including, without limitation, access to additional financial information and changes in value including the addition of a charge for in-process research and development. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achieved by the combined businesses of Internet Pictures and PictureWorks.

The unaudited pro forma combined financial statements as of and for the year ended December 31, 1999 do not purport to represent what the actual financial condition or results of operations of the combined businesses would have been if the acquisition of PictureWorks had occurred on the dates indicated in these pro forma combined financial statements nor does this information purport to project our results for any future period.

                   UNAUDITED PRO FORMA COMBINED CONSOLIDATED


                            STATEMENT OF OPERATIONS



                              ----------------------------------------------------------------------------
                                                  FISCAL YEAR ENDED DECEMBER 31, 1999
                              ----------------------------------------------------------------------------
                              INTERNET PICTURES
                                   SUPPLEMENTAL                                    PRO FORMA     PRO FORMA
                                         POOLED     PICTUREWORKS      COMBINED   ADJUSTMENTS      COMBINED
                              -----------------   --------------   -----------   -----------     ---------
In thousands, except per
  share amounts
Revenues....................      $ 12,523           $  3,823       $ 16,346      $     --       $  16,346
Cost of revenues............         7,262              1,429          8,691            --           8,691
                                  --------           --------       --------      --------       ---------
Gross profit................         5,261              2,394          7,655            --           7,655
                                  --------           --------       --------      --------       ---------
Operating expenses:
  Sales and marketing.......        37,785              1,986         39,771            --          39,771
  Research and
     development............         5,359              2,654          8,013            --           8,013
  General and
     administrative.........        13,906              1,334         15,240            --          15,240
  Stock-based
     compensation...........        20,675                756         21,431            --          21,431
  Amortization of
     goodwill...............            --                574            574          (574)(a)          --
                                                                                    72,416(a)       72,416
                                  --------           --------       --------      --------       ---------
     Total operating
       expenses.............        77,725              7,304         85,029        71,842         156,871
                                  --------           --------       --------      --------       ---------
Loss from operations........       (72,464)            (4,910)       (77,374)      (71,842)       (149,216)
Interest expense............        (6,684)              (290)        (6,974)           --          (6,974)
Other income (expense),
  net.......................         2,545                 10          2,555            --           2,555
                                  --------           --------       --------      --------       ---------
Loss before income taxes....       (76,603)            (5,190)       (81,793)      (71,842)       (153,635)
Provision for income
  taxes.....................            --                184            184            --             184
                                  --------           --------       --------      --------       ---------
Net loss....................       (76,603)            (5,374)       (81,977)      (71,842)       (153,819)
Dividend relative to
  beneficial conversion
  feature of Series B
  convertible preferred
  stock.....................        (1,000)                --         (1,000)           --          (1,000)
Accretion of mandatorily
  redeemable preferred
  stock.....................            --             (3,394)        (3,394)           --          (3,394)
                                  --------           --------       --------      --------       ---------
Net loss attributable to
  common stockholders.......      $(77,603)          $ (8,768)      $(86,371)     $(71,842)       (157,213)
                                  ========           ========       ========      ========       =========
Net loss per common share --
  basic and diluted.........      $  (3.01)          $  (1.77)                                   $   (5.20)
                                  ========           ========                                    =========
Weighted average common
  shares -- basic and
  diluted...................        25,757              4,949                                       30,401
                                  ========           ========                                    =========


---------------

(a) Reflects the elimination of PictureWorks historical amortization of goodwill and the amortization of goodwill and intangible assets recorded in the PictureWorks acquisition using a three year life.

                   UNAUDITED PRO FORMA COMBINED CONSOLIDATED


                                 BALANCE SHEET


                                         ---------------------------------------------------------------------------
                                                                   AS OF DECEMBER 31, 1999
                                         ---------------------------------------------------------------------------
                                         INTERNET PICTURES
                                              SUPPLEMENTAL                                   PRO FORMA     PRO FORMA
                                                    POOLED    PICTUREWORKS      COMBINED   ADJUSTMENTS      COMBINED
                                         -----------------   -------------   -----------   -----------   -----------
IN THOUSANDS                                   (UNAUDITED)     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Current assets:
  Cash and cash equivalents............      $  18,627         $     98       $  18,725    $       --     $  18,725
  Securities available-for-sale........         42,739               --          42,739            --        42,739
  Accounts receivable, net.............          3,356               94           3,450            --         3,450
  Inventory, net.......................          1,059               --           1,059            --         1,059
  Prepaids and other current assets....          7,211              118           7,329            --         7,329
                                             ---------         --------       ---------    -----------    ---------
    Total current assets...............         72,992              310          73,302            --        73,302
Long-term securities
  available-for-sale...................         12,000               --          12,000            --        12,000
Property and equipment, net............          9,135              354           9,489            --         9,489
Other assets...........................          1,676               --           1,676            --         1,676
Goodwill and other intangibles.........             --            3,252           3,252        (3,252)(b)   217,247
                                                                                              217,247 (a)
                                             ---------         --------       ---------    -----------    ---------
    Total assets.......................      $  95,803         $  3,916       $  99,719    $  213,995     $ 313,714
                                             =========         ========       =========    ===========    =========

Current liabilities:
  Note payable to related party........      $      --         $    200       $     200    $       --     $     200
  Accounts payable.....................          2,711              408           3,119            --         3,119
  Accrued liabilities..................          6,203              533           6,736            --         6,736
  Deferred revenue.....................          5,262              183           5,445            --         5,445
  Current portion of promissory note
    and obligations under capital
    lease..............................            199               --             199            --           199
                                             ---------         --------       ---------    -----------    ---------
    Total current liabilities..........         14,375            1,324          15,699            --        15,699
Long-term liabilities:
  Long-term portion of promissory note
    and obligations under capital
    lease..............................            387               --             387            --           387
  Borrowings under bank line of credit
    agreement..........................             --            1,780           1,780            --         1,780
  Other notes payable..................             --            2,700           2,700            --         2,700
                                             ---------         --------       ---------    -----------    ---------
    Total long-term liabilities........            387            4,480           4,867            --         4,867
                                             ---------         --------       ---------    -----------    ---------
Mandatorily redeemable preferred
  stock................................             --           17,807          17,807       (17,807)(c)        --
Stockholders' equity (deficit):
  Common stock.........................             38                5              43            (5)(c)        43
                                                                                                    5 (a)
  Class B common stock.................              1               --               1            --             1
  Additional paid-in capital...........        187,829            1,391         189,220        (1,391)(c)   400,057
                                                                                              212,228 (a)
  Deferred stock-based compensation....         (2,955)          (3,574)         (6,529)        3,574 (c)    (2,955)
  Notes receivable from stockholders...           (181)            (126)           (307)           --          (307)
  Accumulated deficit..................       (103,701)         (17,391)       (121,092)       17,391 (c)  (103,701)
  Accumulated other comprehensive
    income.............................             10               --              10            --            10
                                             ---------         --------       ---------    -----------    ---------
    Total stockholders' equity
      (deficit)........................         81,041          (19,695)         61,346       231,802       293,148
                                             ---------         --------       ---------    -----------    ---------
    Total liabilities and stockholders'
      equity (deficit).................      $  95,803         $  3,916       $  99,719    $  213,995     $ 313,714
                                             =========         ========       =========    ===========    =========

---------------

(a)Reflects the issuance of 4,644,334 shares of our common stock with an aggregate value of $173,000 and issuance of approximately 733,000 options to purchase our common stock and warrants to purchase 502,000 shares of common stock in connection with the assumption of stock options and warrants of PictureWorks. The fair value of the options and warrants assumed has been estimated using the Black-Scholes model. The following is a calculation of the goodwill and other intangibles recorded in the PictureWorks' acquisition.

Market value of shares issued...............................  $173,000
Fair value of options and warrants assumed..................    39,233
Net liabilities assumed.....................................     5,014
                                                              --------
                                                              $217,247

(b)Reflects the elimination of PictureWorks' existing goodwill.

(c)Reflects the conversion of PictureWorks' mandatorily redeemable preferred stock into common stock, and the elimination of stockholders' equity balances as this acquisition is being accounted for using the purchase method of accounting.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

iPIX is a leading Internet infrastructure company that provides visual content and other digital media solutions to facilitate commerce, communication and entertainment. We offer both businesses and consumers complete end-to-end solutions that include the capture, processing, hosting and distribution of visual content and other digital media for the Internet. Our infrastructure enables us to deliver digital media content to web sites accessed from a variety of platforms, including personal computers and wireless devices. Our solutions help businesses increase the relevance and enjoyment of users' web site visits, resulting in increased traffic and repeat usage. This, in turn, provides our customers with increased e-commerce and advertising revenue opportunities without requiring significant investment in digital media infrastructure.

We are the result of the merger of Interactive Pictures and bamboo.com on January 19, 2000. Interactive Pictures was founded in 1986 at the Oak Ridge National Laboratory in Tennessee to develop remote robotic systems for the United States Department of Defense, the Department of Energy, NASA and other governmental agencies. bamboo.com was founded in 1995 in Toronto, Canada to provide virtual tours of online residential real estate listings.

Since the completion of our merger, we have continued to establish new vertical markets for our solutions by positioning ourselves to take advantage of the demand for compelling digital media content on web sites. We have targeted the following global vertical markets: real estate, travel and hospitality, automotive, e-retail, electronic publishing, education and entertainment.

We generate revenues principally from our sale of digital media content as well as iPIX keys and iPIX kits. Revenues from the sale of real estate immersive images are recognized at the time an image is distributed to web sites selected by the customer. Sales of iPIX kits and iPIX keys are recognized upon delivery to the customer. We calculate a provision for returns based on historical experience and make appropriate reserves at the time revenues are recognized. To date, returns have been insignificant. We intend to provide end-to-end solutions to customers who request digital media content to be hosted and distributed to the Internet for extended time periods. Revenues generated from the delivery of digital media content would be recognized net of the fair value of the hosting services. Revenues associated with the hosting services would be recognized ratably over the extended hosting and distribution term. Research and development services revenues were historically generated under research and development arrangements for others. We have de-emphasized these activities, and have not engaged in any of those types of arrangements since 1998.

RECENT DEVELOPMENTS

On March 31, 2000, we acquired all of the capital stock of PictureWorks. We issued 4,644,334 shares to the current stockholders of PictureWorks, based on the average price of our common stock for the ten days ending the second business day prior to that day. We will account for the transaction under the purchase method of accounting.

PictureWorks' Rimfire technology is an infrastructure solution that enables end users to easily publish digital media such as video, audio, photographs and other images on the Internet. Users can easily deliver content to a web site by using their cursor to select the desired media and dragging that media to a Rimfire supported web site. Rimfire automatically replicates the image or other digital media content, stores the media on our web servers and appropriately formats the media file for distribution to the target web site.

We believe our acquisition of PictureWorks will extend our digital media content infrastructure and enable us to provide our solutions to a broader range of customers that depend on user-submitted content including e-commerce web sites, community web sites and Internet portals.

SUPPLEMENTAL POOLED RESULTS OF OPERATIONS

The following tables and the related period-to-period comparisons shown below set forth our supplemental pooled consolidated results of operations. These pooled results are not necessarily indicative of results to be expected for any future period. These tables and the related period-to-period comparisons shown below should be read together with the supplemental pooled consolidated financial statements appearing elsewhere in this prospectus.


                                                           -------------------------------
                                                                 FISCAL YEARS ENDED
                                                                    DECEMBER 31,
                                                           -------------------------------
                                                              1997        1998        1999
In thousands, except per share amounts                     -------    --------    --------
STATEMENTS OF OPERATIONS DATA:
Revenues
  Products...............................................  $ 2,174    $  2,789    $ 12,523
  Research and development services......................      318         329          --
                                                           -------    --------    --------
                                                             2,492       3,118      12,523
Cost of revenues
  Products...............................................      461       1,274       7,262
  Research and development services......................      316         241          --
                                                           -------    --------    --------
                                                               777       1,515       7,262
                                                           -------    --------    --------
Gross profit.............................................    1,715       1,603       5,261
                                                           -------    --------    --------
Operating expenses
  Sales and marketing....................................    2,839       8,783      37,785
  Research and development...............................    1,213       2,885       5,359
  General and administrative.............................    2,720       3,939      13,906
  Amortization of product development and patent costs...      858          --          --
  Stock-based compensation...............................       --       1,162      20,675
                                                           -------    --------    --------
       Total operating expenses..........................    7,630      16,769      77,725
                                                           -------    --------    --------
Loss from operations.....................................   (5,915)    (15,166)    (72,464)
Interest expense.........................................      (42)       (202)     (6,684)
Other income (expense), net..............................      236         303       2,545
                                                           -------    --------    --------
Net loss.................................................   (5,721)    (15,065)    (76,603)
Dividend relative to beneficial conversion feature of
  Series B convertible preferred stock...................       --          --      (1,000)
                                                           -------    --------    --------
Net loss attributable to common stockholders.............  $(5,721)   $(15,065)   $(77,603)
                                                           =======    ========    ========
Net loss per common share -- basic and diluted...........  $ (0.50)   $  (1.22)   $  (3.01)
                                                           =======    ========    ========
Weighted average common shares -- basic and diluted......   11,425      12,334      25,757
                                                           =======    ========    ========

                                                                ---------------------------------
                                                                 FISCAL YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                 1997         1998         1999
                                                                -------      -------      -------
STATEMENTS OF OPERATIONS DATA:
Revenues
  Products..................................................      87.2%        89.4%       100.0%
  Research and development services.........................      12.8         10.6           --
                                                                ------       ------       ------
                                                                 100.0        100.0        100.0
Cost of revenues
  Products..................................................      18.5         40.9         58.0
  Research and development services.........................      12.7          7.7           --
                                                                ------       ------       ------
                                                                  31.2         48.6         58.0
                                                                ------       ------       ------
Gross profit................................................      68.8         51.4         42.0
                                                                ------       ------       ------
Operating expenses:
  Sales and marketing.......................................     114.0        281.7        301.7
  Research and development..................................      48.7         92.5         42.8
  General and administrative................................     109.2        126.3        111.0
  Amortization of product development and patent costs......      34.4           --           --
  Stock-based compensation..................................        --         37.3        165.1
                                                                ------       ------       ------
          Total operating expenses..........................     306.3        537.8        620.6
                                                                ------       ------       ------
Loss from operations........................................    (237.5)      (486.4)      (578.6)
Interest expense............................................      (1.7)        (6.5)       (53.4)
Other income (expense), net.................................       9.5          9.7         20.3
                                                                ------       ------       ------
Net loss....................................................    (229.7)      (483.2)      (611.7)
Dividend relative to beneficial conversion feature of Series
  B convertible preferred stock.............................        --           --         (8.0)
                                                                ------       ------       ------
Net loss attributable to common stockholders................    (229.7)%     (483.2)%     (619.7)%
                                                                ======       ======       ======


Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

Revenues. Total revenues increased to $12,523,000 in 1999, compared to $3,118,000 in 1998, an increase of $9,405,000. Product revenues increased to $12,523,000 in 1999, compared to $2,789,000 in 1998, an increase of $9,734,000.
This increase was due primarily to an increase of $4,820,000 in sales of virtual tours and an increase of $4,779,000 in sales of iPIX kits and iPIX keys, primarily to e-commerce and real estate customers. We did not have research and development services revenues in 1999, compared to $329,000 in 1998.

Cost of Revenues. Cost of revenues consists of our direct expenses associated with the capture, processing, hosting and distribution of virtual tours and the costs of the digital camera and related components included in an iPIX kit. In addition, cost of revenues include transaction fees paid to affiliates who display our virtual tours on their web sites and fees paid to resellers of our virtual tours. Cost of product revenues increased to $7,262,000 in 1999, compared to $1,274,000 in 1998, an increase of $5,988,000. This increase was the result of the sale of a higher volume of virtual tours, the expansion of our processing and hosting capacity and the cost of iPIX kits. We did not incur any cost of research and development services revenue in 1999 compared to $241,000 in 1998.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries for marketing, sales, business development and field operations personnel. Sales and marketing expenses also include commissions and related benefits for sales personnel and consultants, traditional advertising and promotional expenses, trademark licensing and technology access and sponsorship fees paid to affiliates in order to facilitate availability of our tours on their web sites. Sales and marketing expenses increased to $37,785,000 in 1999, compared to $8,783,000 in 1998, an increase of $29,002,000. This increase is due primarily to a significant increase in our sales force, increased costs relating to technology access and sponsorship fees and increased advertising and branding expenses.

Research and Development. Research and development expenses consist primarily of personnel costs and fees paid to third party developers. Research and development expenses increased to $5,359,000 in 1999, compared to $2,885,000 in 1998, an increase of $2,474,000. This increase was due primarily to increased staffing associated with expanding our research and development efforts to build and enhance our digital media infrastructure.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related benefits for administrative and executive staff, fees for professional services and general office and occupancy expenses. General and administrative expenses increased to $13,906,000 in 1999, compared to $3,939,000 in 1998, an increase of $9,967,000. This increase was due primarily to an increase in personnel and related costs, professional services expenses and expansion of our leased facilities.


Stock-based Compensation. Stock-based compensation expense consists of the amortization of deferred compensation related to stock options granted to employees and others prior to our initial public offering with an exercise price below the deemed fair market value of our common stock on the date of grant. The related compensation is amortized over the vesting period of the options. Stock-based compensation expense increased to $20,675,000 in 1999, compared to $1,162,000 in 1998.



Interest Expense. In June 1999, we entered into an agreement to sell 1,100 shares of our Series C mandatorily redeemable preferred stock and 1,250,830 shares of our common stock for total gross proceeds of $11,000,000. The $11,000,000 of proceeds was allocated $4,394,000 to the Series C mandatorily redeemable preferred stock and $6,606,000 to the common stock, based on their relative fair values. The shares of the Series C mandatorily redeemable preferred stock were redeemed in accordance with their original terms after completion of our initial public offering by payment of their face value of $11,000,000. Consequently we recorded interest expense of $6,606,000, which represented primarily the original discount on the Series C mandatorily redeemable preferred stock.


Other Income (Expense). Other income (expense) consists primarily of interest earned on cash and investments. Other income (expense) increased to $2,545,000 in 1999, compared to $303,000 in 1998. This increase was due primarily to relatively higher average cash and investment balances in 1999 reflecting the receipt of proceeds from our equity offerings.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

Revenues. Total revenues increased to $3,118,000 in 1998, compared to $2,492,000 in 1997, an increase of $626,000 or 25.1%. Product revenues increased to $2,789,000 in 1998, compared to $2,174,000 in 1997, an increase of $615,000 or 28.3%. The increase in total revenues was due primarily to an increase in the sale of iPIX keys, iPIX kits and virtual tours to an expanded base of e-commerce customers. Service revenues remained essentially unchanged, increasing to $329,000 in 1998, from $318,000 in 1997.

Cost of Revenues. Cost of product revenues increased to $1,274,000 in 1998, compared to $461,000 in 1997, an increase of $813,000, or 176.4%. This increase was due primarily to the costs associated with the increased sales of iPIX kits, costs of virtual tours and the expansion of our processing and hosting capacity. Cost of product revenues for 1998 also included a write-down of obsolete product inventory in the amount of $220,000. Cost of research and development services revenues decreased to $241,000 in 1998 compared to $316,000 in 1997. This decrease was due primarily to a 1997 contract for which project costs exceeded associated revenue.

Sales and Marketing. Sales and marketing expenses increased to $8,783,000 in 1998, compared to $2,839,000 in 1997, an increase of $5,944,000. This growth principally reflected an increase in salary and related expenses directly attributable to the establishment of a direct sales force and an increase in advertising and public relations expense.

Research and Development. Research and development expenses increased to $2,885,000 in 1998, compared to $1,213,000 in 1997, an increase of $1,672,000, or 137.8%. This increase was primarily due to increased staffing and associated costs relating to the introduction of Java based applications in support of the continued development of our digital content infrastructure.

General and Administrative Expenses. General and administrative expenses increased to $3,939,000 in 1998, compared to $2,720,000 in 1997, an increase of $1,219,000, or 44.8%. This increase was primarily due to legal fees associated with litigation relating to protecting the iPIX patents and an increase in salaries and other expenses as a result of increased staffing levels necessary to support our expanding operations.

Amortization of Product Development and Patent Costs. During 1997, we revised the estimated economic lives of capitalized product development costs from five years to one year and patent costs from seven years to three years. This change resulted in additional amortization expense of $858,000 in 1997. In 1998, product development and patent costs were insignificant, and therefore, we did not capitalize those costs.


Stock-based Compensation. Stock compensation expense consists of the amortization of deferred compensation related to stock options granted with an exercise price below the deemed fair market value of our common stock on the date of grant. Stock compensation expense was $1,162,000 in 1998. There was no stock compensation expense in 1997.


Interest Expense. Interest expense increased to $202,000 in 1998, compared to $42,000 in 1997, an increase of $160,000. This increase was primarily due to increased interest incurred on indebtedness issued in the fourth quarter of 1997.

Other Income (Expense). Other income (expense) in 1998 was $303,000, compared to $236,000 in 1997, an increase of $67,000 or 28.4%. This increase was primarily due to increased earnings on our cash investments.

HISTORICAL RESULTS OF OPERATIONS OF BAMBOO.COM

The following tables and the related period-to-period comparisons shown below set forth the historical results of operations of bamboo.com, the predecessor to the combined company, for the periods presented. These historical results, which do not include the historical results of Interactive Pictures, are not necessarily indicative of results to be expected for any future period. These tables and the related period-to-period comparisons shown below should be read together with the historical financial statements appearing elsewhere in this prospectus.


                                                              ---------------------------------
                                                               FISCAL YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              --------    --------    ---------
In thousands
STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $    46     $    77     $  3,756
Cost of revenues............................................       15          67        2,880
                                                              -------     -------     --------
Gross profit................................................       31          10          876
Operating expenses:
  Sales and marketing.......................................       10         300       18,044
  Research and development..................................       42         110        1,366
  General and administrative................................      122         278        8,007
  Stock-based compensation..................................       --       1,162       20,079
                                                              -------     -------     --------
     Total operating expenses...............................      174       1,850       47,496
                                                              -------     -------     --------
Loss from operations........................................     (143)     (1,840)     (46,620)
Interest expense............................................       --          --       (6,672)
Other income (expense) net..................................       --          --          647
                                                              -------     -------     --------
Net loss....................................................     (143)     (1,840)     (52,645)
Dividend relative to beneficial conversion feature of Series
  B convertible preferred stock.............................       --          --       (1,000)
                                                              -------     -------     --------
Net loss attributable to common stockholders................  $  (143)    $(1,840)    $(53,645)
                                                              =======     =======     ========



                                                             ---------------------------------
                                                              FISCAL YEARS ENDED DECEMBER 31,
                                                             ---------------------------------
                                                              1997        1998         1999
                                                             -------    ---------    ---------
STATEMENTS OF OPERATIONS DATA:
Revenues...................................................   100.0%       100.0%       100.0%
Cost of revenues...........................................    32.6         87.0         76.7
                                                             ------     --------     --------
Gross profit...............................................    67.4         13.0         23.3
Operating expenses:
  Sales and marketing......................................    21.7        389.6        480.4
  Research and development.................................    91.3        142.9         36.4
  General and administrative...............................   265.2        361.0        213.2
  Stock-based compensation.................................      --      1,509.1        534.5
                                                             ------     --------     --------
     Total operating expenses..............................   378.2      2,402.6      1,264.6
                                                             ------     --------     --------
Loss from operations.......................................  (310.8)    (2,389.6)    (1,241.3)
Interest expense...........................................      --           --       (177.6)
Other income (expense), net................................      --           --         17.2
                                                             ------     --------     --------
Net loss...................................................  (310.8)    (2,389.6)    (1,401.7)
Dividend relative to beneficial conversion feature of
  Series B convertible preferred stock.....................      --           --        (26.6)
                                                             ------     --------     --------
Net loss attributable to common stockholders...............  (310.8)%   (2,389.6)%   (1,428.3)%
                                                             ======     ========     ========

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

Revenues. All revenues are derived from the sale of our virtual tours. Total revenues increased to $3,756,000 in 1999, compared to $77,000 in 1998, an increase of $3,679,000. This increase was due primarily to the implementation of a direct sales force as well as execution of expanded marketing programs designed to create awareness of our product offering.

Cost of Revenues. Cost of revenues consists of our direct expenses associated with the capture, processing, hosting and distribution of virtual tours. In addition, cost of revenues include transaction fees paid to affiliates who host our virtual tours on their web sites and fees paid to resellers of our virtual tours. Our cost of revenues increased to $2,880,000 in 1999, compared to $67,000 in 1998. This increase was the result of a higher volume of virtual tours sold and the expansion of processing and hosting capacity in our processing center.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries for marketing, sales, business development and field operations personnel. Sales and marketing expenses also include commissions and related benefits for sales personnel and consultants, traditional advertising and promotional expenses, trademark licensing and technology access and sponsorship fees paid to affiliates in order to facilitate availability of our tours on their web sites. Sales and marketing expenses increased to $18,044,000 in 1999, compared to $300,000 in 1998. This increase was primarily a result of the implementation of a direct sales force, the expansion of our marketing programs, the addition of distribution partners to which technology access and sponsorship fees were paid and expenses associated with the issuance of equity to consultants.

Research and Development. Research and development expenses consist primarily of personnel costs and fees paid to third party developers. Research and development expenses increased to $1,366,000 in 1999, compared to $110,000 in 1998. This increase was due primarily to the expansion of our research and development efforts to build our visual content and digital media infrastructure.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related benefits for administrative and executive staff, fees for professional services and general office and occupancy expenses. General and administrative expenses increased to $8,007,000 in 1999, compared to $278,000 in 1998. This was primarily due to increased personnel and related costs, expansion of leased facilities and increases in professional services.


Stock-based Compensation. Stock-based compensation expense consists of the amortization of deferred compensation related to stock options granted to employees and others prior to our initial public offering with an exercise price below the deemed fair market value of our common stock on the date of grant. The related compensation is amortized over the vesting period of the options. Stock-based compensation expense increased to $20,079,000 in 1999, compared to $1,162,000 in 1998.



Interest Expense. In June 1999, we entered into an agreement to sell 1,100 shares of our Series C redeemable preferred stock and 1,250,830 shares of our common stock for total gross proceeds of $11,000,000. The $11,000,000 of proceeds was allocated $4,394,000 to the Series C mandatorily redeemable preferred stock and $6,606,000 to the common stock, based on their relative fair values. The shares of the Series C mandatorily redeemable preferred stock were redeemed in accordance with their original terms after completion of our initial public offering by payment of their face value of $11,000,000. Consequently we recorded interest expense of $6,606,000, which represented primarily the original discount on the Series C mandatorily redeemable preferred stock.


Other Income (Expense). Other income (expense) consists primarily of interest earned on cash and investments. Other income (expense) increased to $647,000 in 1999. There was no other income (expense) in 1998.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

Total revenues increased as we expanded our virtual tours offering across Canada. Our cost of revenues increased from the year ended December 31, 1997, as the result of an increased volume of virtual tours sold and the expansion of our processing capacity. We also had an increase in sales and marketing expenses from the prior year as we expanded sales activity in additional regions in Canada. General and administrative expenses increased from the prior year primarily due to increased staffing levels necessary to support our expanding operations. Our research and development expenses increased from the prior year due to the use of additional contracted development support personnel.

LIQUIDITY AND CAPITAL RESOURCES

The following discussion reflects the supplemental pooled consolidated positions of Interactive Pictures and bamboo.com. These pooled positions are not necessarily indicative of results to be expected for any future period. These positions should be read together with the supplemental pooled consolidated financial statements appearing elsewhere in this prospectus.

We have historically derived a significant portion of our liquidity and operating capital from the sale of equity securities, including private sales of preferred stock and the sale of common stock in our initial public offerings.


At December 31, 1999, we had $18,627,000 of cash and cash equivalents compared to $1,494,000 at December 31, 1998. The increase resulted from the receipt of $90,086,000 in combined net proceeds from our initial public offerings in August 1999 and $42,095,000 in net proceeds from the sale of our preferred and common stock in the first half of 1999. This was partially offset by purchases of net investments in debt securities of $54,562,000, cash used by operations of $46,786,000 and $8,426,000 for the purchase of property and equipment.


Net cash used in operating activities was $4,949,000 in the year ended December 31, 1997, $13,093,000 in the year ended December 31, 1998 and $46,786,000 in the year ended December 31, 1999. Net cash used for operating activities in each of these periods is primarily a result of net losses. The net loss in 1999 included $13,821,000 for non-cash stock-based compensation expense.

Net cash provided by/(used in) investment activities was $(958,000) in the year ended December 31, 1997, $35,000 in the year ended December 31, 1998 and $(63,096,000) in the year ended December 31, 1999. Net cash provided by/(used in) investing activities was related to the acquisition of property and equipment, the purchase of short-term investments and the maturity of acquired investment securities.

Net cash provided by financing activities was $2,997,000 in the year ended December 31, 1997, $12,741,000 in the year ended December 31, 1998 and $127,009,000 in the year ended December 31, 1999. The net cash provided by financing activities was due primarily to the sale of shares of our common and preferred stock. Net cash also was provided by the issuance of a $3,000,000 8% convertible debenture in 1997, $1,000,000 of which was repaid and $2,000,000 of which was converted to preferred stock.


In order to comply with certain underwriting compensation rules of the National Association of Securities Dealers, Inc., Interactive Pictures repurchased an aggregate of 663,098 shares of its common stock upon the consummation of its initial public offering for an aggregate repurchase price of $3,730,000. This repurchase transaction was completed in September 1999.


Although we have no material commitments for capital expenditures except for the amounts we will expend upon our acquisition of PictureWorks, we anticipate an increase in the rate of capital expenditures and other expenses consistent with our anticipated growth in personnel, operations and marketing activities. We anticipate utilizing a portion of the net proceeds of this offering to expand our sales and marketing activities and enhance our research and development through the next twelve months. We also may use our cash resources to acquire or license technology, products or business related to our current business. We anticipate that our operating expenses will continue to grow as we make investments in our sales and marketing and distribution capabilities and that our operating expenses will be a material use of our cash resources for the foreseeable future.

We believe that the net proceeds from this offering, together with existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. After these twelve months, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise additional funds through public or private equity financing, bank debt financing or from other sources. There can be no assurance that this capital will be available in amounts or on terms acceptable to us, if at all.

YEAR 2000 ISSUES

Prior to January 1, 2000, there was significant uncertainty regarding the ability of computers to properly recognize dates in the 21st century. The uncertainty was primarily due to the fact that most computer systems only utilized a two digit field for date recognition. Since the passing of January 1, 2000, most computer systems have continued to function normally and the compliance and remediation work conducted prior to year 2000 was effective in preventing widespread problems. In particular, we have not experienced any material problems in our computer systems related to the year 2000. Computer experts have worried, however, that not all residual consequences of the year 2000 problem may have surfaced. Problems may still arise through miscalculations, data corruption, system failures or disruptions of operations. Any lingering year 2000 difficulties like these could result in the loss of sales or availability of our products and services. In addition, if year 2000 difficulties occur, we could be subject to litigation by customers or shareholders.

In addition, because our internal systems utilize third party hardware and software, residual year 2000 problems affecting third parties' hardware and software could cause our internal systems to fail. If residual year 2000 problems cause the failure of any of the technology, software or systems necessary to use our products or operate our business, we could lose customers, suffer significant disruptions in our business, lose revenues and incur substantial liabilities and expenses. This would harm our business, financial condition and results of operation.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction. We do not expect that the adoption of SFAS No. 133 will have a material effect on our financial statements.

In December 1999, the Commission issued Staff Accounting Bulletin No. 101 or SAB 101 "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe that the impact of SAB 101 will not have a material effect on our financial position or results of operations.

INFLATION

Inflation has not had a significant impact on our operations to date.

                                    BUSINESS

OVERVIEW

iPIX is a leading Internet infrastructure company that provides visual content and other digital media solutions to facilitate commerce, communication and entertainment. We offer both businesses and consumers complete end-to-end solutions that include the capture, processing, hosting and distribution of visual content and other digital media for the Internet. Our infrastructure enables us to deliver digital media content to web sites accessed from a variety of platforms, including personal computers and wireless devices. Our solutions help businesses increase the relevance and enjoyment of users' web site visits, resulting in increased traffic and repeat usage. This, in turn, provides our customers with increased e-commerce and advertising revenue opportunities, without requiring significant investment in digital media infrastructure.

We capture content in over 90 of the top 100 metropolitan areas across the United States and Canada utilizing our extensive managed network of photographers. After content is captured, images are prepared for distribution at our high volume processing centers or through an individual's use of our processing software. Our scaleable hosting and distribution infrastructure with ViewAlways technology is designed to rapidly deploy visual content and other digital media across the Internet. We can seamlessly distribute visual content and other digital media to our expanding network of over 150 affiliate web sites maintained by AOL, Cendant, HomeSeekers.com, Microsoft CarPoint, Microsoft HomeAdvisor, MyFamily.com and Realtor.com. We generate revenues when we deliver our end-to-end solutions or when a customer uses our technology to create an iPIX immersive image. In addition, we may also generate revenues if we host and distribute visual content and other digital media created by our customers.

Our solutions are designed for many types of digital media content, including still images, immersive images, slide shows, video, animation and audio. We have developed patented technology for the creation of 3608 by 3608 immersive images which we believe offer the most compelling visual content for the Internet. iPIX immersive images capture the world as we see it, providing a complete field of view - from ground to sky, floor to ceiling, horizon to horizon. We also intend to offer new products such as live and pre-recorded immersive video that will capitalize on the increasing availability of broadband networks.

Industry leading companies use our end-to-end visual content solutions to attract and retain web site visitors and enhance their e-commerce and marketing initiatives. We have targeted the following global vertical markets: real estate, travel and hospitality, automotive, e-retail, electronic publishing and education, entertainment. Our customers include Carnival Cruise Lines, Cendant, Century 21, CNN, Coldwell Banker, Discovery.com, Disney, ERA, General Motors, Hilton Hotels, Intel, Microsoft, Prudential Real Estate, RE/MAX, Rent.Net, Swissotel, The Washington Post, Ticketmaster Online-Citysearch and Warner Brothers.

INDUSTRY BACKGROUND

Growth of e-Commerce

The emergence of the Internet and secure transaction networks has generated significant opportunities for businesses and consumers to conduct electronic commerce. International Data Corporation, or IDC, estimates e-commerce revenues will grow from approximately $130 billion worldwide in 1999 to $1.6 trillion worldwide by 2003. According to Jupiter Communications, revenue derived from online travel bookings will grow from $4.2 billion in 1999 to $16.6 billion by 2003. Additionally, Jupiter Communications estimates that online classified advertising will grow from $173 million in 1998 to $1.4 billion in 2003. This widespread adoption of the Internet as a business and communications medium has introduced rapid changes in the way information is produced, distributed and used.

Demand for Effective Online Content

The popularity of the Internet has resulted in substantial growth in the number and types of web sites. According to IDC, the number of URLs on the web is estimated to grow from 2.2 billion in 1999 to 4.3 billion in 2000. Due to this dramatic increase, operators of web sites must devote significant time and resources to attract and retain site traffic and generate online transactions.

In order to fulfill these objectives, companies are seeking more compelling visual content and other digital media to significantly enhance the quality of their online presence. Technological innovations, such as immersive images, web cams and streaming video, offer businesses the opportunity to provide online visual content of a more realistic and interactive nature. By using these innovations, businesses can increase the frequency and duration of web site visits, potentially accelerating e-commerce transactions and increasing advertising revenues.

Need for End-to-End Solutions for Visual Content and Other Digital Media

The capture and processing of visual content and other digital media combined with the need for highly reliable hosting and broad distribution requires time, technical expertise, extensive relationships and resources. For example, providing a nationwide content capture network requires the management of relationships with hundreds of photographers across broad geographic areas. In addition, preparing digital media content for Internet distribution requires varying degrees of processing technology, quality assurance and image and multimedia enhancement. Further, delivering large volumes of visual content and other digital media to a wide variety of e-commerce web sites and Internet portals requires a highly scalable and reliable infrastructure as well as the development and maintenance of affiliate relationships. As a result, businesses are searching for a comprehensive provider of outsourced solutions so that they can focus on their core competencies without having to develop and maintain their own digital media infrastructure.

THE IPIX SOLUTION

We provide complete visual content and digital media solutions to businesses and consumers across the Internet. Our end-to-end solutions include the capture, processing, hosting and distribution of visual content and other digital media for our customers. Our solutions enable business customers to enhance their online presence, thereby promoting increased web site traffic, repeat usage and e-commerce transactions.

Our solutions are designed for many types of digital media content, including still images, immersive images, slide shows, video, animation and audio. We have developed patented technology that utilizes a standard digital camera fitted with a fisheye lens to create 360 degrees by 360 degrees immersive images. We believe that iPIX immersive images, alone or combined with other digital media such as audio, video and animation, can provide businesses with more compelling content in order to attract and retain web site visitors. Our hosting and distribution infrastructure with ViewAlways technology seamlessly delivers digital media content to web sites accessed from a variety of platforms, including personal computers and wireless devices. We have also recently introduced iPIX Movies, our new technology that combines the interactivity of our immersive images with full-motion video.

Content Capture and Processing

We offer two options for content capture and processing. For our end-to-end solutions, we utilize a nationwide managed network of photographers enabling us to capture content in over 90 of the top 100 metropolitan areas across the United States and Canada.

After the content has been captured, customers who use our end-to-end solutions have their images prepared for distribution at our high volume processing centers. Alternatively, customers can purchase an iPIX kit and iPIX keys to capture and process their own immersive images. Either option creates an iPIX immersive image that has a small file size, typically between 25 and 160 kilobytes, and can be quickly delivered, even across low bandwidth systems.

Hosting and Distribution

Our scalable hosting and distribution capabilities are designed to efficiently and reliably deliver digital media content, including iPIX immersive images, over the Internet to a broad network of customer and affiliate web sites. By utilizing our hosting and distribution capabilities, our customers can leverage our infrastructure and expanding affiliate network to manage and distribute digital media content. We currently have over 150 web sites that are part of our affiliate network. Our scalable infrastructure with ViewAlways technology provides our customers with reliable and high speed delivery of images to multiple user platforms including personal computers and wireless devices.

THE IPIX STRATEGY

The key elements of our growth strategy are as follows:

Enhance Our Leadership Position in Visual Content and Digital Media Solutions

We intend to enhance our leadership position as a provider of visual content and other digital media solutions for the Internet. To achieve this goal, we focus our business development, direct sales, marketing and technology development activities on targeted vertical markets including real estate, e-commerce and new media. Leading companies in these vertical markets have significant need for a comprehensive provider of visual content and other digital media solutions to enhance their online presence and accelerate e-commerce transactions. As a comprehensive provider of outsourced visual content and digital media solutions, we have been able to develop extensive relationships with leading customers, web site affiliates and Internet infrastructure companies. For example, our affiliate network within the real estate industry enables us to broadly distribute digital media content to all the leading destination web sites including CyberHomes, Homebuilder.com, Homes.com, HomeSeekers.com, LoopNet, Microsoft HomeAdvisor, Move.com, Realtor.com and Rent.Net. Through these relationships, our digital media content is available on AOL, Excite@Home, GO Network/Infoseek and Yahoo! In addition, our strategic relationships with Exodus and Akamai significantly enhance our ability to deliver digital media content quickly and reliably on a global basis across the Internet. We will continue to leverage our infrastructure, strategic relationships and intellectual property and resources to extend the leadership position of our visual content and digital media solutions into a variety of targeted vertical markets.

Leverage Our End-To-End Solutions To Generate Multiple Revenue Sources

We can derive revenues from each aspect of our end-to-end solutions enabling us to maximize our revenue opportunity with each customer. For example, when a hotel resort or online e-commerce web site requests an iPIX immersive image of a property or item for sale, we can charge that customer a fee for capturing and processing the images of the property or sale item. If requested by the customer, we also have the ability to host those images or other customer-created images on our web servers and can distribute that visual content to the customer's web site and our affiliates for an additional recurring fee. In addition, we can generate revenue from advertising and online transactions primarily driven through the e-mail version of iPIX immersive images. Each component of our digital media content solutions may be purchased together as a part of our end-to-end solutions, or separately, based on each customer's request or need.

We also generate revenues from each self-service customer with their initial purchase of an iPIX kit and subsequent purchases of iPIX keys. Further, some of these customers may request that we host these images for them, in which case we charge our applicable hosting and distribution fee. We also generate revenues when we syndicate our archived digital content.

Expand Our Visual Content Infrastructure With New Offerings

We will continue to invest in research and development to expand the features and capabilities of our solutions and to develop new offerings. In particular, we are developing iPIX Movies and iPIX Webcam which will take advantage of the increasing availability of broadband networks. In addition, our agreement to acquire PictureWorks accelerates our ability to accept user-submitted digital media content for hosting and distribution. By continuing to add and integrate new technologies into our existing infrastructure, we will enhance our visual content and other digital media solutions and thereby create additional revenue opportunities.

Among our new offerings are:

iPIX Movies. We recently introduced our newest offering, iPIX Movies, at the Sundance Film Festival in Park City, Utah. iPIX Movies combines the interactivity of our immersive images with full-motion video. With iPIX Movies, viewers may simultaneously and independently select multiple fields of view and navigate within a full-motion video. We were selected to demonstrate iPIX Movies at the 10th Annual Technology, Entertainment and Design Conference, or TEDX, where new media and technology trends are discussed among the industry's leaders. We believe this technology may be utilized by the entertainment and travel and hospitality industries.

iPIX Webcam. Another offering is the iPIX Webcam. This technology would permit the automated remote capture, creation and transmission of 1808 by 1808 iPIX images over the Internet. The iPIX image is continuously updated and can be viewed on a personal computer or other Internet-enabled devices. In addition to complimenting the digital media content solutions we offer to all of our current targeted vertical markets, we anticipate that the entertainment, travel and hospitality, child care and security industries are possible commercial applications for this offering.

Expand Strategic Relationships

We believe that our strategic relationships with a variety of companies provides us with a competitive advantage. We have contracts with several photography network operators to enable us to quickly and efficiently respond to capture requests in over 90 of the top 100 metropolitan areas across the United States and Canada. We also have relationships with Internet portals and vertical market destination web sites maintained by AOL, Cendant, Homestore.com, Microsoft CarPoint and Ticketmaster Online-Citysearch. These relationships provide us with the ability to broadly distribute digital media content for our customers. We have established relationships with Exodus and Akamai to enhance our ability to deliver visual content and other digital media to web sites quickly and with high reliability. We also work with Kodak, Nikon and Olympus to integrate our technology into their product offerings in order to increase the availability and use of iPIX self-service imaging solutions.

Expand Internationally

We intend to capitalize on what we believe to be a significant opportunity for our visual content and digital media solutions in international markets. We have established a European subsidiary in London, England, and we plan to expand our content capture network in Europe and to offer our end-to-end solutions in these markets. We also intend to develop local sales and technical support capabilities in this region. We have also entered into reseller arrangements with strategic partners in Japan and Australia.

VISUAL CONTENT AND OTHER DIGITAL MEDIA SOLUTIONS

We offer visual content and other digital media solutions that enable businesses to maximize the success of their online presence. We deliver comprehensive end-to-end solutions to businesses that include the capture, processing, hosting and distribution of visual content and other digital media to the web sites of our customers and affiliates.

Our solutions are designed for many types of digital media, including still images, immersive images, slide shows, video, animation and audio. This digital media content may be created by iPIX or submitted by the customer. For our end-to-end solutions, a customer will typically contact us via phone, online, fax or e-mail to request the creation, hosting and distribution of an iPIX immersive image or other digital media content. A customer service representative receives this order and sends the request to a member of our photographer network. The photographer captures the image using iPIX technology and transmits the captured image to our processing centers. The receiving processing center completes a quality assurance check on all images and then either delivers the image back to the customer or stores it on our web servers for distribution to the web sites of our customers and affiliates. In addition, we offer iPIX kits and iPIX keys that enable customers to create their own immersive images, which we can then host and distribute. We also can host and distribute a growing archive of iPIX images from around the world, such as the Grand Canyon, the Great Wall of China and the Eiffel Tower. These images are submitted by both our content capture network and freelance photographers.

Immersive Imaging Solutions

The following are some of our immersive imaging offerings:

- iPIX Immersive Images. Our patented technology creates iPIX immersive images by combining two 185 degrees film or digital photographs taken with a fisheye lens into one 360 degrees by 360 degrees spherical image. Our technology automatically compensates for any minor error in camera placement and corrects the distortion inherent in these photographs. The resulting immersive image can be viewed in any direction, up-down, left-right, and horizon to horizon. The viewer can easily navigate the image by moving a cursor inside the image.

- iPIX Movies. Our patented technology now allows us to offer full-motion immersive video using standard film or digital imaging. iPIX Movies enable multiple viewers to simultaneously and independently select their own field of view within a 360 degrees by 360 degrees video stream. We recently premiered iPIX Movies to attendees of the Sundance Film Festival in cooperation with Creative Artists Agency. In addition, we have produced iPIX Movies for Discovery.com and the Hawaii Convention and Visitors Bureau.

  With the increasing availability of broadband networks, we believe iPIX Movies will become the standard for streaming video content over the Internet. Multiple streams of iPIX Movies could be delivered to a home using a digital cable network, satellite or other broadband network. In addition to entertainment, iPIX Movies could be used in commercial applications such as the security, teleconferencing and surveillance industries. Our goal is to become the leader in the field of full-motion immersive video by aggressively pursuing and developing these commercial market applications.

- iPIX Webcam. Existing web cam technology continuously captures and transmits two-dimensional digital images over the Internet. We have developed a web cam which will permit the automated remote capture, creation and transmission of 180 degrees by 180 degrees navigable hemispherical iPIX images over the Internet. The iPIX image is continuously updated and can be viewed on a variety of Internet-enabled devices. iPIX Webcam will enable different users to view the same iPIX image and independently control their field of view. We are currently engaged in a beta test with some of our customers to further refine this technology prior to commercial availability. The entertainment, travel and hospitality, child care and security industries are potential commercial markets for this technology.

Rimfire

Our Rimfire Internet media offering is an end-to-end, fully automated and hosted infrastructure solution that addresses the preparation, submission, processing, transformation and deployment of media for web sites across the Internet. On a Rimfire-enabled site, user submission of media is as simple as drag-and-drop of the media file from the user's computer onto a web page. Through processes that are instantaneous and invisible to the user, Rimfire automatically formats and sizes the image to the target web site's specifications. At the same time, on behalf of the target web site, Rimfire handles all of the data and media management, transformation, hosting and distribution requirements associated with the digital media. We believe that the addition of Rimfire technology to our digital media infrastructure will allow web sites, including portals and destination sites, to outsource their user-supplied media tasks in the future in much the same way that functions such as search, email and chat are outsourced today.

Other Digital Media Content

Multimedia capabilities can be added to iPIX visual content to enhance the overall experience. Multimedia enhancements can include the linking of a series of iPIX images and the addition of other multimedia content, such as video, audio, animation and textual information. The finished solution can be hosted on our web server infrastructure or can be combined with other digital multimedia features such as Macromedia Director to provide an attractive interactive product. For example, PBS and Intel incorporated iPIX images into a digital television broadcast of the Ken Burns documentary on Frank Lloyd Wright.

Self-Service Products

- iPIX Kits. An iPIX kit contains all the necessary components for a user to create their own iPIX immersive image, including a digital camera, fisheye lens, rotator, tripod, software and an initial amount of iPIX keys.

- iPIX Keys. An iPIX key is an encryption tool that enables the user to save a single iPIX immersive image captured using an iPIX kit. One iPIX key enables the user to save one iPIX image, just as one film negative enables the creation of one film photograph. iPIX kit owners can purchase additional keys through our web site or through our toll-free order system.

  We price our keys on the basis of the potential number of viewers of an iPIX immersive image and the useful life and utility of the iPIX immersive image. We modify iPIX keys based on usage so that the saved iPIX immersive image may have a limited viewing lifetime or audience or may be limited to specific distribution.

AFFILIATE WEB SITES

We distribute visual content and other digital media content to a network of affiliate web sites, including Internet portals and vertical market destination sites. These affiliate relationships allow us to broadly distribute digital media content, thereby enhancing the online presence of our customers as well as our affiliates. We currently have over 150 affiliates, including AOL, Cendant, Homestore.com, Microsoft CarPoint, Microsoft HomeAdvisor and Send.com.

CUSTOMERS AND MARKETS

We have directed our initial sales efforts at industry leaders within targeted vertical markets. The following is a description of our targeted vertical markets and representative customers within these segments.

                                                      REPRESENTATIVE CUSTOMERS
                                             -------------------------------------------
Real estate................................  Better Homes and Gardens, Century 21,
                                             Coldwell Banker, ERA, Prudential Real
                                             Estate, Rent.Net, RE/MAX
Travel and hospitality.....................  Carnival Cruise Lines, Disney Vacation
                                             Club, Hilton Hotels, Holiday Inn, Hyatt
                                             Hotels, Marriott, Swissotel, Travelocity
Automotive.................................  AutoVantage, General Motors, Microsoft
                                             CarPoint, Saab, Toyota
e-Retail...................................  Send.com, Ticketmaster Online-Citysearch
Electronic publishing......................  Associated Press, CNN, Chicago Tribune,
                                             Excite@Home, Knight-Ridder, The New York
                                             Times, Reuters, The Washington Post, The
                                             Weather Channel
Education and entertainment................  ABC, Discovery.com, Dreamworks SKG, Duke
                                             University, E! Online, Fox, HGTV, IBM
                                             Worldbook, MGM, MTV, NBA, NBC, NFL,
                                             National Geographic, PBS, Paramount Parks,
                                             The Walt Disney Company, Warner Brothers

REAL ESTATE

Residential and commercial real estate companies and professionals use our solutions to provide online iPIX immersive images of properties including existing homes, new homes, rental apartments and office buildings and their surrounding areas. Users can access iPIX immersive images at any time that is convenient for them through our affiliate real estate destination web sites such as Realtor.com, Microsoft HomeAdvisor and Rent.Net. Our digital media content solutions allow real estate companies and professionals offering real estate for sale or lease to use the Internet to provide more visual information about the property to prospective buyers. Our solutions enable real estate professionals to cost-effectively market properties to a wide audience, thereby providing a value-added service to both buyers and sellers. Our affiliate network within the real estate industry enables us to broadly distribute digital media content to all the leading destination web sites including CyberHomes, Homebuilder.com, Homes.com, HomeSeekers.com, LoopNet, Microsoft HomeAdvisor, Move.com, Realtor.com and Rent.Net. As a result of these relationships, our iPIX immersive images can currently be viewed on web sites maintained by AOL, Excite@Home, GO Network/Infoseek and Yahoo! Our solution helps to increase the convenience, usefulness and enjoyment of their users' visits. We believe that these benefits promote increased traffic and repeat usage on our affiliates' web sites.

E-COMMERCE

Travel and Hospitality. Hotel chains, vacation resorts, cruise lines, golf courses, restaurants, theme parks, major tourist attractions and tourism bureaus use our digital media content solutions to enhance their online marketing. iPIX immersive images provide a prospective visitor the opportunity to take online tours of rooms, meeting and conference facilities and attractions. Our visual content and digital media solutions enable consumers to more effectively research, plan and reserve travel arrangements over the Internet. Further, online tours allow destination operators to feature premier packages as well as showcase specific destinations. We distribute our customer's digital media content to their own web sites and to selected travel destination affiliate web sites.

Automotive. Automobile companies use iPIX immersive images to create virtual showrooms and highlight differences between different models and their respective option packages. Consumers can experience a realistic perspective of both the interior and exterior of a car while receiving on-screen descriptions of particular features.

e-Retail. Online retailers and other e-commerce sites utilize iPIX images to advertise their product and service offerings and accelerate electronic commerce. For example, when Ticketmaster launched the My Ticketmaster web site, they used iPIX images of stadium and concert venues to allow customers to view their seat location before purchasing a ticket online. Our e-retail customers either purchase iPIX kits to create their own iPIX images or utilize our end-to-end solutions to create iPIX images for them.

NEW MEDIA

Electronic Publishing. Broadcasters and publishers incorporate iPIX images on their web sites to enhance their reporting and coverage of major news events. Also, local city guides and online classified advertisers are beginning to use iPIX images to enhance the information on their web sites and enhance online advertising. These companies typically own their own digital cameras and purchase iPIX keys on a per key basis. We are exploring the potential of offering our hosting and distribution infrastructure to our electronic publishing customers.

Education and Entertainment. Education and entertainment industry leaders use iPIX images to enhance the appeal and functionality of their products and web sites. In particular, these customers provide significant exposure for our brand and products. For example, IBM features iPIX images in their 1999 IBM Worldbook electronic encyclopedia. Also, we have created iPIX online tours of movie sets to help promote the release of feature films. Our education and entertainment clients request our full service solution and purchase iPIX kits and iPIX keys to create their own iPIX images. To increase our penetration into this market, we have engaged Creative Artist Agency to serve as our representative to promote and market our technology to the entertainment industry.

INTERNATIONAL

Through our European subsidiary in London, England and our strategic relationships with resellers in Japan and Australia, we market our technology to international customers. We are developing a sales and technical support team to begin offering our end-to-end solutions in European markets. We believe that our strategy of targeting vertical markets can be applied on a global scale as usage of the Internet grows internationally. We intend to continue to seek new international strategic relationships and expand into new global markets.

SALES AND MARKETING

Our marketing efforts focus on increasing brand awareness and supporting our digital media content solutions. Using this strategy, we intend to acquire new customers for our end-to-end solutions, increase purchases of iPIX kits and iPIX keys and develop new sales opportunities. Our marketing efforts include traditional and Internet advertising as well as direct mailings, participation in trade shows, co-marketing with strategic partners and public relations campaigns.


Our sales and marketing group focuses on vertical markets and targets industry leaders. As of March 31, 2000, the direct sales team consisted of 143 employees who operate out of our headquarters and our multiple national and international sales offices. We also have established a telesales team that targets potential business customers. Our telesales team also provides support for the direct sales teams and fields inquiries from our web site and toll-free customer service number. As of March 31, 2000, we had 14 employees on our telesales team.



We maintain a customer relations department with 43 employees as of March 31, 2000. Our customer relations personnel answer inquiries regarding our offerings and respond to technical questions. Our service personnel also perform quality assurance checks on each component included in an iPIX kit prior to shipping and process customer service inquiries concerning order status, shipping information, returns and exchanges.



Our business development team, based in Palo Alto, California, is focused on developing strategic relationships and opening sales channels with potential partners and customers in our targeted vertical markets. As of March 31, 2000, we had 14 employees on our business development team.


Revenues from Royal LePage, a leading Canadian real estate brokerage firm, represented 25% of total revenues for bamboo.com for the fiscal year ended December 31, 1997 and 77% of total revenues for bamboo.com for the fiscal year ended December 31, 1998.

TECHNOLOGY

Content Capture Technology

Our patented technology creates iPIX immersive images by combining two film or digital photographs taken with a fisheye lens into one 360(degrees) by 360(degrees) spherical image. Our software corrects the distortion inherent in these photographs. A person may view the resulting image in any direction, and, if desired, save the image utilizing an iPIX key for posting to a web site, transmitting by e-mail or saving to any storage device. iPIX images can be downloaded rapidly and can be viewed and navigated with our software plug-in or any standard viewer enabled with Java.

Hosting and Distribution Technology

Visual content and other digital media may be hosted on our web server infrastructure and distributed across the Internet to our customers and network of affiliate web sites. Once visual content or other digital media is stored on our web servers, it is made available for display in web pages using proprietary software. Our affiliates automatically receive notifications of new content for their sites. Notification is accomplished using an electronic data interchange system that we have developed and continue to maintain. Our distribution system architecture uses extensible mark-up language, or XML, and other data interchange formats over multiple Internet standard protocols.

Our hosting infrastructure for visual content is based on Sun Solaris and Linux systems relying on a variety of routing, load distribution and storage hardware. Digital media content is distributed over the Internet using a variety of networking services, including Akamai's Freeflow service which delivers improved access to rich content. Our hosting infrastructure is monitored 24 hours per day, seven days per week by internal and external services with daily reporting delivered to us and our customers and affiliates.

Viewing Technology

Our proprietary viewing technology enables immersive visual content to be viewed on the Internet as well as distributed via e-mail and run as a stand-alone application. For web-based visual content, our ViewAlways system automatically identifies the user's browser type and selects either a Java or HTML immersive image depending on the browser's ability to view Java applets. If the browser cannot view Java applets, the image information is displayed using HTML and still images. Our ViewAlways technology enables images to be viewed on a variety of computer platforms using standard web browser software. Our e-mail immersive image format is based upon our proprietary stand-alone viewer platform and can be viewed on any computer running Microsoft's Windows 95, Windows 98, Windows NT or Windows 2000 operating systems.

Customer Relationship Management Technology

We have developed and implemented a customer relationship management, or CRM, system hosted on a Sun Solaris platform. Our CRM system contains and manages customer and order information and facilitates an effective and scalable relationship with our customers. It allows us to manage customer relationships through many channels of interaction including the Internet, phone, e-mail, fax and directly through sales and service representatives. All of our sales, service and support groups make extensive use of our CRM system. The information contained in our CRM system drives the distribution of visual content through our affiliate network.

RESEARCH AND DEVELOPMENT


We have made substantial investments in research and development. We continue to develop enhancements to our technology and pursue new offerings. Our technology development is focused on creating new products and services that compliment our existing customer base and back-end infrastructure. In addition, we are pursuing technologies compatible with the increasing availability of broadband networks and higher resolution cameras. As of March 31, 2000, we employed 55 employees dedicated to research and development.


COMPETITION

The market for visual content and other digital media solutions is new and rapidly evolving. As the demand for visual content solutions increases, we expect competition to intensify. We also compete with other providers of immersive imaging technology including Be Here Corp. and MGI Software. We do not believe any of our competitors are dominant in this industry. We compete with these companies on the basis of ease of use, reliability, end user experience and price. Some of our competitors may have greater financial, marketing, distribution and technical resources than we have. We also compete with traditional offline methods of marketing real estate properties, including classified ads, brochures and still photos. Our success will be dependent on our ability to compete with these and any other competitors on the quality of our solutions and their cost effectiveness. There is no assurance that we will be successful in that competition.

INTELLECTUAL PROPERTY

We rely on a combination of patent, copyright, trade secret and trademark laws and contractual restrictions to establish and protect proprietary rights in our products. Our patents are intended to protect and support current and future development of our technology. In the United States, we have ten issued patents and 11 patent applications pending. We also have recently been issued a patent in Japan and have 20 international patent applications pending. In addition, we license related patents and associated international filings from Motorola under the terms of a non-royalty bearing license agreement. Motorola has a limited right to license our patents, and Motorola's consent must be obtained before we can execute any grant of an exclusive license to our patents in excess of one year. In addition, upon the close of the acquisition of PictureWorks, we will acquire a license of technology owned by Sarnoff Corporation. PictureWorks also has filed two pending patent applications for their Rimfire software.

We believe that the ownership of patents is presently a significant factor in our business. However, our success depends primarily on the innovative skills, technical competence and marketing abilities of our personnel. In addition, there can be no assurance that our current and future patent applications will be granted, or, if granted, that the claims covered by the patents will not be reduced from those included in our applications. We have entered into confidentiality and invention assignment agreements with substantially all of our employees and entered into non-disclosure agreements with our suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information. We must also guard against the unauthorized use or misappropriation of our technology by third parties. We have experienced wrongful use in the past, and although we have taken steps to stop that use, we expect to experience more attempts in the future. There can be no assurance that the statutory and contractual arrangements we currently depend upon will provide sufficient protection to prevent misappropriation of our technology or deter independent third-party development of competing technologies.

We pursue the protection of our trademarks in the United States and, based upon anticipated use, internationally. The laws of some foreign countries might not protect our products or intellectual property rights to the same extent as the laws of the United States. Effective patent, trade secret and trademark protection may not be available in every country in which we market or license our products.

Claims by third parties that our current or future products infringe upon their intellectual property rights may have a material adverse effect on us. Intellectual property litigation is complex and expensive, and the outcome of this litigation is difficult to predict. We have been involved in litigation relating to the protection of our intellectual property rights. Any future litigation, regardless of outcome, may result in substantial expense to us and significant diversion of our management and technical personnel. An adverse determination in any litigation may subject us to significant liabilities to third parties, require us to license disputed rights from other parties, if licenses to these rights could be obtained, or require us to cease using the technology.

LITIGATION

On October 28, 1998, Minds-Eye-View, Inc. and Mr. Ford Oxaal filed a lawsuit against us in the United States District Court for the Northern District of New York. Minds-Eye alleged in its lawsuit that we breached a duty of confidence to them, made misrepresentations and misappropriated trade secrets. The plaintiffs alleged that our technology wrongfully incorporated trade secrets and other know-how gained from them in breach of various duties. The court removed this action to arbitration upon our motion, and we cross-claimed alleging various affirmative claims, including trade secret theft. Minds-Eye and Mr. Oxaal filed a motion to dismiss the suit, and the court dismissed the lawsuit on May 19, 1999. Although the lawsuit was dismissed, we anticipate that the arbitration will proceed in Knoxville, Tennessee in the summer of 2000 to decide our affirmative claims against Mr. Oxaal.

On May 20, 1999, Mr. Oxaal filed a lawsuit against us, Kodak, Nikon and Cendant in the same court alleging that our technology infringes upon a patent claim for 360(degrees) spherical visual technology held by him. Mr. Oxaal claims that this alleged infringement is deliberate and willful and is seeking treble damages against us in an unspecified amount plus interest, an accounting by us, costs and attorney's fees, in addition to a permanent injunction prohibiting the alleged infringement of his patent by us. We have asserted defenses to Mr. Oxaal's claims as we believe we did not infringe any valid claims of his patent. We believe that Mr. Oxaal's claims are without merit and we intend to vigorously defend against his claims. However, if Mr. Oxaal were to prevail in this lawsuit, our financial condition, results of operations and cash flows could be materially adversely affected.

We are not currently a party to any other legal proceedings the adverse outcome of which, individually or in the aggregate, we believe could have a material adverse effect on our business, financial condition or results of operations.

EMPLOYEES


As of March 31, 2000, we employed 388 full-time employees in the United States, 109 full-time employees internationally, and 150 full-time equivalent independent contractors in Canada. Our employees are not covered by any collective bargaining agreements. We believe that our employee relations are good. There is significant competition for employees with the managerial, technical, marketing, sales and other skills required to operate our business. Our success will depend upon our ability to attract, retain and motivate employees.

FACILITIES

We lease approximately 44,043 square feet of space in Oak Ridge, Tennessee for our corporate office and operations and 15,656 square feet in Palo Alto, California for our co-headquarters. The Oak Ridge lease expires October 8, 2002 and the Palo Alto leases expire on February 28, 2002 and September 30, 2003. We also lease office space in Toronto, Canada for our processing and customer service call center. Our Toronto lease expires in April, 2008. We lease space in Japan, the United Kingdom, Chicago, Fort Lauderdale, Marshfield, Massachusetts, Naples, Florida, New York City, San Diego and San Jose for our field sales offices.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information with respect to our directors and executive officers as of March 1, 2000:

DIRECTORS AND OFFICERS


NAME                         AGE   TITLE
----                         ---   -----
James M. Phillips..........  48    Chairman of the Board and Chief Executive Officer
Jeffrey D. Peters..........  48    President
John J. Kalec..............  49    Chief Financial Officer and Executive Vice President
Mark R. Searle.............  37    Chief Operating Officer and Executive Vice President
Matthew S. Heiter..........  39    Executive Vice President, General Counsel and
                                   Secretary
Steven L. Hicks............  50    Chief Knowledge Officer and Executive Vice President
Andre L. Marquis...........  36    Chief Technology Officer and Senior Vice President
Donald W. Strickland.......  50    Executive Vice President
Steven D. Zimmermann.......  41    Senior Vice President and Corporate Fellow
Michael D. Easterly........  53    Director
John S. Hendricks..........  47    Director
Laban P. Jackson, Jr.......  58    Director
Kevin B. McCurdy...........  26    Director
Leonard B. McCurdy.........  53    Director
John Moragne...............  43    Director
John H. Trezevant..........  48    Director


---------------

JAMES M. PHILLIPS has been the chairman and chief executive officer of iPIX since January 2000. Mr. Phillips served as the chairman and chief executive officer of Interactive Pictures from March 1997 to January 2000 and was a member of Interactive Pictures' board of directors from 1995 until January 2000. From June 1995 to March 1997, Mr. Phillips was corporate vice president of Motorola, Inc.'s multimedia markets division, a division that manufactures, markets and sells cable modems and other advanced telecommunications products and systems. From June 1994 to June 1995, Mr. Phillips was vice president and general manager for Motorola's personal communication systems division, a division that designs, manufactures, markets and distributes PCS subscriber and infrastructure systems and equipment and other intelligent devices. Mr. Phillips also serves on the Fogelman School of Business board of advisors at the University of Memphis and on the Chancellor's advisory council for enhancement for the University of Tennessee, and as a director of Tennessee Technology, Inc. and the East Tennessee Economic Council. Mr. Phillips holds a bachelor's degree and a master's degree in business administration from the University of Memphis.

JEFFREY D. PETERS has been the president of iPIX since January 2000. Mr. Peters joined Interactive Pictures in August 1998 and served as its president and chief operating officer until January 2000. From February 1996 to August 1998, Mr. Peters was vice president/general manager of Eastman Kodak Company's digital imaging group. From September 1991 to February 1996, Mr. Peters was vice president and general manager of the semiconductor sector of Harris Corporation. Mr. Peters holds a bachelor's degree from the University of Michigan and a master's degree in business administration from the Florida Institute of Technology.

JOHN J. KALEC has been the chief financial officer and executive vice president of iPIX since January 2000. Mr. Kalec joined Interactive Pictures in August 1998 and served as vice president and chief financial officer until January 2000. From August 1996 to August 1998, Mr. Kalec was chief financial officer of Clayton Homes, Inc., a company specializing in manufactured housing headquartered in Knoxville, Tennessee. From January 1996 to August 1996, Mr. Kalec served as senior vice president of Philips Lighting Americas. From July 1992 to December 1995, he served as managing director, finance and accounting for Philips Components International B.V., located in Eindhoven, the Netherlands. Mr. Kalec holds a bachelor's degree in business administration from Lewis University and a master's degree in accountancy from DePaul University. Mr. Kalec is a director of Clayton Homes, Inc.

MARK R. SEARLE has been the chief operating officer and executive vice president of iPIX since January 2000. Mr. Searle served as chief operating officer of bamboo.com from January 1999 until January 2000. From October 1997 to November 1998, Mr. Searle served as the chief operating officer of Cybergold, Inc., an online incentive marketing company. From December 1994 to April 1997, Mr. Searle served as the vice president of operations and chief operating officer of Plynetics Express Corporation, a rapid prototyping company. From August 1994 to December 1994, Mr. Searle served as a senior consultant for Deloitte & Touche, LLP. Mr. Searle holds a bachelor of arts in English and creative writing from Princeton University and a master's degree in business administration from the Harvard Graduate School of Business.

MATTHEW S. HEITER has been the executive vice president, general counsel and secretary of iPIX since January 2000. Mr. Heiter served as vice president, secretary and general counsel of Interactive Pictures from October 1999 until January 2000. Mr. Heiter was a shareholder in the law firm of Baker, Donelson, Bearman & Caldwell, P.C. from May 1996 to October 1999. Prior to this time, Mr. Heiter was a partner in the law firm of Waring Cox, P.L.L.C. Mr. Heiter holds a bachelor's degree in political science from the University of Mississippi and a juris doctor from Vanderbilt University Law School.

STEVEN L. HICKS has been the chief knowledge officer and executive vice president of iPIX since February 2000. From March 1997 until February 2000, Mr. Hicks was chief technology officer of E.W. Scripps where he was responsible for the company's web infrastructure. From May 1995 until March 1997, Mr. Hicks served as president and founder of Interactive Solutions where he developed business plans for Internet startups to secure funding. Mr. Hicks has served on the board of directors of Tech 2020 and the Jones/Taylor Venture Fund. Mr. Hicks holds a bachelor's degree in accounting and finance from Ohio State University and is a certified public accountant.

ANDRE L. MARQUIS has been chief technology officer and senior vice president of iPIX since January 2000. Mr. Marquis served as vice president of product development for bamboo.com from January 1999 until January 2000. From February 1998 until November 1998, Mr. Marquis served as vice president of marketing and founder of Accept.com. From May 1996 to February 1998, Mr. Marquis served as director of marketing for CyberGold, Inc. Mr. Marquis holds a bachelor's degree from the University of Rochester and master's degree in business administration from the University of California at Berkeley.


DONALD W. STRICKLAND has served as Executive Vice President of iPIX since April 2000. Prior to joining us, Mr. Strickland was president and chief executive officer of PictureWorks Technology, Inc. from March 1996 until March 2000. From June 1993 until March 1996, Mr. Strickland held the position of vice president, Imaging and Publishing at Apple Computer. Prior to joining Apple in June 1993, Mr. Strickland spent twenty years at Eastman Kodak Company where he held a succession of positions in engineering, sales, marketing and executive management.


STEVEN D. ZIMMERMANN has been the senior vice president and corporate fellow of iPIX since January 2000. Mr. Zimmermann rejoined Interactive Pictures in July 1997 and served as its corporate fellow and a vice president until January 2000. From December 1996 to July 1997, Mr. Zimmermann served as senior engineer of Motorola, Inc. Mr. Zimmermann was an independent consultant from August 1993 to November 1996 and assisted technology companies in consumer product development. From June 1988 to August

1993, he was an engineer and an officer with Interactive Pictures and co-developed the technology on which its software is based. Mr. Zimmermann holds bachelor of science and master of science degrees in electrical engineering from the University of Tennessee.

MICHAEL D. EASTERLY has been a director of iPIX since January of 2000. Mr. Easterly served as a director of Interactive Pictures in January 2000. Since 1994, Mr. Easterly has been president and chief executive officer of Legacy Investment Group, Inc. and is also chief manager of Legacy Lodging, L.L.C. and Legacy Media, L.L.C. Mr. Easterly is a member of the board of trustees of the GSU Foundation. Mr. Easterly holds a bachelor's of science degree from the University of Tennessee and a master's degree in business administration from Georgia State University.

JOHN S. HENDRICKS has been a director of iPIX since January 2000. Mr. Hendricks served as a director of Interactive Pictures from January 1997 until January 2000. Since 1982, Mr. Hendricks has been chairman and chief executive officer of Discovery Communications, Inc., a television broadcasting company. He is also a member of the boards of directors of Excalibur Technologies Corporation, the National Museum of Natural History, Smithsonian Institution, the James Madison Council, the Library of Congress, the National Cable Television Association and the Academy of Television Arts and Sciences. Mr. Hendricks is also a member of the advisory board of the Lowell Observatory, chairman of the board of trustees of the Walter Kaitz Foundation and Co-chair for the CEO Forum on Education and Technology. Mr. Hendricks holds a bachelor's degree and an honorary doctorate from the University of Alabama.

LABAN P. JACKSON, JR. has been a director of iPIX since January 2000. From January 1989 to January 2000, Mr. Jackson served as a director of Interactive Pictures. Since January 1989, Mr. Jackson has served as chairman of Clear Creek Properties, a real estate development company. Mr. Jackson is a director of BankOne Corporation, TBN Holdings, Inc. and Gulf Stream Home and Garden, Inc. Mr. Jackson is a graduate of the United States Military Academy.

KEVIN B. MCCURDY has been a director of iPIX since January 2000. Mr. McCurdy founded bamboo.com in November 1995 and served as an executive vice president and director of bamboo.com from its inception until January 2000. From September 1991 to June 1995, Mr. McCurdy attended Babson College where he earned a bachelor of science in business administration. Mr. McCurdy is the son of Leonard B. McCurdy.

LEONARD B. MCCURDY has been a director of iPIX since January 2000. Mr. McCurdy served as chairman and a member of bamboo.com's board of directors from its inception until January 2000. From January 1999 to January 2000, Mr. McCurdy served as bamboo.com's chief executive officer. Since 1991, Mr. McCurdy has served as the president of Lanek Limited, a private investment holding company. From 1988 to 1991, Mr. McCurdy served as president and chief executive officer of ISM Information Systems Management Corporation, a company that provided large technology solutions. Mr. McCurdy is the father of Kevin B. McCurdy.

JOHN MORAGNE has been a director of iPIX since January 2000. Mr. Moragne served as a director of bamboo.com from March 1999 until January 2000. Since May 1993, Mr. Moragne has served as managing director of Trident Capital, a private equity investment firm. Mr. Moragne is currently a director of DAOU Systems, Inc., MapQuest.com, Inc. and Newgen Results Corp. Mr. Moragne holds a bachelor of arts from Dartmouth College, a master of sciences degree from the Stanford Graduate School of Applied Earth Sciences and a master's degree in business administration from the Stanford Graduate School of Business.

JOHN H. TREZEVANT has been a director of iPIX since January 2000. Mr. Trezevant served as a director of Interactive Pictures in January 2000. Since 1994, Mr. Trezevant has been president of Trezevant Realty Corporation and general partner of Trezevant Properties.

BOARD OF DIRECTORS

Classification of Directors

Our board of directors is divided into three classes under our amended and restated certificate of incorporation. Class I consists of Messrs. Trezevant and Hendricks and will stand for election at the annual meeting of the shareholders to be held in 2000. Class II consists of Messrs. Jackson, Leonard McCurdy and Moragne and will stand for election at the annual meeting of shareholders to be held in 2001. Class III consists of Messrs. Phillips, Kevin McCurdy and Easterly and will stand for election at the annual meeting of the shareholders to be held in 2002.

Board Committees

The audit committee of the board of directors reviews the internal accounting procedures of the company and consults with and reviews the services provided by our independent accountants. The audit committee consists of Messrs. Jackson and Easterly.

The compensation committee of the board of directors reviews and recommends to the board the compensation and benefits of all executive officers of the company, administers the company's stock option plans and employee stock purchase plan and establishes and reviews general policies relating to compensation and benefits of employees of the company. The compensation committee consists of Messrs. Jackson, Hendricks and Leonard McCurdy. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

The nominating committee of the board of directors will nominate candidates to stand for election to the board of directors of iPIX in the future. Pursuant to a provision in the merger agreement between Interactive Pictures and bamboo.com, the nominating committee will use its best efforts for each of the next two years to nominate the class of directors whose term is expiring for reelection. The nominating committee consists of Messrs. Phillips, Leonard McCurdy, Kevin McCurdy and Jackson.

Director Compensation

Directors will not receive cash compensation for their service as members of the board of directors, although they are reimbursed for expenses in connection with attendance at board and committee meetings. Additional compensation is not provided for committee participation or special assignments of the board of directors. From time to time, our directors have received and may continue to receive grants of options to purchase common stock.

Technology Advisory Board

We have established a technology advisory board whose membership includes leaders in basic fields of science and technology which are relevant to our future products, as well as other persons experienced in business and photography. The members of the technology advisory board are: John Battin, who previously served on our board of directors and was senior vice president of Motorola's multimedia division; Dr. Alvin Trivelpiece, director of the Oak Ridge National Laboratory and president of Lockheed-Martin Energy Research; Dr. Deborah Rieman, executive director of CheckPoint Software Technologies, Inc., a leading provider of secure enterprise networking solutions; and Senator Howard
H. Baker, Jr., the former majority leader of the Senate and a publisher of a collection of photographs of the Big South Fork region of Tennessee. The technology advisory board is expected to meet with our management and key research and development personnel at least semi-annually and will provide advice regarding future trends in business, photography, technology and basic sciences. In consideration of this service, we granted to each of Messrs. Battin and Baker and Drs. Trivelpiece and Rieman stock options to purchase 16,296 shares of our common stock. These grants were made in accordance with our director compensation policy. The option to purchase 6,984 of these shares vested on the date of the grant, with an additional 4,656 shares vesting on the first and second anniversary of the date of the grant.

EXECUTIVE COMPENSATION

The table below sets forth summary compensation information for each of the last two fiscal years with regard to our chief executive officer and our four other most highly compensated executive officers who are referred to as named officers.

Executive Compensation Table

                                 -----------------------------------------------------------------------------
                                                              ANNUAL COMPENSATION
                                 -----------------------------------------------------------------------------
                                                                    LONG-TERM COMPENSATION
                                                                -------------------------------
                                         FISCAL YEAR            RESTRICTED
                                 ----------------------------        STOCK           SECURITIES      ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY        BONUS       AWARDS   UNDERLYING OPTIONS   COMPENSATION
---------------------------             --------     --------   ----------   ------------------   ------------
James M. Phillips..............  1999   $393,044     $550,000    $    --               --           $338,010(1)
  Chairman and Chief Executive   1998    383,438           --         --               --            214,989(2)
    Officer
Leonard B. McCurdy(3)..........  1999    170,621           --         --               --                 --
                                 1998     10,109(4)        --     34,758          560,000(5)         137,643
Jeffrey D. Peters..............  1999    302,626      200,000         --               --             18,442(6)
  President                      1998    112,692           --         --               --             25,000(6)
John J. Kalec..................  1999    176,532      200,000         --               --                 --
  Chief Financial Officer        1998     62,372           --         --               --                 --
Mark R. Searle.................  1999    137,500           --         --               --                 --
  Chief Operating Officer        1998         --(7)        --         --               --                 --

---------------

(1) This amount represents a relocation expense of $313,825 and life insurance premiums of $24,185 we paid on behalf of Mr. Phillips.
(2) This amount represents a relocation expense of $190,794 and life insurance premiums of $24,195 we paid on behalf of Mr. Phillips.
(3) Mr. McCurdy was chairman and chief executive officer of bamboo.com in 1999.
(4) Leonard McCurdy received $10,109 for fees and services rendered to us for fiscal year ended December 31, 1998.
(5) These options and stock were granted to Lanek Limited, an entity affiliated with Leonard McCurdy.
(6) This amount represents a relocation expense we paid on behalf of Mr. Peters.
(7) Mr. Searle joined us in January 1999.

The table below sets forth information regarding grants of stock options made to the executive officers named in the executive compensation table during the fiscal year ended December 31, 1999 and the potential realizable value of these stock options at assumed annual rates of stock price appreciation for the ten-year option terms.

Stock Option Grants in the Fiscal Year ended December 31, 1999


                        ---------------------------------------------------------------------------------------------------
                                             INDIVIDUAL GRANTS
                        -----------------------------------------------------------        POTENTIAL REALIZABLE VALUE
                                           PERCENTAGE                                           AT ASSUMED ANNUAL
                                                   OF                                         RATES OF STOCK PRICE
                          NUMBER OF     TOTAL OPTIONS                                           APPRECIATION FOR
                            OPTIONS        GRANTED TO                                            OPTION TERM(1)
                         GRANTED IN      EMPLOYEES IN         EXERCISE   EXPIRATION   -------------------------------------
NAME                    FISCAL 1999       FISCAL 1999   PRICE($/SHARE)         DATE        0%($)        5%($)        10%($)
----                    -----------     -------------   --------------   ----------   ----------   ----------   -----------
James M. Phillips.....    186,234            2.0%           $5.62          4/9/09     $1,746,875   $3,287,016   $ 5,540,315
Leonard B. McCurdy....     42,000(2)         0.4             0.18          1/1/09        622,440      969,777     1,477,947
                          336,000(3)         3.5             0.18          2/2/09      4,979,520    7,758,214    11,823,576
Jeffrey D. Peters.....     46,559            0.5             5.62          4/9/09        436,723      821,763     1,385,094
John J. Kalec.........     81,478            0.9             5.62          4/9/09        764,264    1,438,080     2,423,907
Mark R. Searle........    112,000(4)         1.2             0.18          2/2/09      1,859,840    2,586,071     3,941,192
                           56,000(4)         0.6             0.27          4/6/09        824,880    1,287,996     1,965,556


---------------


(1) Assumes increases in the fair market value of the common stock of 0%, 5% and 10% per year from $15.00 over the terms of the options in compliance with the rules and regulations of the Securities and Exchange Commission, and does not represent our estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values presented in the table.

(2) These options were granted to Lanek Limited, an entity affiliated with Leonard McCurdy and were fully exercisable on the date of grant.
(3) These options became fully exercisable upon the completion of bamboo.com's initial public offering.
(4) 25% of the shares subject to these options became exercisable upon the completion of bamboo.com's initial public offering.

The table below sets forth information regarding stock option holdings held by the named officers as of December 31, 1999.

Stock Option Exercise and Values for Fiscal Year ended December 31, 1999


                         ----------------------------------------------------------------------------------------
                                                             NUMBER OF SHARES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT             IN-THE-MONEY
                                 SHARES                        FY-END, 1999             OPTIONS AT FY-END, 1999
                            ACQUIRED ON         VALUE   ---------------------------   ---------------------------
         NAME               EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            --------------   -----------   -----------   -------------   -----------   -------------
James M. Phillips......      3,519          $50,455      1,053,378       186,234      $9,880,686     $1,746,875
Leonard B.                      --               --        378,000(2)         --       5,601,960             --
  McCurdy(1)...........
Jeffrey D. Peters(1)...         --               --         93,117        93,118         992,627        933,042
John J. Kalec(1).......         --               --         58,199        81,478         620,401        764,264
Mark R. Searle.........      4,000           65,670         38,000       126,000         563,160      1,862,640


---------------

(1) These officers did not exercise any options in 1999.
(2) These include 42,000 options granted to Lanek Limited, an entity affiliated with Leonard B. McCurdy.

Employment Agreements

We have entered into employment agreements with the following named officers:

     James M. Phillips. Mr. Phillips' employment agreement expires on December 31, 2001 and is renewable automatically for one year periods unless terminated by us or Mr. Phillips. Mr. Phillips receives an annual salary of $425,000 and is eligible for a performance based bonus. We may terminate Mr. Phillips' employment agreement with or without cause; however, if we terminate the agreement without cause after a change in control or if Mr. Phillips resigns for good reason, Mr. Phillips is entitled to a severance payment of $3,000,000.

     Jeffrey D. Peters. Mr. Peters' employment agreement continues indefinitely unless terminated by us or Mr. Peters. Mr. Peters is entitled to receive an annual salary of $300,000 and is eligible for a performance based annual bonus. We may terminate Mr. Peters' employment agreement with or without cause; however, if we terminate the agreement without cause, Mr. Peters is entitled to a severance payment equal to one year's salary.

     John J. Kalec. Mr. Kalec's employment agreement continues indefinitely unless terminated by us or Mr. Kalec. Mr. Kalec is entitled to receive an annual salary of $250,000 and is eligible for a performance based annual bonus. We may terminate Mr. Kalec's employment agreement with or without cause; however, if we terminate the agreement without cause before August 24, 2000, Mr. Kalec is entitled to a severance payment of $175,000.

     Mark R. Searle. Mr. Searle's employment agreement continues indefinitely unless terminated by us or Mr. Searle. Mr. Searle is entitled to receive an annual salary of $250,000. In the event that Mr. Searle is constructively or actually terminated without cause, he is entitled to a severance payment equal to 20% of his annual base salary, and 25% of his outstanding options will vest under the terms of his option agreement.

STOCK OPTION AND PURCHASE PLANS

Amended and Restated 1998 Employee, Director and Consultant Stock Plan


Our Amended and Restated 1998 Employee, Director and Consultant Stock Plan was originally adopted by bamboo.com, a predecessor of iPIX, in December 1998, and was amended and restated in July 1999 and further amended in January and April 2000. The 1998 plan provides for the grant of stock options to employees, officers, directors, consultants and independent contractors of the company or any of our affiliates.



The 1998 plan originally authorized the granting of options to purchase up to 8,179,394 shares of our common stock. The 1998 plan provides that the number of shares available for issuance under the 1998 plan may be increased annually by the lesser of 2,800,000, 5% of the number of shares outstanding on the first day of the fiscal year or an amount to be determined by the board of directors. As of March 31, 2000, options to purchase 9,659,679 shares of common stock had been granted under the 1998 plan. If options expire or are terminated for any reason without being exercised, the shares of common stock subject to these options again will be available for grant.


The 1998 plan may be administered by our board of directors or by a committee of the board of directors. The 1998 plan provides that the board of directors has the authority to determine from time to time the eligible participants to whom stock options are to be granted, the number of shares of common stock for which options are exercisable and the purchase price of the shares, and all other terms and conditions of the options.

Options granted under the 1998 plan may be incentive stock options, or ISOs, that are intended to meet all of the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code or nonqualified stock options, NQSOs, that are not intended to so qualify.

The price at which shares may be purchased upon exercise of an option shall be fixed by the committee, in its sole discretion. The option price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of grant. The option price of any ISO granted under the 1998 plan will not be less than the fair market value of the underlying shares of common stock on the date of grant. The committee will also determine the term of each option provided that the exercise period may not exceed ten years from the date of grant. An optionee may pay the exercise price in cash, by delivering shares of common stock already owned by the optionee and having a fair market value on the date of exercise equal to the option price, or by any other method as the committee may approve. The optionee must pay applicable withholding taxes upon exercise of the option as a condition to receiving the shares. The committee may impose vesting and other conditions on grants of options. Options may be exercised while the optionee is an employee, officer, director, consultant or advisor or within a specified period after termination of the optionee's employment or services.

Unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase right shall grant us a repurchase option that is exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for share repurchases pursuant to restricted stock purchase agreements shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. Any repurchase option shall lapse at the rate that the administrator determines.

The 1998 plan provides that in the event we merge with or into another corporation or upon a sale of substantially all of our assets, the successor corporation shall assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator shall provide notice to the optionee that he or she has the right to exercise the option or stock purchase right for all of the shares covered by the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of fifteen days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the fifteen-day period. In addition, options granted under the 1998 plan may provide, and past grants have provided, for additional vesting in the event of our change of control. Upon a stock split, combination or similar corporate event, the 1998 plan provides for appropriate adjustments to the number of shares authorized under the 1998 plan and options outstanding thereunder.

1999 Employee Stock Purchase Plan.

The 1999 Employee Stock Purchase Plan, which was approved in July 1999 and was amended and restated in January 2000, provides our employees the opportunity to purchase shares of common stock at a price below fair market value. The stock purchase plan is administered by the board of directors or by a committee of the board of directors. The board or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

Our employees are eligible to participate if they are customarily employed by us or our subsidiaries for at least 20 hours per week over five months in any calendar year. However, an employee may not be granted a right to purchase stock under the purchase plan if that employee:

     - immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - owns rights to purchase stock under all employee stock purchase plans accruing at a rate exceeding $25,000 worth of stock for each calendar year.


A total of 700,000 shares of common stock have been reserved for issuance under the stock purchase plan. The stock purchase plan provides that the number of shares available for issuance under the purchase plan may be increased annually by the lesser of 1,400,000 shares, 2.5% of the outstanding shares on the first day of the fiscal year or an amount determined by the board of directors. As of March 31, 2000, no shares had been purchased by our employees under the stock purchase plan.


The price of the stock purchased under the stock purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or the end of the applicable purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value of the common stock at the beginning of the offering period, participants will be withdrawn from the current offering period and will automatically be re-enrolled in a new offering period. An employee's eligibility to participate in the stock purchase plan ends automatically upon termination of employment with us.

The stock purchase plan provides that, in the event we merge with or into another corporation or upon a sale of substantially all of our assets, the successor corporation may assume or substitute for each outstanding right to purchase shares of common stock under the stock purchase plan. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

Amended and Restated 1997 Equity Compensation Plan

Our Amended and Restated 1997 Equity Compensation Plan was originally adopted by Interactive Pictures, a constituent company of iPIX, in November 1997 and was amended and restated in January, 2000. The 1997 plan provides for the grant of stock options to employees, officers, directors, consultants and independent contractors of the company or any of our affiliates.


The 1997 plan authorizes the granting of options to purchase up to 4,105,028 shares of our common stock. The number of shares may be adjusted. As of March 31, 2000, options to purchase 3,073,400 shares of our common stock had been granted under the 1997 plan. If options expire or are terminated for any reason without being exercised, the shares of our common stock subject to these options again will be available for grant.


The 1997 plan may be administered by our board of directors or by a committee of the board of directors. The 1997 plan provides that the board of directors has the authority to determine from time to time the eligible participants to whom stock options are to be granted, the number and purchase price of the shares of common stock for which options are exercisable and all other terms and conditions of the options.

Options granted under the 1997 plan may be incentive stock options, or ISOs, that are intended to meet all of the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code or nonqualified stock options, NQSOs, that are not intended so to qualify. During any calendar year, a grantee may not receive options to purchase common stock for more than 25% of the total number of shares of common stock reserved under the 1997 plan.

The price at which shares may be purchased upon exercise of an option is fixed by the committee, in its sole discretion. The option price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of grant. The option price of any ISO granted under the 1997 plan will not be less than the fair market value of the underlying shares of common stock on the date of grant. The committee also determines the term of each option provided that the exercise period may not exceed ten years from the date of grant. An optionee may pay the exercise price in cash, by delivering shares of common stock already owned by the optionee and having a fair market value on the date of exercise equal to the option price, or by any other method as the committee may approve. The optionee must pay applicable withholding taxes upon exercise of the option as a condition to receiving the shares. The committee may impose vesting and other conditions on grants of options, as the committee deems appropriate. Options may be exercised while the optionee is an employee, officer, director, consultant or advisor or within a specified period after termination of the optionee's employment or services.

In the event of a change of control, any outstanding options will become fully exercisable, unless the committee determines otherwise. If a merger takes place in which we are not the surviving corporation, all outstanding options will be assumed or replaced with comparable options of the surviving corporation. The committee may require that optionees surrender their outstanding options in the event of a change of control and receive a payment in cash or common stock equal to the amount by which the fair market value of the shares subject to the options exceeds the exercise price of the options.


As of March 31, 2000, we have options to purchase 561,750 shares currently exercisable under our 1997 plan, options to purchase 1,291,520 shares currently exercisable under our 1998 plan and 1,486,491 shares currently exercisable under individual grants that were not granted under any option plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John Moragne and Duncan Fortier served during fiscal year 1999 as members of the compensation committee of the board of directors. Neither of these persons is or has been an officer or employee of ours. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

                             PRINCIPAL STOCKHOLDERS



The table below shows the amount of our common stock beneficially owned as of March 31, 2000, except as otherwise noted below, by (1) each stockholder known to our management to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each of our directors and named officers and (3) all current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying options or warrants exercisable within 60 days of March 31, 2000, but excludes shares of common stock underlying options held by other persons. The applicable percentage ownership for each stockholder prior to the offering is based upon 52,521,512 shares of common stock and after the offering is based upon 57,521,512 shares of common stock. Unless otherwise stated, the address for each person below is 1009 Commerce Park Drive, Oak Ridge, Tennessee, 37830.



                                                        ------------------------------------------------------------
                                                                                         PERCENTAGE       PERCENTAGE
                                                               NUMBER OF SHARES           OF SHARES        OF SHARES
NAME AND ADDRESS OF                                                BENEFICIALLY   OUTSTANDING PRIOR      OUTSTANDING
BENEFICIAL OWNER                                        OWNED PRIOR TO OFFERING         TO OFFERING   AFTER OFFERING
-------------------                                     -----------------------   -----------------   --------------
5% STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS:
Motorola, Inc.........................................          2,846,782               5.4%                4.9%
  1303 East Algonquin Rd
  Schamburg, IL 60196
Funds affiliated with Trident Capital.................          2,410,884(2)             4.6                4.2
  John Moragne(1)
  2480 Sand Hill Road
  Menlo Park, CA 94025
Lanek Limited
  Leonard B. McCurdy..................................          2,366,000(3)             4.5                4.1
James M. Phillips.....................................          1,118,975(4)             2.1                1.9
Jeffrey D. Peters.....................................            120,285(5)               *                  *
John J. Kalec.........................................            108,637(6)               *                  *
Mark R. Searle........................................            140,000(7)               *                  *
John S. Hendricks.....................................            588,761(8)             1.1                1.0
Laban P. Jackson, Jr..................................            342,227(9)               *                  *
Kevin B. McCurdy......................................          1,430,800                2.7                2.5
All directors and executive officers as a group.......          9,622,349(10)           17.7               16.2

---------------


 *  Less than one percent.


 (1) Mr. Moragne, a member of our board of directors, is a member of Trident Capital Management-II, L.L.C, the general partner of Information Associates-II, L.P. Mr. Moragne is also a member of IA-II Affiliates Fund, L.L.C. Mr. Moragne disclaims beneficial ownership of the shares held by Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C. except to the extent of his pecuniary interest.


 (2) Includes 2,277,996 shares held by Information Associates-II, L.P. and 132,888 shares held by and IA-II Affiliates Fund, L.L.C.


 (3) Includes 2,013,200 shares held by Lanek Limited, a five percent shareholder and affiliate of Leonard B. McCurdy.


 (4) Includes 3,519 shares held in trust for the benefit of Mr. Phillips' minor children and 1,115,456 shares of common stock issuable upon the exercise of stock options.


 (5) Includes 108,646 shares of common stock issuable upon the exercise of stock options.


 (6) Includes 85,358 shares of common stock issuable upon the exercise of stock options.


 (7) Includes 136,000 shares of common stock issuable upon the exercise of stock options.


(8) Includes 15,520 shares of common stock issuable upon the exercise of stock options. Also includes 111,698 shares of common stock held by Hendricks Family Investments, L.L.C. Also includes 461,543 shares of common stock held by Discovery Communications, Inc. of which Mr. Hendricks is chairman and chief executive officer, to which he disclaims all beneficial ownership.


(9) Includes 138,800 shares of common stock issuable upon the exercise of stock options.


(10) Includes 1,846,869 shares of common stock issuable upon the exercise of stock options. Also includes 2,277,996 shares held by Information Associates-II, L.P. and 132,888 shares held by and IA-II Affiliates Fund, L.L.C. Also includes 2,013,200 shares held by Lanek Limited. Also includes 111,698 and 461,543 shares of common stock held by Hendricks Family Investments and Discovery Communications, respectively.

                           RELATED PARTY TRANSACTIONS

In December 1996, Interactive Pictures issued to each of Motorola, Inc. and Discovery Communications, Inc., 461,543 shares of common stock for an aggregate purchase price of $2.0 million each. John S. Hendricks, one of our directors, is the chairman and chief executive officer of Discovery. In April 1998, Motorola and Discovery exchanged their shares of Interactive Pictures common stock for a like number of shares of Interactive Pictures' Series B preferred stock. Each of Motorola and Discovery are currently entitled to demand and piggyback registration rights with regard to these shares.

Interactive Pictures licenses from Motorola patent and patent applications related to its technology under a patent license agreement dated January 17, 1997. These licenses have been granted for the lives of the underlying Motorola patents on a worldwide, royalty-free, non-exclusive, non-transferable basis with the right to sublicense. We may not grant third parties exclusive licenses for the technology for a term exceeding one year without the prior written consent of Motorola.

In January 1997, Interactive Pictures granted Discovery a world-wide, exclusive license to utilize its technology in connection with the development of 15 destination-specific CD-ROM titles. The term of the Discovery license will expire on the expiration date of the last underlying patent.

On March 12, 1999, bamboo.com issued Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C. 2,277,996 and 132,888 shares of Series B convertible preferred stock, respectively, for a purchase price of $4,724,401 and $275,600, respectively. Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C. are related to Trident Capital, a related party. John Moragne, a director, is an acting general partner in Information Associates-II, L.P. and IA-II Affiliates Fund, L.L.C.

From January to March 1999, Interactive Pictures sold an aggregate of 4,797,994 shares of Series D preferred stock to a group of private investors for an aggregate purchase price of $27.0 million. Purchasers of Interactive Pictures' Series D preferred stock included the following related parties:


                                                              --------------------------
                                                              NUMBER OF        AGGREGATE
NAME                                                             SHARES   PURCHASE PRICE
----                                                          ---------   --------------
Motorola, Inc...............................................    533,110     $3,000,000
Laban P. Jackson, Jr........................................     71,081        400,000
John S. Hendricks...........................................     44,425        250,000


All of Interactive Pictures' shares of preferred stock converted into Interactive Pictures common stock upon completion of Interactive Pictures' initial public offering. Each of the purchasers of the Series D preferred stock are entitled to demand and piggyback registration rights with regard to their shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

Our amended and restated certificate of incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.001 per share, 7,421,536 shares of Class B common stock, par value $0.0001 per share and 5,001,100 shares of preferred stock, par value $0.001 per share, 1,100 shares of which shall be designated Series C redeemable preferred stock and 5,000,000 shares the rights and preferences of which may be established from time to time by our board of directors. This description is only a summary.

COMMON STOCK

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders, and there are no cumulative voting rights. Stockholders of common stock may receive dividends after all dividends that are owed have been paid to stockholders of preferred stock. In the event of a liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock issued in connection with this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

CLASS B COMMON STOCK

Each holder of Class B common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and, except as required by law, shall have voting rights and powers equal to the voting rights and powers of the common stock. There are no cumulative voting rights. Holders of Class B common stock are not entitled to dividends and are not entitled to receive any assets of the corporation upon dissolution or liquidation. Under the terms of a pairing agreement with our Canadian subsidiary, bamboo Canada, Inc., holders of Class B common stock must also hold an equal number of shares of Series C preferred stock of bamboo Canada, Inc. These holders may elect at any time and for no cost to convert their bamboo Canada Series C preferred stock into shares of our common stock. Upon such a conversion, we are required to redeem the holder's shares of our Class B common stock for a redemption price of $0.0001 per share.

PREFERRED STOCK

Our board of directors is authorized from time to time, without stockholder approval, to issue up to an aggregate of 5,001,100 shares of preferred stock, $0.001 par value per share, in one or more series. Included in this amount are 1,100 shares of Series C redeemable preferred stock. Each series of preferred stock may have the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences that our board of directors determines. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

REGISTRATION RIGHTS

We have granted registration rights to a number of our stockholders who were former holders of convertible preferred stock or their permitted transferees. We have also agreed to grant registration rights to former stockholders of PictureWorks. In the event that we propose to register any shares of common stock under the Securities Act, the holders of registration rights are entitled to receive notice of the registration and may be entitled to include their shares therein. In addition, these stockholders may demand that we file a registration statement for the sale of their shares. In either event, if the registration is for an underwritten offering, the underwriters for the proposed offering will have the right to limit the number of shares in the registration.

At any time after we become eligible to file a registration statement on Form S-3, holders of $1,000,000 of registrable securities may require us to file registration statements on Form S-3 under the Securities Act for their shares of common stock. We are not required to effect more than one registration of this type in any 12 month period. If we register any shares for sale by holders of registrable securities, we have agreed to bear all of the expenses of the registration.

EFFECT OF SELECTED PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTI-TAKEOVER STATUTE

Provisions of our restated certificate of incorporation and bylaws allow us to issue preferred stock without any vote or further action by our stockholders and eliminate the right of stockholders to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control of iPIX.

Section 203 of the Delaware General Corporation Law applies to us. Subject to exceptions, Section 203 of the Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner.

Our restated certificate of incorporation provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. Our restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and our bylaws eliminate the right of stockholders to call special meetings of stockholders. The restated certificate of incorporation does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of iPIX. The amendment of any of these provisions would require approval by the board of directors and holders of at least 66 2/3% of the outstanding common shares.

BOARD OF DIRECTOR VACANCIES

Our bylaws authorize the board of directors to fill vacancies on the board of directors or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

Our restated certificate of incorporation provides that stockholders may act only at duly called annual or special meetings of stockholders, and not by written consent. Our bylaws further provide that special meetings of our stockholders may be called only by the president, chief executive officer or chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Our restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for the board of directors at our annual meeting, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. However, if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days earlier than such anniversary, notice by the stockholder, to be timely, must be received a reasonable amount of time before the solicitation is made. The restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may discourage stockholders from bringing matters before the annual meeting or from making nominations for directors at the annual meeting.

AUTHORIZED BUT UNISSUED SHARES


Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our restated certificate of incorporation and amended and restated by-laws provide that our directors and officers will be indemnified by us to the fullest extent permitted by Delaware law, as it now reasonably exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors. We have obtained insurance which insures our directors and officers against losses attributable to their service as a member of the board of directors and which insures us against our obligations to indemnify the directors and officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Norwest Bank Minnesota, National Association.

LISTING

We are listed on the Nasdaq National Market under the symbol IPIX.

                                  UNDERWRITING


Internet Pictures and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. J.P. Morgan Securities Inc., Chase Securities Inc., FleetBoston Robertson Stephens Inc., Dain Rauscher Incorporated and Prudential Securities Incorporated are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of common stock opposite its name below.



                                                              ----------------
                                                              NUMBER OF SHARES
UNDERWRITERS                                                  ----------------
J.P. Morgan Securities Inc..................................
Chase Securities Inc........................................
FleetBoston Robertson Stephens Inc..........................
Dain Rauscher Incorporated..................................
Prudential Securities Incorporated..........................

          Total.............................................      5,000,000
                                                                 ==========


The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if these shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the offering price shown on the cover page of this prospectus. The underwriters
may sell shares to securities dealers at a discount of up to $     per share
from the offering price. Any of these securities dealers may resell shares to
other brokers or dealers at a discount of up to $     per share from the
offering price.


If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 750,000 shares of common stock from us to cover these sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.



The following table shows the per share and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.



                                                              ----------------------------
                                                               PAID BY INTERNET PICTURES
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................    $               $
                                                                -------         -------
          Total.............................................    $               $
                                                                =======         =======

The underwriters may purchase and sell shares of common stock in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market or in the over-the-counter market.

Prior to the pricing of the shares, and until such time when a stabilizing bid may have been made, some or all of the underwriters who are market makers in the shares may make bids for or purchasers of shares subject to certain restrictions, known as passive market making activities.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.


We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be $1.0 million.



Internet Pictures and the selling stockholders have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933. Internet Pictures and its directors, officers and several of its stockholders have agreed with the underwriters, subject to limited exceptions, not to transfer, dispose of or hedge any of their common stock, or securities convertible into or exchangeable for shares of common stock, for a period of 90 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc. This agreement does not apply to any of our employee benefit plans existing on the date of this prospectus.


Our common stock is listed on the Nasdaq National Market under the symbol IPIX.

It is expected that delivery of the shares will be made to investors on or about
               , 2000.

From time to time in the ordinary course of their businesses, some of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment transactions with Internet Pictures and its affiliates. J.P. Morgan Securities Inc. and an affiliate hold an aggregate of 159,184 shares of common stock of Internet Pictures. In addition, an entity affiliated with Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and an entity with a business relationship with Prudential Securities Incorporated each hold an aggregate of 86,102 shares and 8,610 shares, respectively, of common stock of Internet Pictures.

The underwriters have agreed that:

     - they have not offered or sold and, before the date which is six months after the date of this prospectus, will not offer or sell shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986;

     - they have complied with and will comply with all applicable provisions of the Financial Services Act 1986 regarding anything done by them in relation to the shares in, from or involving the United Kingdom; and

     - they have only issued or passed on and will only issue or pass on in the United Kingdom any document received by them in connection with the offer of shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986, Order 1996 or is a person to whom this document may lawfully be issued or passed.

                                 LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Baker, Donelson, Bearman & Caldwell, a professional corporation, Memphis, Tennessee. Members of Baker, Donelson, Bearman & Caldwell, in the aggregate, beneficially own 16,841 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS


The consolidated financial statements and the supplemental pooled consolidated financial statements of Internet Pictures Corporation (formerly bamboo.com, Inc.) as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the supplemental pooled consolidated financial statements of Internet Pictures Corporation as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance upon the report (which contains an explanatory paragraph relating to the merger of bamboo.com, Inc. with Interactive Pictures Corporation) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report also contains an explanatory paragraph highlighting Internet Pictures Corporation's net operating losses and possible requirement for additional financing, as described in Note 1, paragraph 3 to the related consolidated financial statements and supplemental pooled consolidated financial statements.



The consolidated financial statements of Interactive Pictures Corporation as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report also contains an explanatory paragraph highlighting Interactive Pictures Corporation's net operating losses and possible requirement for additional financing, as described in Note 1, paragraph 4 to the related consolidated financial statements.



The financial statements of PictureWorks Technology, Inc. as of March 31, 1999 and December 31, 1999 and for the year ended March 31, 1999 and the nine months ended December 31, 1999 included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The report also contains an explanatory paragraph highlighting PictureWorks Technology Inc.'s net operating losses and possible requirement for additional financing, as described in Note 1, paragraph 2 to the related financial statements.


                             AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the common stock, reference is made to the registration statement and its exhibits. Descriptions in this prospectus of any contract or other document are not necessarily complete and, where the contract or document is an exhibit to the registration statement, any description is qualified in all respects by the exhibit. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60601, and Seven World Trade Center, 13th Floor, New York, NY 10048, or on the Internet at http://www.sec.gov. Information about the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the Commission. Our reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INTERNET PICTURES CORPORATION (FORMERLY BAMBOO.COM, INC.)
  HISTORICAL FINANCIAL STATEMENTS
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets at December 31, 1998 and
     1999...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999.......................   F-4
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the period from January 1, 1997 to December 31,
     1999...................................................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998, and 1999......................   F-6
  Notes to Consolidated Financial Statements................   F-7

INTERNET PICTURES CORPORATION SUPPLEMENTAL POOLED
  CONSOLIDATED FINANCIAL STATEMENTS
  Supplemental Pooled Consolidated Balance Sheets at
     December 31, 1998 and 1999.............................  F-25
  Supplemental Pooled Consolidated Statements of Operations
     for the years ended December 31, 1997, 1998, and
     1999...................................................  F-26
  Supplemental Pooled Consolidated Statements of
     Stockholders' Equity (Deficit) for the period from
     January 1, 1997 to December 31, 1999...................  F-27
  Supplemental Pooled Consolidated Statements of Cash Flows
     for the years ended December 31, 1997, 1998 and 1999...  F-29
  Notes to Supplemental Pooled Consolidated Financial
     Statements.............................................  F-30

INTERACTIVE PICTURES CORPORATION HISTORICAL FINANCIAL
  STATEMENTS
  Report of Independent Accountants.........................  F-51
  Consolidated Balance Sheets at December 31, 1998 and
     1999...................................................  F-52
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999.......................  F-53
  Consolidated Statements of Changes in Shareholders' Equity
     for the period from January 1, 1997 to December 31,
     1999...................................................  F-54
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................  F-55
  Notes to Consolidated Financial Statements................  F-56

PICTUREWORKS TECHNOLOGY, INC. FINANCIAL STATEMENTS
  Report of Independent Accountants.........................  F-68
  Balance Sheets at March 31, 1999 and December 31, 1999....  F-69
  Statements of Operations for the year ended March 31,
     1999, and the nine months ended December 31, 1999......  F-70
  Statements of Mandatorily Redeemable Convertible Preferred
     Stock and Stockholders' Deficit for the year ended
     March 31, 1999 and the nine months ended December 31,
     1999...................................................  F-71
  Statements of Cash Flows for the year ended March 31, 1999 and the nine months ended December 31, 1999............  F-72
  Notes to Financial Statements.............................  F-73

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
Internet Pictures Corporation
(formerly bamboo.com, Inc.):

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity (deficit) present fairly, in all material respects, the financial position of Internet Pictures Corporation (formerly bamboo.com, Inc.) and its subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Any audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 12, on January 19, 2000, Internet Pictures Corporation (formerly bamboo.com, Inc.) merged with Interactive Pictures Corporation in a transaction accounted for as a pooling of interests. The accompanying supplemental pooled consolidated financial statements give retroactive effect to the merger of Internet Pictures Corporation (formerly bamboo.com, Inc.) with Interactive Pictures Corporation. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Internet Pictures Corporation (formerly bamboo.com, Inc.) and its subsidiary after financial statements covering the date of consummation of the business combination are issued.


In our opinion, based upon our audits, the accompanying supplemental pooled consolidated balance sheets and the related supplemental pooled consolidated statements of operations and stockholders' equity (deficit) present fairly, in all material respects, the financial position of Internet Pictures Corporation (formerly bamboo.com, Inc.) and its subsidiary at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These supplemental pooled consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these supplemental pooled consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



See Note 1, paragraph 3, for a discussion regarding the possible need for additional equity or debt financing and management's plans in this regard.


PricewaterhouseCoopers LLP

San Jose, California

January 31, 2000, except for Note 12, of the Consolidated Financial Statements and Note 16 of the Supplemental Pooled Consolidated Financial Statements, which are as of March 31, 2000, and except for Note 1, paragraph 3, of the Consolidated Financial Statements and the Supplemental Pooled Consolidated Financial Statements, which are as of May 2, 2000.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                                              -----------------
                                                                DECEMBER 31,
                                                              -----------------
                                                                 1998      1999
                                                              -------   -------
(In thousands, except share and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $   430   $ 5,818
Securities available-for-sale...............................       --    10,014
Accounts receivable, net of allowance for doubtful accounts
  of $1 in 1998 and $3 in 1999..............................       19       171
Prepaid expenses and other current assets...................       79     2,651
                                                              -------   -------
         Total current assets...............................      528    18,654
Property and equipment......................................      212     5,222
Other assets................................................       40     1,484
                                                              -------   -------
         Total assets.......................................  $   780   $25,360
                                                              =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  $   133   $ 1,773
Accrued liabilities.........................................      122     3,219
Deferred revenue............................................       --     4,748
Notes payable to shareholders...............................        8        --
Obligations under capital lease.............................       --       191
                                                              -------   -------
         Total current liabilities..........................      263     9,931
Obligations under capital lease, net of current portion.....       --       373
                                                              -------   -------
         Total liabilities..................................      263    10,304
                                                              -------   -------
Commitments (Note 9)
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, No par value in 1998 and
    $0.001 par value in 1999 Authorized: 500,000 shares in
    1998 and 5,001,100 shares in 1999
    Issued and outstanding: 231,250 shares in 1998 and none
     in 1999
      Liquidation value: $917 at December 31, 1998..........       --        --
  Class B common stock, No par value in 1998 and $0.0001 par value in 1999
    Authorized: Unlimited shares in 1998 and 7,421,536 in
     1999
    Issued and outstanding: 7,421,536 shares in 1998 and
     7,012,736 shares in 1999...............................        1         1
  Common stock: $0.001 par value in 1999;
    Authorized 70,000,000 shares in 1999
    Issued and outstanding: none in 1998 and 15,467,853 in
     1999...................................................       --        15
  Additional paid in capital................................    2,653    73,465
  Unearned stock-based compensation.........................       --    (2,535)
  Notes receivable from stockholders........................      (54)     (181)
  Accumulated deficit.......................................   (2,074)  (55,719)
  Accumulated other comprehensive income (loss).............       (9)       10
                                                              -------   -------
         Total stockholders' equity.........................      517    15,056
                                                              -------   -------
         Total liabilities and stockholders' equity.........  $   780   $25,360
                                                              =======   =======

The accompanying notes are an integral part of these consolidated financial statements.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            -------------------------------------
                                                                  YEARS ENDED DECEMBER 31,
                                                            -------------------------------------
                                                                  1997         1998          1999
                                                            ----------   ----------   -----------
(In thousands, except share and per share amounts)
Revenues..................................................  $       46   $       77   $     3,756
Cost of revenues (excludes stock-based compensation of $0,
  $0 and $398)............................................          15           67         2,880
                                                            ----------   ----------   -----------
Gross profit..............................................          31           10           876
Operating expenses:
  Sales and marketing (excludes stock-based compensation
     of $0, $583 and $13,139).............................          10          300        18,044
  General and administrative (excludes stock-based
     compensation of $0, $446 and $5,316).................         122          278         8,007
  Research and development (excludes stock-based
     compensation of $0, $133 and $1,226).................          42          110         1,366
  Stock-based compensation................................          --        1,162        20,079
                                                            ----------   ----------   -----------
          Total operating expenses........................         174        1,850        47,496
                                                            ----------   ----------   -----------
Loss from operations......................................        (143)      (1,840)      (46,620)
Other income (expense):
  Interest income.........................................          --           --           647
  Interest expense, net...................................          --           --        (6,672)
                                                            ----------   ----------   -----------
Net loss..................................................        (143)      (1,840)      (52,645)
Dividend relative to beneficial conversion related to
  issuance of Series B convertible preferred stock........          --           --        (1,000)
                                                            ----------   ----------   -----------
Net loss attributable to common stockholders..............  $     (143)  $   (1,840)  $   (53,645)
                                                            ==========   ==========   ===========
Net loss per common share -- basic and diluted............  $    (0.05)  $    (0.31)  $     (4.13)
                                                            ==========   ==========   ===========
Weighted average common shares -- basic and diluted.......   2,818,873    5,953,169    12,989,610
                                                            ==========   ==========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE PERIOD FROM JANUARY 1, 1997 TO DECEMBER 31, 1999

                                    -------------------------------------------------------------------------------------------
                                                             CLASS B COMMON                                           NOTES
                                      PREFERRED STOCK            STOCK             COMMON STOCK       ADDITIONAL    RECEIVABLE
                                    --------------------   ------------------   -------------------    PAID IN         FROM
                                      NUMBER     AMOUNT     NUMBER     AMOUNT     NUMBER     AMOUNT    CAPITAL     STOCKHOLDERS
                                    ----------   -------   ---------   ------   ----------   ------   ----------   ------------
In thousands, except share and per
 share amounts
Balances -- January 1, 1997.......          --   $   --    2,800,000     $--            --    $--      $   147        $  --
 Common stock issued for cash in
   July 1997......................          --       --       45,025     --             --     --           14           --
 Net loss.........................          --       --           --     --             --     --           --           --
 Other comprehensive income.......          --       --           --     --             --     --           --           --
                                    ----------   -------   ---------     --     ----------    ---      -------        -----
Balances -- December 31, 1997.....          --       --    2,845,025     --             --     --          161           --
 Issuance of Series A convertible
   preferred stock in October and
   December 1998..................     231,250       --           --     --             --     --          925           --
 Common stock issued for cash
   through March to September
   1998...........................          --       --    1,342,231     --             --     --          432           --
 Common stock issued for services
   through February to May 1998...          --       --    1,027,600     --             --     --          326           --
 Issuance of options to purchase
   common stock in exchange for
   services.......................          --       --           --     --             --     --          536           --
 Shares issued upon exercise of
   options for common stock in
   September 1998.................          --       --    1,870,680      1             --     --            4           --
 Warrants for common stock
   issued.........................          --       --           --     --             --     --           23           --
 Issuance of warrant for common
   stock for services.............          --       --           --     --             --     --          168           --
 Issuance of common stock upon
   exercise of stock options......          --       --      336,000     --             --     --           78          (78)
 Settlement of note receivable as
   offset to note payable.........          --       --           --     --             --     --           --           24
 Net loss.........................          --       --           --     --             --     --           --           --
 Other comprehensive loss.........          --       --           --     --             --     --           --           --
                                    ----------   -------   ---------     --     ----------    ---      -------        -----
Balances -- December 31, 1998.....     231,250       --    7,421,536      1             --     --        2,653          (54)
 Issuance of Series B preferred
   stock, net.....................   2,324,780        2           --     --             --     --       13,403           --
 Conversion of Series A and Series
   B preferred stock into common
   stock..........................  (2,556,030)      (2)          --     --      7,156,874      7           (5)          --
 Issuance of common stock with
   Series C mandatorily redeemable
   preferred stock in June 1999...                                --     --      1,250,830      1        6,605           --
 Issuance of common stock on
   IPO............................          --       --           --     --      4,376,000      5       26,777           --
 Issuance of common stock upon
   exercise of warrants...........          --       --           --     --        255,385     --           --           --
 Conversion of Class B common
   stock to common stock..........          --       --     (408,800)    --        408,800     --           --           --
 Stock options granted for
   services in 1999...............          --       --           --     --             --     --        5,610           --
 Unearned stock-based
   compensation...................          --       --           --     --             --     --       15,734           --
 Amortization of stock-based
   compensation...................          --       --           --     --             --     --           --           --
 Issuance of restricted common
   stock issued to service
   provider in January 1999.......          --       --           --     --        120,400     --        1,270           --
 Amortization of stock-based
   compensation for service
   provider.......................          --       --           --     --             --     --           --           --
 Issuance of common stock upon
   exercise of stock options......          --       --           --     --      1,899,564      2          418         (127)
 Dividend relative to beneficial
   conversion feature related to
   issuance of Series B preferred
   stock..........................          --       --           --     --             --     --        1,000           --
 Net loss.........................          --       --           --     --             --     --           --           --
 Other comprehensive income.......          --       --           --     --             --     --           --           --
                                    ----------   -------   ---------     --     ----------    ---      -------        -----
Balances -- December 31, 1999.....          --   $   --    7,012,736     $1     15,467,853    $15      $73,465        $(181)
                                    ==========   =======   =========     ==     ==========    ===      =======        =====

                                    ----------------------------------------------------
                                                    ACCUMULATED
                                      UNEARNED         OTHER
                                    STOCK-BASED    COMPREHENSIVE   ACCUMULATED
                                    COMPENSATION   INCOME (LOSS)     DEFICIT      TOTAL
                                    ------------   -------------   -----------   -------
In thousands, except share and per
 share amounts
Balances -- January 1, 1997.......    $    --           $(1)        $    (91)    $    55
 Common stock issued for cash in
   July 1997......................         --            --               --          14
 Net loss.........................         --            --             (143)       (143)
 Other comprehensive income.......         --             1               --           1
                                      -------           ---         --------     -------
Balances -- December 31, 1997.....         --            --             (234)        (73)
 Issuance of Series A convertible
   preferred stock in October and
   December 1998..................         --            --               --         925
 Common stock issued for cash
   through March to September
   1998...........................         --            --               --         432
 Common stock issued for services
   through February to May 1998...         --            --               --         326
 Issuance of options to purchase
   common stock in exchange for
   services.......................         --            --               --         536
 Shares issued upon exercise of
   options for common stock in
   September 1998.................         --            --               --           5
 Warrants for common stock
   issued.........................         --            --               --          23
 Issuance of warrant for common
   stock for services.............         --            --               --         168
 Issuance of common stock upon
   exercise of stock options......         --            --               --          --
 Settlement of note receivable as
   offset to note payable.........         --            --               --          24
 Net loss.........................         --            --           (1,840)     (1,840)
 Other comprehensive loss.........         --            (9)              --          (9)
                                      -------           ---         --------     -------
Balances -- December 31, 1998.....         --            (9)          (2,074)        517
 Issuance of Series B preferred
   stock, net.....................         --            --               --      13,405
 Conversion of Series A and Series
   B preferred stock into common
   stock..........................         --            --               --          --
 Issuance of common stock with
   Series C mandatorily redeemable
   preferred stock in June 1999...         --            --               --       6,606
 Issuance of common stock on
   IPO............................         --            --               --      26,782
 Issuance of common stock upon
   exercise of warrants...........         --            --               --          --
 Conversion of Class B common
   stock to common stock..........         --            --               --          --
 Stock options granted for
   services in 1999...............         --            --               --       5,610
 Unearned stock-based
   compensation...................    (15,734)           --               --          --
 Amortization of stock-based
   compensation...................     13,199            --               --      13,199
 Issuance of restricted common
   stock issued to service
   provider in January 1999.......     (1,270)           --               --          --
 Amortization of stock-based
   compensation for service
   provider.......................      1,270            --               --       1,270
 Issuance of common stock upon
   exercise of stock options......         --            --               --         293
 Dividend relative to beneficial
   conversion feature related to
   issuance of Series B preferred
   stock..........................         --            --           (1,000)         --
 Net loss.........................         --            --          (52,645)    (52,645)
 Other comprehensive income.......         --            19               --          19
                                      -------           ---         --------     -------
Balances -- December 31, 1999.....    $(2,535)          $10         $(55,719)    $15,056
                                      =======           ===         ========     =======

The accompanying notes are an integral part of these consolidated financial statements.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              --------------------------
                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1998       1999
                                                              -----   -------   --------
(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(143)  $(1,840)  $(52,645)
  Items not affecting cash
     Depreciation and amortization..........................     11        32        859
     Provision for doubtful accounts........................     --        --          2
     Issuance of common stock in exchange for services......     --       370      1,270
     Interest charge on redemption of Series C mandatorily
      redeemable preferred stock............................     --        --      6,606
     Issuance of Series B convertible preferred stock in
      settlement of interest payable........................     --        --          8
     Warrant committed in exchange for services.............     --       168         --
     Issuance of options in exchange for services...........     --       536      5,610
     Stock-based compensation...............................     --        --     13,199
     Changes in assets and liabilities:
       Accounts receivable..................................     (7)      (14)      (154)
       Prepaid expenses and other current assets............     --       (83)    (2,575)
       Other assets.........................................     --       (40)    (1,433)
       Accounts payable.....................................      7       127      1,652
       Accrued liabilities..................................      8        95      3,090
       Deferred revenue.....................................     --        --      4,748
                                                              -----   -------   --------
          Net cash used in operating activities.............   (124)     (649)   (19,763)
                                                              -----   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (6)     (219)    (5,367)
  Purchase of securities available-for-sale.................     --              (19,014)
  Proceeds from securities available-for-sale...............     --        --      9,000
                                                              -----   -------   --------
          Net cash used in investing activities.............     (6)     (219)   (15,381)
                                                              -----   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from obligation under capital lease..............     --        --        204
  Repayment of obligation under capital lease...............     --        --       (142)
  Notes payable to stockholders.............................    (14)      (27)        (8)
  Proceeds from issuance of convertible notes payable.......     --        --      1,800
  Proceeds from issuance of common stock, net of issuance
     costs..................................................     14       387     33,388
  Proceeds from exercise of common stock options............     --         5        293
  Proceeds from issuance of Series A convertible preferred
     stock, net of issuance costs...........................     --       925         --
  Proceeds from issuance of Series B convertible preferred
     stock, net of issuance costs...........................     --        --     11,597
  Proceeds from issuance of Series C mandatorily redeemable
     convertible preferred stock, net of issuance costs.....     --        --      4,394
  Proceeds from issuance of warrants........................     --        23         --
  Repayment of Series C mandatorily redeemable preferred
     stock..................................................     --        --    (11,000)
                                                              -----   -------   --------
          Net cash provided by financing activities.........     --     1,313     40,526
                                                              -----   -------   --------
Effect of exchange rate changes on cash.....................      3       (19)         6
Increase (decrease) in cash during the year.................   (127)      426      5,388
Cash and cash equivalents, beginning of year................    131         4        430
                                                              -----   -------   --------
Cash and cash equivalents, end of year......................  $   4   $   430   $  5,818
                                                              =====   =======   ========

The accompanying notes are an integral part of these consolidated financial statements.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

bamboo.com.inc. (the "Company" or "bamboo Delaware") was incorporated on March 26, 1998 as Jutvision Corporation under the laws of the state of Delaware. The Company has a wholly-owned subsidiary, bamboo.com Canada Inc. ("bamboo Canada"), a company incorporated on December 23, 1998 under the laws of the province of Ontario, Canada as Jutvision Canada Inc. The Company and its subsidiary generate revenue from the sale of its virtual tour product of real estate and other properties on the Internet. Tours are produced by videotaping the inside and outside of the home or other property, processing the videotape into a complete virtual tour, and distributing the virtual tour to sites on the Internet. The virtual tours provide enhanced visual content and are integrated with multiple listing services by real estate destination web sites. The Company's markets are the United States and Canada. In 1999, the Company emerged from the development stage.

The business of the Company was previously operated as Jutvision Corporation, a company incorporated on November 2, 1995 under the laws of the Province of Ontario, Canada.

On January 1, 1999, the Board of Directors authorized a corporate reorganization (see Note 2). Through a series of share exchange agreements, bamboo Delaware, emerged as the parent company of bamboo Canada and Jutvision Corporation was merged with bamboo Canada. Prior to the reorganization, bamboo.com did not have any operations, assets or liabilities.

Under the terms of the reorganization, there was no change in ownership and, therefore, Jutvision Corporation, has been treated as a predecessor business and its results presented as the historic results of the Company. The predecessor business's financial statements presented herein include the results of operations and cash flows for the periods ended December 31, 1997 and 1998 and the balance sheet as of December 31, 1998.

On April 23, 1999, Jutvision Canada, Inc. changed its name to bamboo.com Canada, Inc. and Jutvision Corporation changed its name to bamboo.com, Inc.

On August 25, 1999, the Company completed an initial public offering ("IPO") of 4,000,000 shares of its common stock resulting in proceeds, net of underwriting discount and other direct costs of approximately $24,333.

2. REORGANIZATION

Each Board of Directors approved a reorganization of Jutvision Corporation, bamboo Canada and bamboo Delaware effective January 1, 1999 through the following share exchange arrangements:

a) EXCHANGE OF COMMON STOCKHOLDERS. The common stockholders of Jutvision Corporation agreed to exchange the outstanding 7,421,536 common shares on a one-for-one basis for Series B convertible preferred shares of bamboo Canada. In addition, holders of the outstanding common stock of Jutvision Corporation also agreed to purchase on a pro-rata basis 7,421,536 Class B common shares of bamboo Delaware on a one-for-one basis for $0.0001 per share.

Under the charters of the respective companies and under a Conversion and Pairing Agreement, between bamboo Delaware and bamboo Canada, the holders of the Series B convertible preferred stock of bamboo Canada may exchange their shares at any time on a one-for-one basis for common stock of bamboo Delaware, and the shares of the Series B will be redeemed at par value of $0.0001 per share. Common

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

stock and Class B common stock of bamboo Delaware have identical rights and privileges with regard to voting. The Series B convertible preferred stock has voting privileges only where a separate class vote is required by law.

The Series B convertible preferred stock may not be transferred without either a two-thirds vote of the existing common stockholders of bamboo Canada or approval of the Board of Directors of bamboo Canada. The Series B convertible preferred stock of bamboo Canada automatically converted into common stock of bamboo Delaware if:

     - the net proceeds of an initial public offering of bamboo Delaware common stock exceeds $10,000; or,

     - there is written election by not less than two-thirds majority of the Series B stockholders; or

     - there is a liquidation, dissolution or winding-up of bamboo Canada.

On June 7, 1999, bamboo Canada amended its articles of incorporation and the Conversion and Pairing Agreement to reflect the creation of Series C convertible preferred stock ("Series C"). Effective June 11, 1999, the outstanding Series B convertible preferred stock was converted to Series C. The Series C has substantially all of the same rights and preferences as the Series B convertible preferred shares, except that the Series C shares do not automatically convert in the event that the parent company, bamboo.com, completes an initial public offering of its stock. Under the amended conversion and pairing agreement, the Series C shares are exchangeable on a one for one basis for common stock of the parent company, bamboo.com, and the shares of the Series C will be redeemed at par value of $0.0001 per share.

Due to the terms of the Conversion and Pairing Agreement, the equity interest of the Series B convertible preferred shareholders of bamboo Canada is inseparable from and substantively represents an equivalent equity interest in bamboo Delaware. Accordingly, these shares are presented as equity in the parent company in the consolidated financial statements.

(b) EXCHANGE OF PREFERRED STOCKHOLDING. In connection with the reorganization, holders of the 231,250 shares of outstanding Series A convertible preferred stock ("Series A") of Jutvision Corporation agreed to exchange their shares on a one-for-one basis for Series A of bamboo Delaware.

On December 23, 1998, 500,000 shares of the undesignated preferred stock in bamboo Delaware were designated as Series A, having the same rights and characteristics as the Series A of Jutvision Corporation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company balances and transactions have been eliminated.

FOREIGN CURRENCY TRANSLATION. The functional currency of the Company's subsidiary is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars, at the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities and transactions are translated at exchange rates prevailing at the respective transaction dates. Revenue and expenses are translated at the average rates of exchange during the year. Translation gains and losses are recorded in accumulated other comprehensive income (loss).

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Exchange gains and losses arising from foreign currency transactions are included in the statement of operations and comprehensive income (loss).

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND INVESTMENTS. The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of cash on deposit with banks and high quality money market instruments. All other liquid investments are classified as either short-term or long-term securities available-for-sale, which consist of commercial paper and corporate bonds.

Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 1999, all investment securities were designated as available-for-sale. Securities available-for-sale are carried at fair value, using available market information with unrealized gains and losses reported in accumulated other comprehensive income/(loss).

Realized gains and losses, which are calculated using the specific identification method and declines in value judged to be other-than-temporary on securities available-for-sale are included in the statement of operations as realized or incurred. Interest and dividends on securities classified as available-for-sale are included in interest income.

At December 31, 1999, the Company's securities available-for-sale consisted of the following: Commercial paper $6,962, corporate bonds $3,039, municipal bonds of $3,013 and money market funds of $1,476. Of these securities, $10,014 and $4,476 was classified as securities available-for-sale and cash and cash equivalents, respectively.

As of December 31, 1999, the difference between the fair value and the amortized cost of securities available-for-sale was not significant. For the year ended December 31, 1999, there were no realized gains and losses on sales of securities available-for-sale.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of certain of the Company's financial instruments, including cash equivalents, securities available-for-sale, accounts receivable, accounts payable, and notes payable to stockholders approximate fair value due to their short-term maturities. Capital leases are carried at cost, which approximate fair value due to the proximity of the implicit rates of these financial instruments and the prevailing rates for similar instruments.

CERTAIN RISKS AND CONCENTRATIONS. The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents, securities available-for-sale and accounts receivable. The Company maintains its accounts for cash and cash equivalents, securities available-for-sale with one major bank in the United States and one major bank in Canada. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of its cash and cash equivalents. Its securities available-for-sale are with one major financial institution in the United States.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The Company's revenue is derived entirely from the sale of its virtual tour product. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral.

The following table summarizes the accounts receivables from customers in excess of 10% of the total accounts receivable.

                                                                ------------
                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                                ------------
                                                                        1999
                                                                1998    ----
Company A...................................................    58%      0%
Company B...................................................    13%      0%
Company C...................................................     0%     23%
Company D...................................................     0%     19%
Company E...................................................     0%     18%

For the year ended December 31, 1997 and 1998, Company A accounted for 25% and 77% of total revenues, respectively. For the year ended December 31, 1999, no Company accounted for 10% of total revenues.

100%, 100% and 7% of revenues were earned from customers located in Canada with accounts receivable balances denominated in Canadian dollars in the years ended December 31, 1997, 1998 and 1999, respectively.

More than 90% of the Company's revenue is related to the real estate industry. The Company does not list real estate on its own web site and is therefore dependent upon distribution agreements with real estate destination sites. If any of these agreements were terminated its revenue and results of operations could be adversely affected.

PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost and depreciated on a straight line basis over the estimated lives of the assets ranging between two and five years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives, whichever is shorter. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in the statement of operations.

Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999, was $11, $32 and $859, respectively.

ACCOUNTING FOR LONG-LIVED ASSETS. The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of an asset may not be recoverable. Recoverability is measured by comparison of carrying amount to future net cash flows an asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount as which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset.

REVENUE RECOGNITION. The Company generates revenue from the sales of its virtual tour product to real estate agents and others that includes videotaping a home, other property or venue, processing the videotape into a complete virtual tour and distributing the virtual tour to sites on the internet. Revenue

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

from the sale of tours is recognized at the time a virtual tour is posted to the Web site selected by the customer, provided there are no remaining significant obligations and collection of the resulting receivable is probable. The Company calculates a return provision based on historical experience and makes appropriate reserves at the time revenue is recognized.

BARTER REVENUES. Barter revenues come from one distinct contractual source: barter sale of virtual tours similar in nature to the Company's cash sale of virtual tours. Barter revenues result from the exchange by the Company of a number of virtual tours for advertising on Web sites of a third party. Barter revenues are recognized in accordance with APB 29, "Accounting for Nonmonetary Transactions". The Company records barter revenue at fair value of the virtual tours exchanged for advertising.

Revenues and sales and marketing expenses arising from this transaction are recorded at fair value as the Company has an established historical practice of receiving cash for similar sales of virtual tours. The Company recorded no barter revenue in 1997 and 1998. In 1999, the Company began to engage in barter sale of virtual tours and recorded barter revenues of $127, which represented approximately 3% of total revenues for 1999. Sales and marketing expense arising from this barter transaction was recognized when the Company's advertisements are delivered on the reciprocal Web site which is typically the same period in which the virtual tours are delivered.

STOCK-BASED COMPENSATION. The Company has adopted the disclosure-only provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see Note
8). Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and exercise price of the option. Stock and other equity instruments issued to non-employees have been accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, "Accounting for Equity Instruments Issued to other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services," and valued using the Black-Scholes model.

In connection with certain employee and non-employee stock option and restricted stock grants, the Company amortizes unearned stock-based compensation over the vesting period of the related grant using the method set out in FASB Interpretation No. 28 ("FIN"). Under FIN 28, each tranche of options is accounted for as a separate grant awarded for past services. Accordingly, the compensation expense is recognized over the period in which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related grants.

INCOME TAXES. The Company accounts for its income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs are charged to operations as incurred, except for certain software development costs. In January 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Internal Use," which provides guidance for the accounting of software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. Costs incurred in the design, creation and maintenance of content, graphics and user interface of the Company's web-site are expensed as incurred. Costs incurred in the development of application and infrastructure of the web-site are capitalized and amortized over the useful life of the web-site. In 1999, such costs eligible for capitalization were insignificant.

INTERNAL USE SOFTWARE. In January 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance for the accounting of software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. Costs incurred in the design, creation and maintenance of content, graphics and user interface of the Company's web-site are expensed as incurred. Costs incurred in the development of application and infrastructure of the web-site are capitalized and amortized over the useful life of the web-site.

ADVERTISING. The Company expenses advertising costs as they are incurred. Advertising expense for each of the years in the three year period ended December 31, 1999 were $7, $62 and $4,278, respectively. Of these total expenses, barter advertising expenses of $127 were incurred during the year ended December 31, 1999. There were no barter advertising expenses for 1997 and 1998.

NET LOSS PER COMMON SHARE. Basic net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and common stock subject to a right of repurchase, are included in the diluted net loss per share computation to the extent such shares are dilutive.

The following table summarizes common stock equivalents that are not included in the diluted net income per share calculation of the denominator above because to do so would be antidilutive for the periods indicated:

                                                              ---------------------------
                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                                1997     1998        1999
                                                              ------   ------   ---------
Weighted average effect of common stock equivalents:
  Series A convertible preferred stock......................      --   31,667     150,154
  Series B convertible preferred stock......................      --       --   1,031,820
  Options to purchase common stock..........................      --       --   4,933,996
  Warrants to purchase common stock.........................      --       --     269,260
  Unvested common stock subject to repurchase...............      --       --      19,242
                                                              ------   ------   ---------
                                                                  --   31,667   6,404,472
                                                              ------   ------   ---------

COMPREHENSIVE INCOME (LOSS). Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive income (loss), as defined, includes all changes inequity during a period from non-owner sources.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The components of comprehensive income (loss) are as follows:

                                                              --------------------------
                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1998       1999
                                                              -----   -------   --------
Net loss....................................................  $(143)  $(1,840)  $(52,645)
Foreign currency translation adjustment.....................      1        (9)        19
                                                              -----   -------   --------
          Comprehensive loss................................  $(142)  $(1,849)  $(52,626)
                                                              -----   -------   --------

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. The Company does not currently hold derivative instruments or engage in hedging activities.

In July 1999, the FASB issued Statement of Financial Accounting Standards No. 137, or SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB No. 133". SFAS 137 deferred the effective date of SFAS 133 until the first fiscal quarter beginning after June 15, 2000.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101 "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

4. BALANCE SHEET ACCOUNTS

PREPAID EXPENSES AND OTHER CURRENT ASSETS:

                                                              -------------
                                                              1998    1999
                                                              ----   ------
Prepaid expenses............................................  $79    $1,757
Other receivables...........................................   --       894
                                                              ---    ------
                                                              $79    $2,651
                                                              ---    ------

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

PROPERTY AND EQUIPMENT:

                                                              -------------
                                                              1998    1999
                                                              ----   ------
Service provider equipment..................................  $197   $  714
Computer equipment..........................................    45    2,045
Office equipment............................................    11    2,777
Leasehold improvements......................................     4      590
                                                              ----   ------
                                                               257    6,126
Less: Depreciation and amortization.........................   (45)    (904)
                                                              ----   ------
                                                              $212   $5,222
                                                              ----   ------

Property and equipment includes $706 of assets held under capital leases and accumulated amortization of assets held under capital leases of $165 at December 31, 1999.

ACCRUED LIABILITIES:

                                                              -------------
                                                              1998    1999
                                                              ----   ------
Accrued liabilities -- trade................................  $ 82   $2,322
Accrued salaries and benefits...............................    40      382
Employee share purchase plan................................    --      515
                                                              ----   ------
                                                              $122   $3,219
                                                              ----   ------

5. BORROWINGS

On February 2, 1999, the Company issued convertible subordinated promissory notes of $1,800, which bore interest at a rate of 10% per annum. On March 12, 1999, the entire principal balance of $1,800 plus accrued interest of $9 was converted into 311,495 shares of Series B convertible preferred stock of the Company.

On April 16, 1999, the Company obtained a line of credit under which the Company can borrow up to $1,000 in short term financing. Amounts drawn down bear interest at prime (8.50% at December 31, 1999). No advances have been drawn from this line of credit. The line of credit is collateralized by a $1,000 certificate of deposit; $200 of which is restricted for payroll processing.

6. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK. Under the Company's Certificate of Incorporation, as amended, the Company's convertible preferred stock is issuable in series and the Company's Board of Directors subject to stockholder approval, is authorized to determine the rights, preferences and privileges of each series. The Company has authorized 5,001,100 shares of convertible preferred stock, of which 1,100 is designated as Series C mandatorily redeemable preferred stock ("Series C").

On March 12, 1999, the Company issued 2,152,574 shares of Series B convertible preferred stock ("Series B"), having a par value of $0.001 per share, at $5.807 per share for total cash proceeds of $10,686 and for conversion of notes payable and settlement of accrued interest of $1,809.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

On May 5, 1999, the Company issued an additional 172,206 shares of Series B with a par value of $0.001 for $5.807 per share for total cash proceeds of $1,000. In connection with this issuance, the Company recorded a charge of $1,000 representing a beneficial conversion feature limited to the proceeds received.

On June 11, 1999, the Company entered into an agreement to sell 1,100 shares of its Series C and 1,250,830 shares of its common stock for total gross proceeds of $11,000. The $11,000 of proceeds from issuance has been allocated to the Series C mandatorily redeemable preferred stock and the common stock based on their relative fair values. Accordingly, $4,394 was allocated to the Series C and $6,606 was allocated to the common stock at June 11, 1999.

The relative fair values are $8,023 for the Series C and $12,062 for the common stock. Upon completion of the initial public offering, on August 31, 1999 the Company repaid the redemption amount of $11,000. As a result the Company recognized the entire discount of $6,606 as an interest charge in the year ended December 31, 1999.

The terms of Series A, Series B and Series C were as follows:

DIVIDENDS. The holders of Series A and Series B were entitled to dividends of $0.32 and $0.4646, respectively, per share per annum, as and when declared by the Board of Directors.

The holders of Series C redeemable preferred stock were entitled to receive cumulative dividends out of any assets legally available and prior and in preference to any other securities, of $500 per share accruing annually from June 30, 2000.

VOTING RIGHTS. Each share of Series A and Series B entitled a holder to the number of votes per share equal to the number of shares of common stock (including fractions of a share) into which each share of Series A and Series B was convertible. The Series C mandatorily redeemable preferred stock were entitled to elect one director to the Board of Directors, which currently consists of six directors in total.

LIQUIDATION. Upon any liquidation, dissolution or winding up of the Company, the holders of the Series A and Series B were to rank in parity with each other and would been titled to receive, in equal preference, before any distribution or payment is made to the holders of common stock, a sum equal to all declared and unpaid dividends, in addition to an amount per share of $4.00 and $5.807, respectively. In addition, Series B holders are entitled to participate pro rata based on the number of shares of common stock into which the Series B convert, along with the holders of the common stock in any surplus assets remaining after payment of the liquidation preferences. This amount is limited to $14.5175 per Series B share.

The holders of Series C were entitled to receive prior and in preference to any other distribution, dividend or redemption payments of any assets of the Company their payment of the redemption price.

CONVERSION. Each share of Series A and Series B was convertible into the number of shares of common stock determined by dividing $4.00 and $5.807, respectively, by the conversion price at the time in effect for each such share of convertible preferred stock.

INITIAL PUBLIC OFFERING. On August 25, 1999, the Company completed the IPO of 4,000,000 shares of its common stock at a price of $7 per share. Proceeds of the offering, net of underwriting discount and other direct costs of the offering, were approximately $24,333. On September 7, 1999, under the terms of the underwriting agreement covering the IPO, the underwriters exercised their over allotment option for

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

376,000 shares of the common stock of the Company. Proceeds received, net of underwriting discount, from exercise of the over allotment option were approximately $2,448.

Upon completion of the Company's IPO and in accordance with the respective preferred stock purchase agreements 231,250 and 2,324,780 shares of the Company's Series A and Series B convertible preferred stock converted into 647,500 and 6,509,370 shares of common stock of the Company respectively.

In accordance with the terms of the original option grants upon completion of the IPO options to purchase 1,921,409 shares of the Company's common stock became fully vested. As a result, additional compensation expense of $2,622 has been recorded in the year ended December 31, 1999.

On August 31, 1999, the Company used $11,000 of the proceeds of the IPO to redeem 1,100 shares of the Company's Series C.

COMMON STOCK. The Company's Certificate of Incorporation authorizes the Company to issue 70,000,000 common shares with $0.001 par value. Each common share entitles the holder to one vote. The holders of the shares of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock at the time outstanding having priority rights as to dividends.

STOCK SPLIT. On September 15, 1998, the Company authorized a 1,000:1 common stock split and on July 19, 1999, the Company authorized a 2.8:1 forward common stock split, which was effected prior to the closing of the public offering on August 25, 1999. The effect of these stock splits have been retroactively reflected throughout the financial statements.

EMPLOYEE STOCK PURCHASE PLAN. On June 9, 1999, the Board of Directors approved the 1999 Employee Stock Purchase Plan and on July 19, 1999, the Company's stockholders approved the adoption of the 1999 Employee Stock Purchase Plan under which 700,000 shares have been reserved for issuance at December 31, 1999.

CLASS B COMMON STOCK.  As part of the reorganization on January 1, 1999, (Note
2) the Company authorized and issued 7,421,536 Class B common shares with a par value of $0.0001 per share. Each common share entitles the holder to one vote.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

COMMON SHARE UNITS. On June 28, 1998, the Company issued 120,000 common share units for total proceeds of $76, net of share issuance costs. Each unit consisted of 2.8 common shares and a warrant to purchase 2.8 common shares. The fair value of the warrants was established at $23 using the Black-Scholes method with the following assumptions, no annual dividend, volatility of 55%, risk free interest rate of 5.35% and term of one year. Based on the fair value of the underlying instruments within the common share unit, $53 of the total proceeds was allocated to common shares and the balance of $23 was allocated to the warrants to purchase common shares. Each warrant entitled the holder to purchase
2.8 common shares at approximately $0.23 per share on or before June 28, 1999.

On December 8, 1998, the warrants were exercised to purchase 336,000 common shares for net proceeds of $78. On December 31, 1998, promissory notes pertaining to this warrant conversion were outstanding in the amount of $54. The promissory notes are non-interest bearing until June 28, 1999, after which interest accrues at the prime rate charged from time to time by the Royal Bank of Canada, compounded semi-annually, and have no repayment terms.

ISSUED FOR SERVICES RENDERED. At various times throughout the year ended December 31, 1998, 1,027,600 common shares were issued to certain individuals, for services rendered. The fair market value of the stock issued of $326 was charged to results of operations and comprehensive loss.

STOCK OPTION PLAN

1998 Employee, Director and Consultant Stock Option Plan

During 1998, the Company authorized an Employee, Director and Consultant Stock Option Plan for a total of 2,380,000 common shares. This plan became effective on January 1, 1999 once the Company was reorganized. During 1999, an additional 5,799,394 common shares were authorized under the Plan. Each option under the incentive plan allows for the purchase of common stock of the Company and expires not later than five or ten years from the date of grant, depending on the ownership of the option participants. The vesting terms of the stock options will be determined on each grant date and are generally two or three years; however, the amount of options that can be exercised per participant in any calendar year will be restricted to an aggregate fair market value of $100 of the underlying common stock.

Activity under the Plan is set forth below:

                                           -----------------------------------------------------------
                                                                OPTIONS OUTSTANDING
                                                        ------------------------------------
                                                                                     AVERAGE
                                                                                    WEIGHTED
                                            AVAILABLE                   PRICE PER   EXERCISE
                                            FOR GRANT       SHARES          SHARE      PRICE    AMOUNT
                                           ----------   ----------   ------------   --------   -------
Balances, January 1, 1999................          --           --             --       --          --
Options authorized.......................   8,179,394
Options granted..........................  (7,235,039)   7,235,039   $0.18-$22.75    $1.48     $10,728
Options exercised........................          --   (1,899,564)     0.18-7.00     0.22        (420)
Options canceled.........................     160,300     (160,300)     0.18-7.00     1.35        (216)
Stock purchase rights granted............    (120,400)     120,400           0.18     0.18          22
Stock purchase rights exercised..........          --     (120,400)          0.18     0.18         (22)
                                           ----------   ----------   ------------    -----     -------
Balances, December 31, 1999..............     984,255    5,175,175   $0.18-$22.75    $1.95     $10,092
                                           ==========   ==========   ============    =====     =======

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

  -------------------------------------------------------------------------
                      OPTIONS OUTSTANDING
             -------------------------------------    OPTIONS EXERCISABLE
                             WEIGHTED                ----------------------
                             AVERAGE      WEIGHTED                 WEIGHTED
                            REMAINING     AVERAGE                  AVERAGE
  EXERCISE     NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
   PRICE     OUTSTANDING   LIFE (YEARS)    PRICE     OUTSTANDING    PRICE
  --------   -----------   ------------   --------   -----------   --------
   $ 0.18     2,933,052         9.1        $ 0.18     1,893,635     $ 0.18
     0.27       991,610         9.3          0.27       404,950       0.27
     0.36        67,200         9.3          0.36        58,800       0.36
     0.54       384,476         9.4          0.54       147,526       0.54
     3.57       105,084         9.5          3.57        33,390       3.57
     7.00       288,453         9.6          7.00        35,627       7.00
    14.44        61,000         9.9         14.44            --      14.44
    16.25       241,000         9.8         16.25            --      16.25
    16.75        75,000        10.0         16.75            --      16.75
    22.75        28,300         9.7         22.75            --      22.75
              ---------                               ---------
              5,175,175                               2,573,928
              =========                               =========

As of December 31, 1997 and 1998, there were no options outstanding.

PRO FORMA STOCK-BASED COMPENSATION. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") for option grants to employees. Had compensation cost been recorded based on the fair value at the grant date for the awards in 1999 consistent with the provisions of SFAS No. 123, the Company's net loss for the year ended December 31, 1999 would have been as follows:

                                                              --------
                                                                1999
                                                              --------
Net loss attributable to common stockholders -- as
  reported..................................................  $(53,645)
Net loss attributable to common stockholders -- pro forma
  (unaudited)...............................................   (54,544)
Net loss per common share -- basic and diluted as
  reported..................................................     (4.13)
Net loss per common share -- basic and diluted pro forma
  (unaudited)...............................................     (4.20)

Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year. In addition the value of options granted whilst the Company was non-public have been established using the minimum value method. The fair value of each option grant in 1999 have been estimated on the date of grant using the risk-free interest rates between 5% and 6%, expected lives of four years and a dividend yield of nil. The fair value of all future grants will be established using a method which includes a volatility factor.

RESTRICTED STOCK AGREEMENTS. In February 1999, the Company issued from the plan 120,400 shares of its common stock on exercise of stock purchase rights granted in exchange for services under restricted purchase agreements. In accordance with the term of the grant the repurchase provision expired on August 25, 1999, the effective date of the Company's IPO.

Additionally, the Company recorded unearned stock-based compensation for restricted common stock granted to service providers of approximately $1,270 including the effect of the accelerated vesting on the effective date of the Company's IPO during the year ended December 31, 1999.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

WARRANT. Pursuant to a marketing and distribution agreement entered into on November 11, 1998, the Company agreed to issue a stock purchase warrant to purchase up to 280,000 shares of common stock at $1.43 per share and expires on December 31, 1999. The warrant has been recorded at its fair value of $168 with the costs charged to the statement of operations and comprehensive income (loss) in the year ended December 31, 1998. The fair value of the warrant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in the model: no annual dividend, expected volatility of 55%, risk-free interest rate of 5.35%; and an expected life of 1.2 years. This warrant was exercised in December 1999.

STOCK-BASED COMPENSATION. In connection with certain stock option grants to employees during the year ended December 31, 1999, the Company recorded unearned stock-based compensation totaling $15,734, which is being amortized over the vesting periods of the related options which is generally two to three years. Amortization of this stock-based compensation recognized during the year ended December 31, 1999 totaled approximately $13,199. The total unearned stock-based compensation recorded to date will be amortized as follows: $1,842 in 2000; $595 in 2001 and $98 in 2002.

Options to acquire 1,870,680 and 715,553 shares of common stock were issued to non-employees during the year ended December 31, 1998 and 1999, respectively. The fair value of the common stock options was determined to be $536 and $5,610 for 1998 and 1999, respectively, using the Black-Scholes pricing model. Stock-based compensation related to stock options granted to non-employees is recognized as the service is provided. At each reporting date, the Company remeasures the unvested portion of such option grants using the Black-Scholes pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. In connection with the grant of stock options to non-employees, the Company recorded stock-based compensation expense of $536 and $5.6 million for the year ended December 31, 1998 and 1999, respectively. Future stock-based compensation from these options is estimated to be $484 at December 31, 1999.

7. INCOME TAXES

The principal items accounting for the difference between income taxes computed at the Statutory rate and the provision for income taxes are as follows:

                                                              -----------------------
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              1997     1998     1999
                                                              -----    -----    -----
Statutory rate (Canadian 1997 and 1998, US Federal 1999)....   44.5%    44.5%    34.0%
Amounts not deductible for tax purposes.....................   (0.5)%    0.0%   (13.9)%
Operating losses not benefited..............................  (44.0)%  (44.5)%  (20.1)%
                                                              -----    -----    -----
                                                                 --       --       --
                                                              =====    =====    =====

No federal or state income taxes were recorded for the years prior to 1999.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

At December 31, 1999, bamboo.com Canada Inc. had accumulated income tax losses of $1,944 available in Canada for carry-forward to reduce taxable income of future years, the benefit of which has not been recorded in these financial statements. The income tax losses expire as follows:

                                                              ----------
2002........................................................  $       83
2003........................................................         137
2004........................................................       1,724
                                                              ----------
                                                              $    1,944
                                                              ==========

For Canadian federal and Ontario provincial tax purposes, bamboo.com Canada Inc. net operating loss carryforwards are subject to certain limitations on utilization in the event of changes in ownership.

At December 31, 1999, the Company had accumulated approximately $26,911 and $32,218 of federal and state net operating loss carryforwards available to offset future taxable income which expire at varying amounts beginning in 2019 and 2007, respectively. Under the Tax Reform Act of 1986, the amounts and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Such amounts, if any, have not been determined. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

Deferred tax assets are summarized as follows:

                                                              -----------------
                                                              1998       1999
                                                              -----    --------
Deferred tax assets:
Non-capital losses (Canadian 1998 and US Federal 1999)......  $ 865    $ 11,029
Deferred revenue............................................     --         831
Accrued liabilities.........................................     --         221
Other.......................................................      8          95
                                                              -----    --------
                                                                873      12,176
Deferred tax liabilities:
  Depreciation and amortization.............................     --         (64)
                                                              -----    --------
  Net Deferred tax assets...................................    873      12,112
Valuation allowance.........................................   (873)    (12,112)
                                                              -----    --------
                                                              $  --    $     --
                                                              =====    ========

The Company has recorded a full valuation allowance against its deferred tax assets because it believes it is more likely than not that sufficient taxable income will not be realized during the carryforward period to utilize the deferred tax asset. The valuation allowance increased by $770 and $11,239 during 1998 and 1999, respectively. Realization of the future tax benefits related to the deferred tax assets is dependent upon many factors, including the Company's ability to generate taxable income in the respective tax jurisdiction within the loss carryforward periods.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

8. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                              ------------------------------
                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                  1997       1998       1999
                                                              --------   --------   --------
Supplemental disclosures:
  Unearned stock-based compensation related to stock option
     grants.................................................  $     --   $     --   $ 15,734
                                                              --------   --------   --------
  Property and equipment acquired under capital leases......        --         --        502
                                                              --------   --------   --------
  Conversion of notes payable to Series B...................        --         --      1,800
                                                              --------   --------   --------
  Issuance of Series B convertible preferred stock in
     settlement of interest.................................        --         --          8
                                                              --------   --------   --------
  Dividend relative to beneficial conversion feature of
     Series B...............................................        --         --      1,000
                                                              --------   --------   --------
  Exercise of common stock options and warrants in exchange
     for note receivable....................................        --         78        127
                                                              --------   --------   --------
  Interest paid.............................................        --         --         66
                                                              --------   --------   --------
  Income taxes paid.........................................        --         --          1
                                                              --------   --------   --------
  Note receivable settled as offset of note payable.........        --         24         --
                                                              --------   --------   --------
  Common stock issued below fair value......................        --         45         --
                                                              --------   --------   --------
  Issuance of common stock for services.....................        --        326      1,270
                                                              --------   --------   --------
  Issuance of warrant for common stock for services.........        --        168         --
                                                              --------   --------   --------
  Issuance of options for common stock for services.........        --        536      5,610
                                                              --------   --------   --------

9. COMMITMENTS

OPERATING LEASES. The Company is obligated under leases for the rental of facilities, computer equipment and office equipment. Minimum future rental payments under the Company's current leases in effect as at December 31, 1999 are as follows:

                                                              --------
2000........................................................  $    863
2001........................................................       811
2002........................................................       437
2003........................................................       272
2004........................................................       100

Total rent expense was $8, $39 and $757 in the years ended December 31, 1997, 1998 and 1999.

MARKETING AND DISTRIBUTION AGREEMENTS. The Company has entered into marketing and distribution agreements with certain real estate destination Web sites to maintain certain promotional and linkage rights, and technology access in exchange for total minimum payments of $12,322 payable over three years. A total of $4,696 of the payments are non cancelable. The Company records the expenses as

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

incurred. Under the terms of the agreements (as amended), the following minimum non-cancelable and total future payments are due beginning in April 1999:

                                                              ------------------------
                                                              NON-CANCELABLE     TOTAL
                                                              --------------   -------
2000........................................................     $ 4,696       $ 5,563
2001........................................................          --         5,477
2002........................................................          --         1,282
2003........................................................          --            --
                                                                 -------       -------
                                                                 $ 4,696       $12,322
                                                                 =======       =======

In addition, under the terms of the distribution agreement entered into on July 15, 1999, the Company is subject to making additional payments totaling $1,375 which are contingent upon the party achieving certain milestones.

CAPITAL LEASE OBLIGATIONS. On March 24, 1999, the Company entered into a master capital lease agreement to obtain up to $1,500 in capital lease financing for purchases of video equipment, office furniture and other equipment including computer hardware and software made subsequent to January 1, 1999 to December 31, 1999. On May 6, 1999, the Company committed $426 in property and equipment to capital lease under a sale and leaseback provision of the master capital lease agreement.

At December 31, 1999, the future minimum payments under these and other capital lease agreements are as follows:

                                                              ----
2000........................................................  $274
2001........................................................   269
2002........................................................   154
                                                              ----
Minimum lease payments......................................   697
Less: Amount representing interest..........................   133
                                                              ----
Principal amount of minimum lease payments..................   564
Less current portion........................................   191
                                                              ----
                                                              $373
                                                              ----

10. RELATED PARTY TRANSACTIONS

Notes payable issued to stockholders in 1998 were non-interest bearing if repaid in total, on or before June 30, 1999. These notes were repaid in total before June 30, 1999. In October 1999, the Company issued 173,600 shares of Common Stock to an executive officer in exchange for a $34 note receivable. The note bears interest at a rate of 6% per annum and is collateralized by the shares, all proceeds of the shares and other collateral.

11. SEGMENT INFORMATION

The Company has adopted the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information,"

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

effective for fiscal years beginning after December 31, 1997. SFAS 131 supersedes Statement of Financial Accounting Standards No. 14 of SFAS 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information.

Management uses one measurement of profitability for its business. The Company markets its products and related services to customers in the United States and Canada.

Revenue and long-lived asset information by geographic area are as follows:

                                                              ---------------------
                                                                         LONG-LIVED
                                                              REVENUES       ASSETS
                                                              --------   ----------
1999
  Canada....................................................   $  249      $2,486
  United States.............................................    3,507       2,736
                                                               ------      ------
                                                               $3,756      $5,222
                                                               ======      ======
1998
  Canada....................................................   $   77      $   50
  United States.............................................       --         162
                                                               ------      ------
                                                               $   77      $  212
                                                               ======      ======
1997
  Canada....................................................   $   46      $   14
  United States.............................................       --          --
                                                               ------      ------
                                                               $   46      $   14
                                                               ======      ======

12. SUBSEQUENT EVENTS

MERGER WITH INTERACTIVE PICTURES CORPORATION. The Company and Interactive Pictures Corporation entered into an Agreement and Plan of Merger dated as of October 25, 1999 (the "Merger Agreement"). Pursuant to the Merger Agreement, Interactive Pictures Corporation became a wholly-owned subsidiary of a newly-formed bamboo.com, Inc. subsidiary, Internet Pictures Corporation ("iPIX") on January 19, 2000. In exchange for Interactive Pictures Corporation common stock, the Company issued 1.369 shares of its common stock for every share of Interactive Pictures Corporation common stock outstanding as of January 19, 2000. All outstanding options to purchase Interactive Pictures Corporation common stock were assumed by the Company and became options to purchase shares of the Company's common stock. iPIX was then merged with and into the Company and the name of the surviving company remained iPIX. The transaction is accounted for as a pooling of interest and qualifies as a tax-free reorganization. The merger has been approved by both the Board of Directors and shareholders of the Company and Interactive Pictures Corporation.

WARRANTS. On January 6, 2000, the Company granted warrants in connection with a strategic relationship to purchase a total of 200,000 shares of common stock at an exercise price per share equal to 90% of the of the average closing price of the Company's common stock calculated over the fifteen trading days immediately preceding the date of the warrant. The warrants vest as follows: 100,000 six months after the incorporation of immoeuro B.V., 50,000 on September 30, 2000 and 50,000 on December 31, 2000.

                         INTERNET PICTURES CORPORATION
                          (FORMERLY BAMBOO.COM, INC.)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Based on the term of the warrant, fair value of the underlying common stock and the risk-free rate at the date of grant, a volatility of 70% and a nil dividend yield, the Company estimates a charge of approximately $2,253 of unearned stock-based compensation. As the shares subject to warrant are unvested, the unvested shares will be revalued at each reporting date and the revised fair value will be expensed upon the vesting of the remaining shares. As a result, the charge is subject to substantial increase of decrease based on future changes in the fair value of the underlying common stock.

MERGER WITH PICTUREWORKS TECHNOLOGY. The Company and PictureWorks Technology, Inc. (PictureWorks) entered into an Agreement and Plan of Merger dated March 6, 2000 ("the Merger Agreement"). Pursuant to the Merger Agreement, PictureWorks became a wholly-owned subsidiary of a newly-formed iPIX subsidiary, Purple Sub, Inc. on March 31, 2000. A total of 4,644,334 shares of iPIX common stock were exchanged for all common and mandatorily redeemable convertible preferred shares of PictureWorks. All outstanding options and warrants to purchase PictureWorks' common stock were assumed by iPIX and became options to purchase shares of iPIX.

                         INTERNET PICTURES CORPORATION

                SUPPLEMENTAL POOLED CONSOLIDATED BALANCE SHEETS

                                                              --------------------
                                                                  DECEMBER 31,
                                                              --------------------
                                                                  1998        1999
                                                              --------   ---------
(In thousands, except share and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $  1,494   $  18,627
Securities available-for-sale...............................        --      42,739
Accounts receivable, net of allowance for doubtful accounts
  of $171 in, 1998 and $198 in 1999.........................       861       3,356
Inventory, net of reserve for obsolescence of $100 in 1998
  and $55 in 1999...........................................       328       1,059
Prepaid expenses and other current assets...................       384       7,211
                                                              --------   ---------
         Total current assets...............................     3,067      72,992
Long-term securities available-for-sale.....................        --      12,000
Property and equipment, net.................................     1,565       9,135
Other assets................................................       137       1,676
                                                              --------   ---------
         Total assets.......................................  $  4,769   $  95,803
                                                              ========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Convertible debenture.......................................  $  1,000   $      --
Accounts payable............................................       534       2,711
Accrued liabilities.........................................     1,770       6,203
Deferred revenue............................................       118       5,262
Notes payable to stockholders...............................         8          --
Current portion of promissory note and obligations under
  capital lease.............................................         8         199
                                                              --------   ---------
         Total current liabilities..........................     3,438      14,375
                                                              --------   ---------
Promissory note and obligations under capital lease, net of
  current portion...........................................        21         387
Commitments and contingencies (Note 11)
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 and no par values in 1998 and $0.001
  par value in 1999.........................................         6           0
  Authorized: 12,136,438 in 1998 and 15,001,100 in 1999
  Issued and outstanding: 6,430,375 in 1998 and none in 1999
  Aggregate liquidation value: $25,536 in 1998 and nil in
    1999
Class B common stock, $0.0001 par value:                             1           1
  Authorized: Unlimited in 1998 and 7,421,536 in 1999
  Issued and outstanding: 7,421,536 in 1998 and 7,012,736 in
    1999
Common stock, $0.001 par value:                                      6          38
  Authorized: 51,279,160 in 1998 and 150,000,000 in 1999
  Issued and outstanding: 5,615,371 in 1998 and 38,231,581
    in 1999
Additional paid-in capital..................................    27,458     187,829
Notes receivable from stockholders..........................       (54)       (181)
Unearned stock-based compensation...........................        --      (2,955)
Accumulated deficit.........................................   (26,098)   (103,701)
Accumulated other comprehensive income (loss)...............        (9)         10
                                                              --------   ---------
         Total stockholders' equity.........................     1,310      81,041
                                                              --------   ---------
         Total liabilities and stockholders' equity.........  $  4,769   $  95,803
                                                              ========   =========

The accompanying notes are an integral part of these supplemental pooled consolidated financial statements.

                         INTERNET PICTURES CORPORATION

           SUPPLEMENTAL POOLED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              -----------------------------
                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                                 1997       1998       1999
                                                              -------   --------   --------
(In thousands, except per share amounts)
REVENUES:
Products....................................................  $ 2,174   $  2,789   $ 12,523
Research and development services...........................      318        329         --
                                                              -------   --------   --------
                                                                2,492      3,118     12,523
                                                              -------   --------   --------
COST OF REVENUES:
Products (excludes stock-based compensation of $0, $0,
  $398).....................................................      461      1,274      7,262
Research and development services...........................      316        241         --
                                                              -------   --------   --------
                                                                  777      1,515      7,262
                                                              -------   --------   --------
Gross profit................................................    1,715      1,603      5,261
                                                              -------   --------   --------
OPERATING EXPENSES:
  Sales and marketing (excludes stock-based compensation of
     $0, $583 and $13,353)..................................    2,839      8,783     37,785
  Research and development (excludes stock-based
     compensation of $0, $133 and $1,331)...................    1,213      2,885      5,359
  General and administrative (excludes stock-based
     compensation of $0, $446 and $5,593)...................    2,720      3,939     13,906
  Amortization of product development and patent costs......      858         --         --
  Stock-based compensation expense..........................       --      1,162     20,675
                                                              -------   --------   --------
          Total operating expenses..........................    7,630     16,769     77,725
                                                              -------   --------   --------
Loss from operations........................................   (5,915)   (15,166)   (72,464)
OTHER INCOME (EXPENSE):
Interest expense............................................      (42)      (202)    (6,684)
Other income (expense), net.................................      236        303      2,545
                                                              -------   --------   --------
Net loss....................................................   (5,721)   (15,065)   (76,603)
                                                              -------   --------   --------
Beneficial conversion related to issuance of Series B
  convertible preferred stock...............................       --         --     (1,000)
                                                              -------   --------   --------
Net loss attributable to common stockholders................  $(5,721)  $(15,065)  $(77,603)
                                                              -------   --------   --------
Basic and diluted loss per common share.....................  $ (0.50)  $  (1.22)  $  (3.01)
                                                              =======   ========   ========
Weighted average common shares -- basic and diluted.........   11,425     12,334     25,757
                                                              =======   ========   ========

The accompanying notes are an integral part of these supplemental pooled consolidated financial statements.

                         INTERNET PICTURES CORPORATION

                  SUPPLEMENTAL POOLED CONSOLIDATED STATEMENTS
                       OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE PERIOD FROM JANUARY 1, 1997 TO DECEMBER 31, 1999

                                     --------------------------------------------------------------------------------------------
                                                               CLASS B COMMON                                           NOTES
                                        PREFERRED STOCK            STOCK             COMMON STOCK       ADDITIONAL    RECEIVABLE
                                     ---------------------   ------------------   -------------------    PAID IN         FROM
                                       NUMBER      AMOUNT     NUMBER     AMOUNT     NUMBER     AMOUNT    CAPITAL     STOCKHOLDERS
                                     -----------   -------   ---------   ------   ----------   ------   ----------   ------------
In thousands, except share and per
 share amounts
Balances -- January 1, 1997........           --   $    --   2,800,000     $--     8,606,307    $ 9      $ 10,126       $  --
 Common stock issued for cash in
   July 1997.......................           --        --      45,025     --             --     --            14          --
 Net loss..........................           --        --          --     --             --     --            --          --
 Other comprehensive income........           --        --          --     --             --     --            --          --
                                     -----------   -------   ---------     --     ----------    ---      --------       -----
Balances -- December 31, 1997......           --        --   2,845,025     --      8,606,307      9        10,140          --
 Issuance of Series A convertible
   preferred stock in October and
   December 1998...................      231,250        --          --     --             --     --           925          --
 Common stock issued for cash
   through March to September
   1998............................           --        --   1,342,231     --             --     --           432          --
 Common stock issued for services
   through February to May 1998....           --        --   1,027,600     --             --     --           326          --
 Issuance of options to purchase
   common stock in exchange for
   services........................           --        --          --     --             --     --           536          --
 Shares issued upon exercise of
   options for common stock........           --        --   2,206,680      1             --     --            83         (78)
 Warrants for common stock
   issued..........................           --        --          --     --             --     --            23          --
 Issuance of warrant for common
   stock for services..............           --        --          --     --             --     --           168          --
 Settlement of note receivable as
   offset to note payable..........           --        --          --     --             --     --            --          24
 Conversion of common stock into
   Series A & B preferred stock....    3,174,841         3          --     --     (3,174,841)    (3)           15          --
 Proceeds from issuance of Series C
   preferred stock and warrants,
   net of related costs............    2,996,327         3          --     --             --     --        12,526          --
 Conversion of $1,000 debenture
   into Series C preferred stock...      230,486        --          --     --             --     --         1,000          --
 Proceeds from issuance of common
   stock and warrants, net of
   related costs...................           --        --          --     --        314,269     --         1,281          --
 Exchange of common for preferred
   shares and related repurchase
   and retirement of Series C
   preferred stock.................           --        --          --     --       (232,792)    --            --          --
 Repurchase and retirement of
   Series B preferred stock........     (202,528)       --          --     --             --     --            --          --
 Issuance of common stock upon
   exercise of stock options.......           --        --          --     --        102,429     --             3          --
 Net loss..........................           --        --          --     --             --     --            --          --
 Other comprehensive loss..........           --        --          --     --             --     --            --          --
                                     -----------   -------   ---------     --     ----------    ---      --------       -----
Balances -- December 31, 1998......    6,430,376         6   7,421,536      1      5,615,372      6        27,458         (54)
 Issuance of Series B preferred
   stock, net......................    2,324,780         2          --     --             --     --        13,403          --
 Conversion of Series A and Series
   B preferred stock into common
   stock...........................   (2,556,030)       (1)         --     --      7,156,870      7            (6)         --
 Issuance of common stock with
   Series C mandatorily redeemable
   preferred stock in June 1999....                                 --     --      1,250,830      1         6,605          --
 Issuance of common stock on
   IPOs............................           --        --          --     --      9,646,650     10        90,076          --
 Conversion of Class B common stock
   to common stock.................           --        --    (408,800)              408,800                   --          --
 Issuance of common stock upon
   exercise of warrants............           --        --          --     --      1,034,684      1           723          --
 Stock options granted for services
   in 1999.........................           --        --          --     --             --     --         5,610          --
 Unearned stock-based
   compensation....................           --        --          --     --             --     --        16,750          --
 Amortization of stock-based
   compensation....................           --        --          --     --             --     --            --          --
 Restricted common stock issued to
   service provider in January
   1999............................           --        --          --     --        120,400     --         1,270          --
 Amortization of stock-based
   compensation for service
   provider........................           --        --          --     --             --     --            --          --
 Stock issued on exercise of stock
   options.........................           --        --          --     --      1,899,561      2           418        (127)
 Dividend relative to beneficial
   conversion feature related to
   issuance of Series B preferred
   stock...........................           --        --          --     --             --     --         1,000          --

                                     -----------------------------------------------------
                                                     ACCUMULATED
                                       UNEARNED         OTHER
                                     STOCK-BASED    COMPREHENSIVE   ACCUMULATED
                                     COMPENSATION   INCOME (LOSS)     DEFICIT      TOTAL
                                     ------------   -------------   -----------   --------
In thousands, except share and per
 share amounts
Balances -- January 1, 1997........    $    --           $(1)        $  (3,919)   $  6,215
 Common stock issued for cash in
   July 1997.......................         --            --                --          14
 Net loss..........................         --            --            (5,721)     (5,721)
 Other comprehensive income........         --             1                --           1
                                       -------           ---         ---------    --------
Balances -- December 31, 1997......         --            --            (9,640)        509
 Issuance of Series A convertible
   preferred stock in October and
   December 1998...................         --            --                --         925
 Common stock issued for cash
   through March to September
   1998............................         --            --                --         432
 Common stock issued for services
   through February to May 1998....         --            --                --         326
 Issuance of options to purchase
   common stock in exchange for
   services........................         --            --                --         536
 Shares issued upon exercise of
   options for common stock........         --            --                --           6
 Warrants for common stock
   issued..........................         --            --                --          23
 Issuance of warrant for common
   stock for services..............         --            --                --         168
 Settlement of note receivable as
   offset to note payable..........         --            --                --          24
 Conversion of common stock into
   Series A & B preferred stock....         --            --               (15)         --
 Proceeds from issuance of Series C
   preferred stock and warrants,
   net of related costs............         --            --                --      12,529
 Conversion of $1,000 debenture
   into Series C preferred stock...         --            --                --       1,000
 Proceeds from issuance of common
   stock and warrants, net of
   related costs...................         --            --                --       1,281
 Exchange of common for preferred
   shares and related repurchase
   and retirement of Series C
   preferred stock.................         --            --              (500)       (500)
 Repurchase and retirement of
   Series B preferred stock........         --            --              (878)       (878)
 Issuance of common stock upon
   exercise of stock options.......         --            --                --           3
 Net loss..........................         --            --           (15,065)    (15,065)
 Other comprehensive loss..........         --            (9)               --          (9)
                                       -------           ---         ---------    --------
Balances -- December 31, 1998......         --            (9)          (26,098)      1,310
 Issuance of Series B preferred
   stock, net......................         --            --                --      13,405
 Conversion of Series A and Series
   B preferred stock into common
   stock...........................         --            --                --          --
 Issuance of common stock with
   Series C mandatorily redeemable
   preferred stock in June 1999....         --            --                --       6,606
 Issuance of common stock on
   IPOs............................         --            --                --      90,086
 Conversion of Class B common stock
   to common stock.................         --            --                --          --
 Issuance of common stock upon
   exercise of warrants............         --            --                --         724
 Stock options granted for services
   in 1999.........................         --            --                --       5,610
 Unearned stock-based
   compensation....................    (16,750)           --                --          --
 Amortization of stock-based
   compensation....................     13,795            --                --      13,795
 Restricted common stock issued to
   service provider in January
   1999............................     (1,270)           --                --          --
 Amortization of stock-based
   compensation for service
   provider........................      1,270            --                --       1,270
 Stock issued on exercise of stock
   options.........................         --            --                --         293
 Dividend relative to beneficial
   conversion feature related to
   issuance of Series B preferred
   stock...........................         --            --            (1,000)         --

                                     --------------------------------------------------------------------------------------------
                                                               CLASS B COMMON                                           NOTES
                                        PREFERRED STOCK            STOCK             COMMON STOCK       ADDITIONAL    RECEIVABLE
                                     ---------------------   ------------------   -------------------    PAID IN         FROM
                                       NUMBER      AMOUNT     NUMBER     AMOUNT     NUMBER     AMOUNT    CAPITAL     STOCKHOLDERS
                                     -----------   -------   ---------   ------   ----------   ------   ----------   ------------
 Proceeds from issuance of Series D
   preferred stock and warrants,
   net of related costs............    4,264,885         4          --     --             --     --        22,080          --
 Issuance of common stock upon
   exercise of stock options.......           --        --          --     --        305,457     --           326          --
 Conversion of $1,000 debenture and
   interest into Series C preferred
   stock...........................      238,939        --          --     --             --     --         1,036          --
 Conversion of preferred stock to
   common stock....................  (10,702,950)      (11)         --     --     10,702,950     11            --          --
 Conversion of redeemable common
   stock to common stock...........           --        --          --     --         13,951     --            80          --
 Issuance of common stock for
   advertising fees................           --        --          --     --         76,056     --         1,000          --
 Net loss..........................           --        --          --     --             --     --            --          --
 Other comprehensive income........           --        --          --     --             --     --            --          --
                                     -----------   -------   ---------     --     ----------    ---      --------       -----
Balances -- December 31, 1999......           --   $    --   7,012,736     $1     38,231,581    $38      $187,829       $(181)
                                     ===========   =======   =========     ==     ==========    ===      ========       =====

                                     -----------------------------------------------------
                                                     ACCUMULATED
                                       UNEARNED         OTHER
                                     STOCK-BASED    COMPREHENSIVE   ACCUMULATED
                                     COMPENSATION   INCOME (LOSS)     DEFICIT      TOTAL
                                     ------------   -------------   -----------   --------
 Proceeds from issuance of Series D
   preferred stock and warrants,
   net of related costs............         --            --                --      22,084
 Issuance of common stock upon
   exercise of stock options.......         --            --                --         326
 Conversion of $1,000 debenture and
   interest into Series C preferred
   stock...........................         --            --                --       1,036
 Conversion of preferred stock to
   common stock....................         --            --                --          --
 Conversion of redeemable common
   stock to common stock...........         --            --                --          80
 Issuance of common stock for
   advertising fees................         --            --                --       1,000
 Net loss..........................         --            --           (76,603)    (76,603)
 Other comprehensive income........         --            19                --          19
                                       -------           ---         ---------    --------
Balances -- December 31, 1999......    $(2,955)          $10         $(103,701)   $ 81,041
                                       =======           ===         =========    ========

The accompanying notes are an integral part of these supplemental pooled consolidated financial statements.

                         INTERNET PICTURES CORPORATION

           SUPPLEMENTAL POOLED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              ------------------------------
                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                 1997       1998        1999
(In thousands)                                                -------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(5,721)  $(15,065)  $ (76,603)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................    1,001        256       1,325
  Provisions for doubtful accounts receivable...............      190        (20)         27
  Provision for inventory obsolescence......................      (44)       100         195
  Loss (gain) on disposal of fixed assets...................       88         --          (6)
  Amortization of discounts on securities
     available-for-sale.....................................      (51)      (167)       (177)
  Interest charge on redemption of Series C mandatorily
     redeemable preferred stock.............................       --         --       6,606
  Non-cash compensation expense related to issuance of
     options and warrants...................................       --         --      13,821
  Issuance of common stock, options and warrant in exchange
     for services...........................................       --      1,074       6,880
  Issuance of Series B convertible preferred stock in
     settlement of
     interest payable.......................................       --         --           8
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (452)      (298)     (2,522)
     Inventory..............................................     (120)      (196)       (926)
     Prepaid expenses and other current assets..............        7       (255)     (5,826)
     Other assets...........................................     (162)       (19)     (1,383)
     Accounts payable.......................................      (78)       202       2,189
     Accrued liabilities....................................      528      1,176       4,462
     Costs and estimated earnings in excess of billings on
       uncompleted contracts................................      (35)        64          --
     Deferred revenue.......................................     (100)        55       5,144
                                                              -------   --------   ---------
          Net cash used in operating activities.............   (4,949)   (13,093)    (46,786)
                                                              -------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................     (510)    (1,132)     (8,426)
Purchases of securities available-for-sale..................   (3,933)    (7,832)   (113,328)
Maturities of securities available-for-sale.................    3,485      8,999      58,766
Purchase of intangible asset................................       --         --        (150)
Proceeds from disposal of property and equipment............       --         --          42
                                                              -------   --------   ---------
          Net cash provided by (used in) investing
            activities......................................     (958)        35     (63,096)
                                                              -------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock..................       14      1,700      98,817
Net proceeds from issuance of preferred stock...............       --     13,454      41,075
Repurchase of preferred and common stock....................       --     (1,378)     (3,730)
Proceeds from obligation under capital leases...............       --         --         204
Repayment of obligation under capital lease.................       --         --        (142)
Repayment of Series C mandatorily redeemable convertible
  preferred stock...........................................       --         --     (11,000)
Issuance (repayment) of convertible debenture...............    3,000     (1,000)      1,800
Notes payable to stockholders and repayments of notes
  payable...................................................      (17)       (35)        (15)
                                                              -------   --------   ---------
          Net cash provided by financing activities.........    2,997     12,741     127,009
                                                              -------   --------   ---------
Effect of exchange rate changes on cash.....................        3        (19)          6
                                                              -------   --------   ---------
Net increase (decrease) in cash and cash equivalents........   (2,907)      (336)     17,133
Cash and cash equivalents, beginning of year................    4,737      1,830       1,494
                                                              -------   --------   ---------
Cash and cash equivalents, end of year......................  $ 1,830   $  1,494   $  18,627
                                                              =======   ========   =========

The accompanying notes are an integral part of these supplemental pooled consolidated financial statements.

                         INTERNET PICTURES CORPORATION

         NOTES TO SUPPLEMENTAL POOLED CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

On January 19, 2000, bamboo.com, Inc. (bamboo) merged with Interactive Pictures Corporation (Interactive) in a transaction accounted for using the pooling of interests method of accounting (Note 3). Concurrent with the merger, bamboo changed its name to Internet Pictures Corporation ("iPIX" or "the Company"). For financial reporting purposes, bamboo is considered the successor business to Jutvision Corporation, a Canadian corporation (Note 15).

iPIX is an Internet infrastructure company that provides visual content and other digital media solutions to facilitate commerce, communication and entertainment. The Company offers complete end-to-end solutions that include the capture, processing, hosting and distribution of visual content and other digital media for the Internet. iPIX solutions are designed for many types of digital media content, including still images, 360 by 360 immersive images, slide shows, video, animation and audio.


The Company has cash, cash equivalents and securities available-for-sale of $49,221 at March 31, 2000. Management believes that existing cash and investment balances will be sufficient to fund operations through December 2000. In May 2000, the Company anticipates completion of a secondary offering of its common stock. The proceeds from this offering will likely be required in order for the Company to meet working capital needs beyond December 2000. There can be no assurance, however, that the Company will be able to complete this offering or that it will raise additional equity or debt financing under terms favorable to the Company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Company include the accounts of iPIX and its wholly-owned subsidiaries, Interactive Pictures UK Limited, a United Kingdom company and bamboo.com Canada, Inc. All significant intercompany balances and transactions have been eliminated.

FOREIGN CURRENCY TRANSLATION. The functional currency of the Company's Canadian and United Kingdom subsidiaries is the Canadian dollar and British pound, respectively. Monetary assets and liabilities denominated in foreign currencies were translated into the Company's functional currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities and transactions were translated at exchange rates prevailing at the respective transaction dates. Revenue and expenses are translated at the average rates of exchange during the year. Translation gains and losses are recorded in accumulated other comprehensive income (loss). Transaction exchange gains and losses were included in the statement of operations.

CASH, CASH EQUIVALENTS AND INVESTMENTS. The Company considers all highly liquid debt instruments with an original maturity or remaining maturity at date of purchase of three months or less to be cash equivalents. All other liquid investments are classified as either short-term or long-term investments.

Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 1999, all investment securities are designated as available-for-sale. Available-for-sale securities are carried at fair value, using available market information and appropriate valuation methodologies, with unrealized gains and losses reported in accumulated other comprehensive income
(loss).

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in the statement of income. There have been no such transactions in the year ended December 31, 1999.

Interest income includes interest, amortization of purchase premiums and discounts, and realized gains and losses on sales of securities. The cost of securities sold is based on the specific identification method.

CERTAIN RISKS AND CONCENTRATIONS. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the U.S. and abroad. The Company performs ongoing credit evaluations of its clients' financial condition and generally requires no collateral from its clients. To date, the Company has not experienced any material losses.

During 1998, one customer accounted for 13% of revenue and 16% of accounts receivable. One additional customer also represented 16% of accounts receivable at December 31, 1998. No customer represented in excess of 10% of the Company's accounts receivable at December 31, 1999. No customer represented in excess of 10% of the Company's revenues in 1997 or 1999.

More than 47% of the Company's revenue is related to the real estate industry. The Company does not list real estate on its own web site and is therefore dependent upon distribution agreements with real estate destination sites. If any of these agreements were terminated, its revenues and results of operations could be adversely affected.

INVENTORY. Inventory, which consists primarily of digital cameras and related hardware, is stated at the lower of cost or market, with costs determined using standard costs (which approximate first-in, first-out costs). The Company records a provision for obsolete inventory whenever such an impairment has been identified.

PREPAID EXPENSES. Prepaid expenses consist primarily of advertising, trade shows, insurance, and merger-related costs, which will be reflected as an expense during the period benefited.

PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost and are depreciated primarily using the straight-line method over estimated useful lives, which range from two to ten years. Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements, and improvements are capitalized. Gains and losses from disposals are included in operations as incurred.

PATENTS AND PRODUCT DEVELOPMENT COSTS. External legal costs incurred to maintain the Company's intellectual property position are capitalized and amortized over the estimated useful life of the related patents.

The Company also capitalizes eligible software costs incurred after technological feasibility of the product has been established by a working model. Capitalized software costs are amortized over the estimated useful life of the product on a straight-line basis.

During 1997, the Company became aware of certain competitors using alternative technologies and determined that it was necessary to revise the estimated economic lives of both capitalized product

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

development costs and patent costs from five years and seven years, respectively, to one year and three years, respectively. The effect of the change was to increase amortization expense by approximately $650. Qualifying costs in 1998 and 1999 were insignificant and, therefore, the Company did not capitalize such costs.

ACCOUNTING FOR LONG-LIVED ASSETS. The carrying value of intangible assets, property and equipment, and other long-lived assets is reviewed on a regular basis for the existence of facts, both internally and externally, that may suggest impairment. The Company recognizes impairment losses whenever events or circumstances result in the carrying amount of the assets exceeding the sum of the expected future cash flows associated with such assets. The measurement of the impairment losses to be recognized is based on the difference between the discounted cash flows from such assets and the carrying amounts of the assets. To date no such impairment has been indicated.

INCOME TAXES. The Company uses the asset and liability method of accounting for income taxes, which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance against deferred tax assets is recorded if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

The Company does not recognize deferred income taxes for temporary differences associated with its investment in the foreign subsidiary because the differences are essentially permanent in duration.

Interactive Pictures UK Limited is not included in the tax filing of its parent, Interactive Pictures Corporation. As a result, Interactive Pictures UK Limited files a separate return with the United Kingdom tax authorities.

REVENUE RECOGNITION. Product revenue is recognized upon shipment or delivery to distributors and end users provided there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. Revenue from the sale of the Company's virtual tour products is recognized upon distribution to the website designated by the customer. The Company provides an allowance for returns upon recognizing revenue as deemed necessary based on historical experience. Returns were insignificant for all years presented. Payments received in advance are initially recorded as deferred revenue and recognized ratably as obligations are fulfilled.

During 1997 and 1998, the Company derived service revenues from research and development activities performed under fixed-price contracts with certain U.S. government agencies and other third parties. Such revenues were recognized using the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs, or as certain targets in the development process were met, as appropriate under the contract). Provisions for estimated losses on uncompleted contracts were made on a contract-by-contract basis and recognized in the period in which such losses became probable and could be reasonably estimated. Such losses were insignificant. Unbilled fees and services on contracts were comprised of costs plus estimated earnings on certain contracts in excess of contractual billings on such contracts. Advanced billings and billings in excess of costs plus estimated earnings were classified as deferred revenue.

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

BARTER REVENUES. Barter revenues come from barter sales of the Company's products which are similar in nature to the Company's cash sales for the same products. Barter revenues have resulted from the exchange by the Company of certain products for advertising. Barter revenues are recognized in accordance with APB 29, "Accounting for Nonmonetary Transactions." The Company records barter revenue at fair value of the products exchanged for advertising.

Revenues and sales and marketing expenses arising from these transactions are recorded at fair value as the Company has an established historical practice of receiving cash for similar sales. The Company recorded no barter revenue or related expense in 1997 or 1998. In 1999, the Company recorded barter revenues of $229,000, which represented approximately 2% of total revenues for 1999. Sales and marketing expense arising from these barter transactions is recognized when the advertising takes place which is typically the same period in which the products are delivered.

RESEARCH AND DEVELOPMENT COSTS. Research and development expenditures are expensed as incurred except for certain software development costs. Costs incurred under contracts to perform research and development for others, excluding contracts with government agencies, are accounted for under Statement of Financial Accounting Standards (SFAS) No. 68, Research and Development Arrangements.

ADVERTISING EXPENSES. All advertising expenditures are expensed as incurred. Advertising expenses for 1997, 1998 and 1999, were $399, $1,149 and $8,513, respectively. The Company recognizes expenditures under cooperative advertising arrangements net of reimbursements received from participants.

STOCK-BASED COMPENSATION. The Company has adopted the disclosure provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123. "Accounting for Stock-based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see Note 9). Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and exercise price of the option. Stock and other equity instruments issued to non-employees have been accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services," and valued using the Black-Scholes model.

In connection with certain employee and non-employee stock option and restricted stock grants, the Company amortizes unearned stock-based compensation over the vesting period of the related grant using the method prescribed in FASB Interpretation No. 28. Under this method, each vested tranche of options is accounted for as a separate grant awarded for past services. Accordingly, the compensation expense is recognized over the period in which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related grants.

The Company presents stock-based compensation expense as a separate line item in its consolidated statements of operations.

ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

could differ from those estimates. Examples of items affected by certain significant estimates made by management are long-lived assets, including patents and product development costs, certain accruals, receivables and inventory.

SEGMENT REPORTING. The Company uses a "management" approach, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. Segment reporting includes disclosures about products and services, geographic areas, and major customers.

NET LOSS PER SHARE. The Company computes net loss per share in accordance with SFAS No. 128, Earnings Per Share, Basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Common equivalent shares are included in the diluted net loss per share computation to the extent such shares are dilutive.

The following table sets forth common stock equivalents that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated:

                                                          ----------------------------------
                                                               YEARS ENDED DECEMBER 31,
                                                          ----------------------------------
                                                               1997        1998         1999
                                                          ---------   ---------   ----------
Weighted average effect of common stock equivalents
Preferred Stocks:
  Series A..............................................         --   1,670,444    1,488,868
  Series B..............................................         --     595,292    1,460,197
  Series C..............................................         --   2,068,592    1,918,406
  Series D..............................................         --          --    2,082,783
Employee stock options..................................    954,523     905,196    5,517,884
Warrants to purchase common stock.......................         --          --      685,512
Unvested common stock subject to repurchase.............         --          --       19,242
Convertible debenture...................................    119,085     604,387       51,781
                                                          ---------   ---------   ----------
                                                          1,073,608   5,843,911   13,224,673
                                                          =========   =========   ==========

COMPREHENSIVE INCOME (LOSS). On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes new requirements for reporting and displaying comprehensive income (loss) and its components. The adoption of SFAS 130 has no impact on the Company's net loss or total stockholders' equity. This new accounting standard requires net unrealized gains or losses on the Company's available-for-sale securities and cumulative foreign currency translation adjustments to be reported as accumulated other comprehensive income (loss).

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The components of comprehensive income (loss) are as follows:

                                                              -----------------------------
                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                                 1997       1998       1999
                                                              -------   --------   --------
Net loss....................................................  $(5,721)  $(15,065)  $(76,603)
Foreign currency translation adjustment.....................        1         (9)        19
                                                              -------   --------   --------
          Comprehensive loss................................  $(5,720)  $(15,074)  $(76,584)
                                                              -------   --------   --------

RECENT ACCOUNT PRONOUNCEMENTS. SFAS 133, Accounting for Derivatives and Hedging Activities, establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for fiscal quarters beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101 "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material impact on the financial position or results of operations of the Company.

3. BUSINESS COMBINATION

Interactive and the Company received shareholder approval and executed an Agreement and Plan of Merger ("the merger agreement") in January 2000. Pursuant to the merger agreement, Interactive became a wholly-owned subsidiary of the Company and the Company issued 1.369 shares of its common stock for every share of Interactive common stock outstanding immediately prior to the Effective Time (as defined in the merger agreement) of the merger. The transaction was accounted for as a pooling of interests. Accordingly, all prior period financial statements have been restated to reflect the exchange ratio and to include the results of operations, financial position and cash flows of Interactive as though it had always been a part of the Company.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are as follows:

                                                              --------------------------------
                                                               FISCAL YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                  1997        1998        1999
                                                              --------   ---------   ---------
Total revenue
  Internet Pictures Corporation.............................  $    46    $     77    $  3,756
  Interactive...............................................    2,446       3,041       8,767
                                                              -------    --------    --------
  Combined..................................................  $ 2,492    $  3,118    $ 12,523
                                                              =======    ========    ========
Net loss attributable to common stockholders
  Internet Pictures Corporation.............................  $  (143)   $ (1,840)   $(53,645)
  Interactive...............................................   (5,578)    (13,225)    (23,958)
                                                              -------    --------    --------
  Combined..................................................  $(5,721)   $(15,065)   $(77,603)
                                                              =======    ========    ========

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Immaterial adjustments were made to conform the Company's and Interactive Pictures Corporation's accounting policies.

In connection with the merger, the Company will record a charge of approximately $14,500 in operating expenses for costs incurred related to the merger upon consummation. Until the merger was completed, merger costs totaling $1,927 and $700 were deferred and included in prepaids and other assets and accrued liabilities, respectively at December 31, 1999. These merger costs consist primarily of investment banking fees and costs of attorneys, accountants, and other directly related external costs.

4. BALANCE SHEET ACCOUNTS

Securities available-for-sale consist of the following at December 31, 1999:

                                                                         FAIR
                                                               COST      VALUE
                                                              -------   -------
SHORT-TERM:
Certificates of deposit.....................................  $ 6,725   $ 6,725
Commercial paper............................................    7,000     7,000
Corporate notes.............................................   21,955    21,950
Government notes............................................    7,000     7,064
                                                              -------   -------
                                                              $42,680   $42,739
                                                              -------   -------
LONG-TERM:
Corporate notes.............................................  $ 9,000   $ 9,000
Government notes............................................    3,000     3,000
                                                              -------   -------
                                                              $12,000   $12,000
                                                              =======   =======

All of the long-term securities available-for-sale mature in 2001.

PROPERTY AND EQUIPMENT:

                                                              ----------------
                                                                1998      1999
                                                              ------   -------
Furniture and equipment.....................................  $1,920   $10,118
Leasehold improvements......................................      57       751
                                                              ------   -------
                                                               1,977    10,869
  Accumulated depreciation and amortization.................    (412)   (1,734)
                                                              ------   -------
  Property and equipment, net...............................  $1,565   $ 9,135
                                                              ======   =======

Property and equipment includes $706 of assets held under capital leases and related accumulated amortization of $165 at December 31, 1999.

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

ACCRUED LIABILITIES:

                                                              ---------------
                                                                1998     1999
                                                              ------   ------
Accrued liabilities -- trade................................  $   82   $1,192
Accrued marketing...........................................      --       --
Accrued salaries and benefits...............................      40      382
Employee share purchase plan................................      --      515
Accrued legal fees..........................................     451    1,140
Accrued vacation............................................     137      625
Accrued advertising.........................................      --      649
Accrued relocation expenses.................................     461       --
Other liabilities...........................................     599    1,700
                                                              ------   ------
                                                              $1,770   $6,203
                                                              ======   ======

5. INCOME TAXES

The components of the Company's net deferred tax asset (liability) as of December 31, 1998 and 1999, are as follows:

                                                              ------------------
                                                               1998       1999
                                                              -------   --------
DEFERRED TAX ASSETS (LIABILITIES):
CURRENT:
Financial reserves..........................................  $   103   $    106
Stock based compensation....................................       --         96
Accrued expenses and deferred revenue.......................      255      1,514
                                                              -------   --------
                                                                  358      1,716
Valuation allowance.........................................     (358)    (1,716)
                                                              -------   --------
          Net current deferred tax asset (liability)........  $    --   $     --
                                                              -------   --------
LONG-TERM:
Foreign net operating loss carryforwards....................  $   865   $  1,087
Net operating loss carryforwards............................    7,911     27,637
Research and development credits............................       45         45
Intangible assets...........................................      239        221
Other.......................................................        8         31
                                                              -------   --------
                                                                9,068     29,021
Valuation allowance.........................................   (9,068)   (29,021)
                                                              -------   --------
          Net long-term deferred tax asset (liability)......  $    --   $     --
                                                              -------   --------

At December 31, 1999, the Company had accumulated income tax losses of $1,944 available in Canada for carry-forward to reduce taxable income of future years, the benefit of which has not been recorded in these financial statements. The income tax losses expire beginning in 2002.

For Canadian federal and Ontario provincial tax purposes, bamboo.com Canada Inc. net operating loss carryforwards are subject to certain limitations on utilization in the event of changes in ownership.

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

At December 31, 1999, the Company has available $72,911 and $78,218 of federal and state, respectively net operating loss carryforwards which it may use to offset future taxable income. The net operating loss carryforwards, if not utilized, will begin to expire in 2002. To the extent that net operating loss carryforwards, when realized, relate to stock option deductions, the resulting benefits will be credited to stockholders' equity. The Company has available research and development credits of approximately $45 that will expire in 2010.

The Company has recorded a full valuation allowance against its deferred tax assets because it believes it is more likely than not that sufficient taxable income will not be realized during the carryforward period to utilize the deferred tax asset. The valuation allowance increased by $5,784 and $21,311 during 1998 and 1999, respectively. Realization of the future tax benefits related to the deferred tax assets is dependent upon many factors, including the Company's ability to generate taxable income in the respective tax jurisdiction within the loss carryforward periods.

The Company's 1997, 1998 and 1999 income tax provision differs from that obtained by using the Canadian statutory rate of 44.5% in 1997 and 1998 and the US statutory rate of 34% in 1999 due to the following:

                                                              ----------------------------
                                                               1997      1998       1999
                                                              -------   -------   --------
Computed "expected" tax benefit.............................  $(2,545)  $(6,704)  $(26,045)
State income taxes, net of U.S. federal benefit.............       --        --       (949)
U.S. losses taxed at lower rate.............................      365       865         --
Valuation allowance changes affecting the provision for
  income taxes..............................................    2,166     5,784     19,613
Permanent differences.......................................       14        55      7,381
                                                              -------   -------   --------
                                                              $    --   $    --   $     --
                                                              =======   =======   ========

Internal Revenue Code section 382 stipulates an annual limitation on the amount of Federal and State net operating losses incurred prior to a change in ownership, which can be utilized to offset the Company's future taxable income. An ownership change occurred as a result of the consummation of Interactive's initial public offering as well as the merger between the Company and Interactive.

6. BORROWINGS

INTERNET PICTURES CORPORATION

On February 2, 1999, the Company issued convertible subordinated promissory notes of $1,800, which bore interest at a rate of 10% per annum. On March 12, 1999, the entire principal balance of $1,800 plus accrued interest of $8 was converted into 311,495 shares of Series B convertible preferred stock of the Company.

On April 16, 1999, the Company obtained up to $1,000 in short term financing which bears interest at prime (8.50% at December 31, 1999). No advances have been drawn from this line of credit. The line of credit is collateralized by a $1,000 certificate of deposit; $200 of which is restricted for payroll processing.

INTERACTIVE PICTURES CORPORATION

On October 29, 1997, Interactive issued a $3,000, 8% convertible debenture due September 30, 1998 (the Debenture). The debenture was convertible into 505,084 shares of Series C preferred stock. Effective

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

October 23, 1998, $1,000 of the Debenture was assigned by the investor to a group of private investors who converted such portion of the Debenture into 168,361 shares of Series C preferred stock. Interactive paid off $1,000 of the Debenture in October 1998, and converted the remaining $1,000 into 174,535 shares of Series C preferred stock in March 1999. The Series C preferred stock was converted into common stock in connection with Interactive's initial public offering in August 1999.

Interactive entered into a $40 non-interest bearing promissory note payable during August 1997; due in monthly installments of $1, including principal and imputed interest, through August 2002. The note is collateralized by certain furniture and equipment of Interactive.

7. STOCKHOLDERS' EQUITY

GENERAL

The Company's amended and restated certificate of incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.001 per share, 7,421,536 shares of Class B common stock, par value $0.0001 per share and 5,001,100 shares of preferred stock, par value $0.001 per share. The board of directors is authorized, without stockholder approval, to issue up to an aggregate of 5,001,100 shares of preferred stock, $0.001 par value per share, in one or more series. Included in this amount are 1,100 shares of Series C redeemable preferred stock. Each series of preferred stock may have the rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences that the board of directors determines. There was no preferred stock outstanding at December 31, 1999.

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders, and there are no cumulative voting rights. Holders of common stock may receive dividends after all dividends that are owed have been paid to holders of preferred stock.

Each holder of Class B common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and, except as required by law, shall have voting rights and powers equal to the voting rights and powers of the common stock. There are no cumulative voting rights. Holders of Class B common stock are not entitled to dividends and are not entitled to receive any assets of the corporation upon dissolution or liquidation. Under the terms of a pairing agreement with the Canadian subsidiary, bamboo.com Canada, Inc., ("bamboo Canada") holders of Class B common stock must also hold an equal number of shares of Series C preferred stock of bamboo Canada. These holders may elect at any time and for no cost to convert their bamboo Canada Series C preferred stock into shares of common stock. Upon such a conversion, the Company is required to redeem the Class B common stock for $0.0001 per share.

Following is a description of outstanding stock for Interactive and the Company prior to the merger.

INTERNET PICTURES CORPORATION

In June 1998, the Company issued 120,000 common share units for total proceeds of $76, net of share issuance costs. Each unit consisted of 2.8 common shares and a warrant to purchase 2.8 common shares. The fair value of the warrants was established at $23, using the Black-Scholes method with the following assumptions, no annual dividend, volatility of 55%, risk free interest rate of 5.35% and term of one year. Based on the fair value of the underlying instruments within the common share unit, $53, of the total proceeds was allocated to common shares and the balance of $23, was allocated to the warrants to

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

purchase common shares. Each warrant entitled the holder to purchase 2.8 common shares at approximately $0.23 per share on or before June 28, 1999.

In December 1998, the warrants were exercised to purchase 336,000 common shares for net proceeds of $78. On December 31, 1998, promissory notes pertaining to this warrant conversion were outstanding in the amount of $54. The promissory notes bear interest at the prime rate charged from time to time by the Royal Bank of Canada, compounded semi-annually, and have no repayment terms.

At various times throughout the year ended December 31, 1998, 1,027,600 common shares were issued to certain individuals, for services rendered. The fair market value of the stock issued of $326, was charged to results of operations.

On September 15, 1998, the Company's board of directors authorized a 1,000:1 common stock split and on July 19, 1999, the Company authorized a 2.8:1 forward common stock split, which was effected prior to the closing of the public offering on August 25, 1999. The effect of these stock splits have been retroactively reflected throughout the financial statements.

In March 1999, the Company issued 2,152,574 shares of Series B preferred stock, having a par value of $0.001 per share, at $5.807 per share for total cash proceeds of $10,687 and for conversion of notes payable and settlement of accrued interest of $1,808.

In May 1999, the Company issued an additional 172,206 shares of Series B convertible preferred stock with a par value of $0.001 for $5.807 per share for total cash proceeds of $1,000. In connection with this issuance, the Company recorded a charge of $1,000 representing a beneficial conversion feature limited to the proceeds received.

In June 1999, the Company entered into an agreement to sell 1,100 shares of its Series C mandatorily redeemable preferred stock and 1,250,830 shares of its common stock for total gross proceeds of $11,000. The $11,000 of proceeds from issuance was allocated to the Series C mandatorily redeemable preferred stock and the common stock based on their relative fair values. Accordingly, $4,394 was allocated to the Series C redeemable preferred stock and $6,606 was allocated to the common stock.

The relative fair values are $8,000 for the Series C mandatorily redeemable preferred stock and $12,100 for the common stock. Upon completion of the initial public offering in August 1999, the Company repaid the $11,000. As a result, the Company recognized the entire discount of $6,606 as an interest charge in the year ended December 31, 1999.

In February 1999, the Company issued from the plan 120,400 shares of its common stock on exercise of stock purchase rights granted in exchange for services under restricted purchase agreements. In accordance with the term of the grant, the repurchase provision expired on the effective date of the Company's IPO.

Additionally, the Company recorded unearned stock-based compensation for restricted common stock granted to service providers of approximately $1,270 including the effect of the accelerated vesting on the effective date of the Company's IPO during the year ended December 31, 1999.

Pursuant to a marketing and distribution agreement entered into in November 1998, the Company agreed to issue a stock purchase warrant to purchase up to 280,000 shares of common stock at $1.43 per share and was to expire on December 31, 1999. The warrant was recorded at its fair value of $168 with the

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

costs charged to the statement of operations and comprehensive income (loss) in the year ended December 31, 1998. The fair value of the warrant was estimated using the Black-Scholes option-pricing model. The following assumptions were used in the model: no annual dividend, expected volatility of 55%, risk-free interest rate of 5.35%; and an expected life of 1.2 years. This warrant was exercised in December 1999.

In August 1999, the Company completed the initial public offering of 4,000,000 shares of its common stock at a price of $7 per share. Proceeds of the offering, net of underwriting discount and other direct costs of the offering, were approximately $24,333. On September 7, 1999, under the terms of the underwriting agreement covering the initial public offering, the underwriters exercised their over allotment option for 376,000 shares of the common stock of the Company. Proceeds received, net of underwriting discount, from exercise of the over allotment option were approximately $2,448.

Upon completion of the Company's public offering and in accordance with the respective preferred stock purchase agreements, 231,250 and 2,324,780 shares of the Company's Series A and Series B convertible preferred stock converted into 647,500 and 6,509,370 shares of common stock, respectively.

INTERACTIVE PICTURES CORPORATION

During 1998, Interactive issued 2,996,327 shares of Series C preferred stock, as well as warrants to purchase an additional 834,351 shares of Series C preferred stock, for net proceeds of $12,529. In connection with the Series C transaction, the Company exchanged, on a one-for-one basis, an aggregate of 3,174,841 shares of common stock for 2,251,754 shares of Series A preferred stock and 923,087 shares of Series B preferred stock. Also during 1998, Interactive issued warrants to purchase 31,427 shares of common stock.

During 1999, Interactive issued an aggregate of 4,264,885 shares of Series D preferred stock for gross proceeds of $24,000, 533,111 shares of Series D redeemable preferred stock for gross proceeds of $3,000 and 143,939 shares of redeemable common stock for gross proceeds of $810. In connection with the Series D issuance, warrants to purchase 302,630 shares of Series D preferred stock and 9,312 warrants to purchase common stock were issued.

In June 1999, the NASD informed Interactive that it would consider a portion of its redeemable convertible preferred stock and redeemable common stock to be underwriting compensation received in connection with the proposed initial public offering in excess of the amounts allowable under the NASD's Conduct Rules. In order to comply with the NASD's Conduct Rules, Interactive repurchased 663,098 shares of stock, including shares representing the redeemable convertible preferred stock and the redeemable common stock, for $3,730.

In connection with Interactive's initial public offering in August 1999, all preferred stock converted one-for-one into common stock and all warrants were exercised. Net proceeds from the initial public offering of 5,270,650 shares of common stock totaled $63,304.

Before the effectiveness of the registration statement covering the shares of common stock sold in the initial public offering, Interactive provided written materials to persons it identified as eligible participants in its directed share program. Interactive has been advised that these materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. If the distribution of these materials did constitute a violation of the Securities Act of 1933, the recipients of these materials who

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

purchased common stock in this offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue the Company for damages resulting from their purchase of common stock. These damages could total up to approximately $2,800 plus interest; based on the initial public offering price of $13.15 per share, if these investors seek recovery or damages after an entire loss of their investment.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values of financial instruments have been estimated using data which the Company considered the best available. The following estimation methodologies were used:

CASH AND CASH EQUIVALENTS. Cash and cash equivalents are reflected at carrying value, which is considered fair value due to the short-term nature of these instruments.

ACCOUNTS RECEIVABLE. Accounts receivable consists primarily of trade receivables. The Company has estimated their fair value to be the carrying value.

SECURITIES AVAILABLE-FOR-SALE The estimated fair value of securities available-for-sale is based on the quoted market prices for those or similar investments. Amortized costs approximate fair value.

CAPITAL LEASES. Capital leases are carried at cost, which approximate fair value due to the proximity of the implicit rates of these financial instruments and the prevailing rates for similar instruments.

CONVERTIBLE DEBENTURE AND PROMISSORY NOTE. Fair values are based on quoted market prices for the same or similar issues, or the carrying value is used where a market price is unavailable. The carrying value is assumed to be the fair value for these liabilities as no market price for a comparable instrument was available.

9. EMPLOYEE STOCK AND BENEFIT PLANS

1998 Employee, Director and Consultant Stock Option Plan

During 1998, the Company authorized an Employee, Director and Consultant Stock Option Plan for a total of 2,380,000 common shares. This plan became effective on January 1, 1999 once the Company was reorganized. During 1999, an additional 5,799,394 common shares were authorized under the Plan. As of December 31, 1999, 7,195,139 options had been granted under the Employee, Director and Consultant Stock Option Plan. Each option under the incentive plan allows for the purchase of common stock of the Company and expires not later than five or ten years from the date of grant, depending on the ownership of the option participants. The vesting terms of the stock options will e determined on each grant date and are generally two or three years; however, the amount of options that can be exercised per participant in any calendar year will be restricted to an aggregate fair market value of $100 of the underlying common stock.

1997 Equity Compensation Plan

The Company authorized the 1997 Equity Compensation Plan, under which 4,105,027 shares of common stock are authorized and reserved for issuance to selected employees, officers, directors, consultants and advisors. The Company reserved a sufficient number of shares of common stock for issuance pursuant to

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

the authorized options. As of December 31, 1999, 3,003,123 options had been granted under the 1997 plan. In addition, the Company granted certain options to purchase shares of the Company's common stock to employees not under the 1997 plan; these options were primarily granted prior to the authorization of the 1997 plan. The exercise price of all options granted is the fair value of the Company's common stock at the date of grant as estimated by common stock and convertible preferred stock transactions with third parties at or near grant dates. The options generally vest over one to three-year periods and expire five years after the respective vesting dates.

A summary of the Company's stock option activity is as follows:

                                         --------------------------------------------------------------
                                                         WEIGHTED     WEIGHTED                 WEIGHTED
                                                          AVERAGE      AVERAGE         STOCK    AVERAGE
                                                      OF EXERCISE   GRANT DATE       OPTIONS   EXERCISE
                                             SHARES        PRICES   FAIR VALUE   EXERCISABLE      PRICE
                                         ----------   -----------   ----------   -----------   --------
Under option at January 1, 1997........     809,854                                 610,694     $0.41
Options granted in 1997................   1,220,782     $ 2.97        $0.97
Options cancelled in 1997..............    (147,124)      2.69
                                         ----------
Under option at December 31, 1997......   1,883,512                                 926,954      1.18
Options granted in 1998................     733,876       4.38         1.21
Options exercised in 1998..............    (102,429)      0.02
Options cancelled in 1998..............     (15,520)      4.73
                                         ----------
Under option at December 31, 1998......   2,499,439                               1,143,378      1.80
Options granted in 1999................   9,490,319       3.64
Options exercised in 1999..............  (2,205,017)       .34
Options cancelled in 1999..............    (256,922)      4.92
Stock purchase rights granted..........     120,400        .18
Stock purchase rights exercised........    (120,400)       .18
                                         ----------
Under option at December 31, 1999......   9,527,819                               4,579,244      2.03
                                         ----------                               ---------

The following table summarizes information about stock options at December 31, 1999:

---------------------------------------------------------------------------------------------------
                                OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                 -------------------------------------------------   ------------------------------
                      NUMBER   WEIGHTED-AVERAGE                           NUMBER
      RANGE OF   OUTSTANDING          REMAINING   WEIGHTED-AVERAGE   EXERCISABLE   WEIGHTED-AVERAGE
EXERCISE PRICE   AT 12/31/99   CONTRACTUAL LIFE     EXERCISE PRICE   AT 12/31/99     EXERCISE PRICE
--------------   -----------   ----------------   ----------------   -----------   ----------------
  $.03-.54        4,599,818          8.84              $  .22         2,728,391         $  .20
 $3.57-9.00       3,443,828          7.21              $ 5.82         1,713,953         $ 4.55
$14.44-25.25      1,484,173          9.74              $20.20           136,900         $21.38

Stock-Based Compensation Related to Options

In connection with certain stock options granted to employees during the year ended December 31, 1999, the Company recorded unearned stock-based compensation totaling $16,750, which is being amortized over the vesting periods of the related options which is generally two to three years. Amortization of this stock-based compensation recognized during the year ended December 31, 1999 totaled approximately $13,795.

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The total unearned stock-based compensation recorded to date will be amortized as follows: $2,110 in 2000; $700 in 2001 and $145 in 2002.

In accordance with the terms of the original option grants, upon completion of the initial public offering, options to purchase 1,921,409 shares of the Company's common stock became fully vested. As a result, additional compensation expense of $2,622 was recorded in the year ended December 31, 1999.

Options to acquire 1,870,680 and 715,553 shares of common stock under the 1998 Employee, Director and Consultant Stock Option Plan, were issued to non-employees of the Company during the year ended December 31, 1998 and 1999, respectively. The fair value of the common stock options was determined to be $536 and $5,610 for 1998 and 1999, respectively, using the Black-Scholes pricing model. Stock-based compensation related to stock options granted to non-employees is recognized as earned. At each reporting date, the Company re-values the stock-based compensation using the Black-Scholes pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. In connection with the grant of stock options to non-employees, the Company recorded stock-based compensation expense of $536 and $5,601 for the year ended December 31, 1998 and 1999, respectively. Future stock-based compensation from these options is estimated to be $484 at December 31, 1999.

For all other option grants, because the exercise price of the Company's stock options equal the deemed fair value of the underlying stock on the date of the grant, no compensation cost has been recognized in the accompanying financial statements. Pro forma information regarding net loss is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of Statement 123. The Company had determined that the difference between historical results and such pro forma information would have been to increase the net loss by $311, $301 and $1,541 in 1997, 1998 and 1999, respectively, and to increase the net loss per share to $(0.94), $(2.91), and $(3.07) in 1997, 1998 and 1999 respectively.

The minimum fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected lives of five years in 1997 and 1998 and three to four years in 1999; risk free interest rate of 5.71% in 1997, 4.59% in 1998, 5% to 6% in 1999, and expected dividends and volatility of zero in 1997 and 1998 and 55% to 68.5% in 1999.

401(k) Plan

The Company has a 401(k) profit sharing plan which is available to all full-time employees after six months of service and those part-time employees who have completed one thousand hours of employment during twelve consecutive months. The Company will match sixty-five cent per dollar up to 6.15% of the employee's annual salary. The Company made contributions of $44, $116 and $201 in 1997, 1998 and 1999, respectively.

10. SEGMENT INFORMATION

The Company has two reportable segments: (1) products, and (2) research and development services for others. The accounting policies of the segments are the same as those of the Company. The Company evaluates the performance of its segments and allocates resources to them based solely on evaluation of

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

gross profit. There are no inter-segment revenues. The Company does not make allocations of corporate costs to the individual segment and does not identify separate assets of the segments in making decisions regarding performance or allocation of resources to them. Management believes the Company's future growth will occur in the products segment.

Information about reported segments is as follows:

                                                              --------------------------------
                                                                            RESEARCH
                                                                                 AND
                                                                         DEVELOPMENT
YEARS ENDED DECEMBER 31:                                      PRODUCTS      SERVICES     TOTAL
------------------------                                      --------   -----------   -------
1997
Revenues....................................................  $ 2,174       $318       $ 2,492
Gross profit................................................    1,713          2         1,715
1998
Revenues....................................................  $ 2,789       $329       $ 3,118
Gross profit................................................    1,515         88         1,603
1999
Revenues....................................................  $12,523       $  0       $12,523
Gross profit................................................    5,261          0         5,261

Revenue and long-lived asset information by geographic area is as follows:

                                                              -------------------------
                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                1997     1998      1999
                                                              ------   ------   -------
REVENUES:
United States...............................................  $1,834   $2,404   $10,092
Canada......................................................      46       77       249
Japan.......................................................     273      352       135
Europe......................................................      22       41     1,131
Other foreign countries.....................................     317      244       916
                                                              ------   ------   -------
                                                              $2,492   $3,118   $12,523
                                                              ======   ======   =======
LONG-LIVED ASSETS:
Foreign.....................................................  $   14   $   65   $ 2,626
United States...............................................     663    1,500     6,509
                                                              ------   ------   -------
                                                              $  677   $1,565   $ 9,135
                                                              ======   ======   =======

Foreign revenues include all sales made to customers outside the United States including those generated by the United Kingdom and Canadian subsidiaries.

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

11. COMMITMENTS AND CONTINGENCIES

MARKETING AND DISTRIBUTION AGREEMENTS

The Company has entered into marketing and distribution agreements with certain real estate destination Web sites to maintain certain promotional and linkage rights, and technology access in exchange for total minimum payments of $12,322 payable over three years. A total of $4,696 of the payments are non cancelable. The Company records the expenses as incurred. Under the terms of the agreements (as amended), the following minimum non-cancelable and total future payments are due:

                                                              ------------------------
                                                              NON-CANCELABLE     TOTAL
                                                              --------------   -------
2000........................................................      $4,696       $ 5,563
2001........................................................          --         5,477
2002........................................................          --         1,282
                                                                  ------       -------
                                                                  $4,696       $12,322
                                                                  ======       =======

In addition, under the terms of the distribution agreement entered into on July 15, 1999, the Company is subject to making additional payments totaling $1,375 which are contingent upon the party achieving certain milestones.

CAPITAL LEASE OBLIGATIONS

In March 1999, the Company entered into a master capital lease agreement to obtain up to $1,500 in capital lease financing for purchases of video equipment, office furniture and other equipment including computer hardware and software made subsequent to January 1, 1999 to December 31, 1999. In May 1999, the Company committed $426 in property and equipment to capital lease under a sale and leaseback provision of the master capital lease agreement.

At December 31, 1999, the future minimum payments under these and other capital lease agreements are as follows:

                                                              ----
2000........................................................  $274
2001........................................................   269
2002........................................................   154
                                                              ----
Minimum lease payments......................................   697
Less: Amount representing interest..........................   133
                                                              ----
Principal amount of minimum lease payments..................   564
Less current portion........................................   191
                                                              ----
                                                              $373
                                                              ====

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

OPERATING LEASES

The Company leases certain office space and equipment under noncancelable operating leases. Future minimum lease payments are as follows:

                                                              ------
2000........................................................  $1,309
2001........................................................   1,244
2002........................................................     786
2003........................................................     327
2004........................................................     100

Rental expense for operating leases was $160, $469 and $1,669 for 1997, 1998 and 1999, respectively.

The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial condition, results of operations or cash flows of the Company.

In October 1998, a lawsuit was filed against Interactive. This lawsuit alleged that Interactive breached a duty of confidence, made misrepresentations and misappropriated trade secrets. The court removed this action to arbitration upon Interactive's motion and Interactive cross-claimed alleging various affirmative claims. The court dismissed the lawsuit in May 1999 upon motion of the plaintiffs. However, arbitration is expected to take place in the spring of 2000. In May 1999, one of the original plaintiffs filed a second lawsuit against Interactive alleging patent infringement. Management believes that the claims are without merit and intends to vigorously defend against such claims. Since the plaintiffs have not specified in their lawsuit the amount of damages they seek, an estimate of the ultimate potential liability of Interactive cannot be made. If Interactive does not effectively defend against the claims, Interactive's financial condition, results of operations and cash flows could be materially adversely affected.

12. RESEARCH AND DEVELOPMENT ARRANGEMENTS

The Company performed certain research and development activities under various third party contracts under which the Company received payments upon achieving certain targets in the development process. One of these contracts provided for receipt of royalties under a license agreement. The remaining contract for which information is disclosed below included no such arrangements. Both of these contracts expired during 1998.

Total revenue earned and costs incurred under third party research and development contracts, excluding contracts with government agencies, at December 31, is as follows:

                                                              ------------------
                                                              1997   1998   1999
                                                              ----   ----   ----
Revenue earned..............................................  $105   $ 63   $--
Cost incurred...............................................   208     --    --

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

13. RELATED PARTY TRANSACTIONS

Notes payable issued to stockholders in 1998 were repaid during 1999.

In October 1999, the Company issued 173,600 shares of common stock to an executive officer in exchange for a $34 note receivable. The note bears interest at a rate of 6% per annum and is collateralized by the shares, all proceeds of the shares and other collateral.

14. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                              ---------------------------
                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                                 1997      1998      1999
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Supplemental disclosures:
  Unearned stock-based compensation related to stock option
     grants.................................................  $    --   $    --   $15,734
  Property and equipment acquired under capital leases......       --        --       502
  Conversion of notes payable to Series B convertible
     preferred stock........................................       --        --     1,800
  Issuance of Series B convertible preferred stock in
     settlement of interest.................................       --        --         8
  Beneficial conversion related to issuance of Series B
     convertible preferred stock............................       --        --     1,000
  Exercise of common stock options and warrants in exchange
     for note receivable....................................       --        78       127
  Interest paid.............................................       --        --        66
  Income Taxes paid.........................................       --        --         1
  Note receivable settled as offset of note payable.........       --        24        --
  Common stock issued below fair value......................       --        45        --
  Issuance of common stock for services.....................       --       326     1,270
  Issuance of warrant for common stock for services.........       --       168        --
  Issuance of options for common stock for services.........       --       536     5,610
  Equipment acquired through issuance of promissory note....       40        --        --
  Conversion of debenture into Series C preferred stock.....       --     1,000        --
  Common stock, exchanged for Series A and B preferred
     stock..................................................       --        --        --
  Conversion of debenture into Series C preferred stock.....       --        --     1,000
  Issuance of common stock for portion of placement fee in
     connection with issuance of Series D preferred stock...       --        --       786
  Issuance of common stock for advertising alliance fee.....       --        --     1,000
  Conversion of 13,951 shares of redeemable common stock
     into 13,951 shares of common stock.....................       --        --        --

15. PREDECESSOR BUSINESS

The Company was incorporated in 1998 as Jutvision Corporation under the laws of the state of Delaware. The Company has a wholly-owned subsidiary, bamboo.com Canada Inc. ("bamboo Canada"), a company also incorporated in 1998 under the laws of the province of Ontario, Canada as Jutvision Canada Inc. The business of the Company was previously operated as Jutvision Corporation, a company incorporated in 1995 under the laws of the Province of Ontario, Canada.

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

On January 1, 1999, the Board of Directors authorized a corporate reorganization. Through a series of share exchange agreements, bamboo Delaware, emerged as the parent company of bamboo Canada and Jutvision Corporation was merged with bamboo Canada. Prior to the reorganization, bamboo did not have any operations, assets or liabilities.

Under the terms of the reorganization, there was no change in ownership and, therefore, Jutvision Corporation, has been treated as a predecessor business and its results presented as the historic results of the Company. The predecessor business's financial information reflected herein includes the results of operations and cash flows for the periods ended December 31, 1997 and 1998 and the balance sheets as of December 31, 1997 and 1998.

On April 23, 1999, Jutvision Canada, Inc. changed its name to bamboo.com Canada, Inc. and Jutvision Corporation changed its name to bamboo.

BAMBOO SHARE EXCHANGE AGREEMENTS. Each Board of Directors approved a reorganization for Jutvision Corporation, bamboo Canada and bamboo Delaware effective January 1, 1999 through the following share exchange arrangements:

(a) EXCHANGE OF COMMON STOCK. The common stockholders of Jutvision Corporation agreed to exchange the outstanding 7,421,536 common shares on a one-for-one basis for Series B convertible preferred shares of bamboo Canada. In addition, holders of the outstanding common stock of Jutvision Corporation also agreed to purchase on a pro-rata basis 7,421,536 Class B common shares of bamboo Delaware on a one-for-one basis for $0.0001 per share.

Under the charters of the respective companies and under a Conversion and Pairing Agreement, between bamboo Delaware and bamboo Canada, the holders of the Series B convertible preferred stock of bamboo Canada may exchange their shares at any time on a one-for-one basis for common stock of bamboo Delaware, and the shares of the Series B will be redeemed at par value of $0.0001 per share. Common stock and Class B common stock of bamboo Delaware have identical rights and privileges with regard to voting. The Series B convertible preferred stock has voting privileges only where a separate class vote is required by law.

The Series B convertible preferred stock may not be transferred without either a two-thirds vote of the existing common stockholders of bamboo Canada or approval of the Board of Directors of bamboo Canada. The Series B convertible preferred stock of bamboo Canada automatically converted into common stock of bamboo Delaware if:

     - the net proceeds of an initial public offering of bamboo Delaware common stock exceeds $15,000,000; or,

     - there is written election by not less than two-thirds majority of the Series B holders; or

     - there is a liquidation, dissolution or winding-up of bamboo Canada.

One June 7, 1999, bamboo Canada amended its articles of incorporation and the Conversion and Pairing Agreement to reflect the creation of Series C convertible preferred shares ("Series C shares"). Effective June 11, 1999, the outstanding Series B convertible preferred shares were converted to Series C convertible preferred shares. The Series C shares have substantially all of the same rights and preferences as the Series B convertible preferred shares, except that the Series C shares do not automatically convert

                         INTERNET PICTURES CORPORATION

                          NOTES TO SUPPLEMENTAL POOLED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

in the event that the parent company, bamboo.com, completes an initial public offering of its stock. Under the amended conversion and pairing agreement, the Series C shares are exchangeable on a one for one basis for common stock of the parent company, bamboo.com, and the shares of the Series C will be redeemed at par value of $0.0001 per share.

Due to the terms of the Conversion and Pairing Agreement, the equity interest of the Series B convertible preferred shareholders of bamboo Canada is inseparable from and substantively represents an equivalent equity interest in bamboo Delaware. Accordingly, these shares are presented as equity in the parent company in the consolidated financial statements.

(b) EXCHANGE OF PREFERRED STOCK. In connection with the reorganization, holders of the 231,250 outstanding Series A convertible preferred shares of Jutvision Corporation agreed to exchange their shares on a one-for-one basis for Series A convertible preferred stock of bamboo Delaware.

On December 23, 1998, 500,000 shares of the undesignated preferred stock in bamboo Delaware were designated as Series A convertible preferred stock, having the same rights and characteristics as the Series A convertible preferred shares of Jutvision Corporation.

16. SUBSEQUENT EVENTS

MERGER WITH PICTUREWORKS TECHNOLOGY, INC. The Company and PictureWorks Technology, Inc. (PictureWorks) entered into an Agreement and Plan of Merger dated March 6, 2000 ("the Merger Agreement"). Pursuant to the Merger Agreement, PictureWorks became a wholly-owned subsidiary of a newly-formed iPIX subsidiary, Purple Sub, Inc. on March 31, 2000. A total of 4,644,334 shares of iPIX common stock were exchanged for all common and mandatorily redeemable convertible preferred shares of PictureWorks. All outstanding options and warrants to purchase PictureWorks' common stock were assumed by iPIX and became options to purchase shares of iPIX.

Upon consummation of the merger, 576,442 shares of Series C-1 convertible preferred stock were issued from escrow to Sarnoff Corporation, 118,831 common shares subject to a warrant became exercisable and guarantee fees of $700 and a note payable of $200 became due and payable to related parties.

WARRANTS

On January 6, 2000, the Company granted warrants in connection with a strategic relationship to purchase a total of 200,000 shares of common stock at an exercise price per share equal to 90% of the average closing price of the Company's common stock calculated over the fifteen trading days immediately preceding the date of the warrant. The warrants vest as follows: 100,000 six months after the incorporation of immoeuro B.V., 50,000 on September 30, 2000 and 50,000 on December 31, 2000.

Based on the term of the warrant, fair value of the underlying common stock and the risk-free rate at the date of grant, a volatility or 70% and a nil dividend yield, the Company estimates a charge of approximately $2,253 of unearned stock-based compensation. As the shares subject to warrant are unvested, the unvested shares will be revalued at each reporting date and the revised fair value will be expensed upon the vesting of the remaining shares. As a result, the charge is subject to substantial increase or decrease based on future changes in the fair value of the underlying common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Internet Pictures Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Interactive Pictures Corporation and its subsidiary (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


See Note 1, paragraph 4, for a discussion regarding the possible need for additional equity or debt financing and management's plans in this regard.


Knoxville, Tennessee

January 28, 2000, except as to Note 1 for which the date is May 2, 2000

                        INTERACTIVE PICTURES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                                -------------------
                                                                  1998       1999
                                                                --------    -------
                                                                  (IN THOUSANDS,
                                                                 EXCEPT SHARE AND
                                                                  PER SHARE DATA)
                                      ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................    $  1,064    $12,809
Securities available-for-sale...............................          --     32,725
Accounts receivable, less allowance for doubtful accounts of
  $170 at December 31, 1998 and $195 at December 31, 1999...         842      3,185
Inventory, less reserve for obsolescence of $100 at December
  31, 1998 and $55 at December 31, 1999.....................         328      1,059
Prepaid expenses............................................         305      4,560
                                                                --------    -------
         Total current assets...............................       2,539     54,338
                                                                --------    -------
Long-term securities available-for sale.....................          --     12,000
Property and equipment:
  Furniture and equipment...................................       1,667      4,582
  Leasehold improvements....................................          53        161
                                                                --------    -------
                                                                   1,720      4,743
Less accumulated depreciation and amortization..............        (367)      (830)
                                                                --------    -------
Property and equipment, net.................................       1,353      3,913
                                                                --------    -------
Other assets................................................          97        192
                                                                --------    -------
         Total assets.......................................    $  3,989    $70,443
                                                                ========    =======
                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Convertible debenture.......................................    $  1,000    $    --
Accounts payable............................................         409        946
Accrued expenses............................................       1,648      2,984
Deferred revenue............................................         118        514
                                                                --------    -------
         Total current liabilities..........................       3,175      4,444
                                                                --------    -------
Long-term portion of promissory note........................          21         14
Commitments and contingencies (Note 10)
SHAREHOLDERS' EQUITY:
Preferred stock $0.001 par value; 10,000,000 shares
  authorized in 1999;                                                 --         --
  no shares issued or outstanding
Convertible preferred stock:
  Series A $0.001 par value; 1,644,817 shares authorized,
    issued and outstanding at December 31, 1998 ($6,576
    aggregate liquidation value at December 31, 1998).......           2         --
  Series B $0.001 par value; 674,279 shares authorized at
    December 31, 1998; 526,340 shares issued and outstanding
    at December 31, 1998 ($3,126 aggregate liquidation value
    at December 31, 1998)...................................           1         --
  Series C $0.001 par value; 4,482,705 shares authorized at
    December 31, 1998; 2,357,058 shares issued and
    outstanding at December 31, 1998 ($14,000 aggregate
    liquidation value at December 31, 1998).................           2         --
  Series D $0.001 par value; 3,725,803 authorized in 1998;
    no shares issued or outstanding.........................          --         --
Common stock, $0.001 par value, 17,004,500 shares authorized at December 31, 1998 and 100,000,000 shares authorized at
  December 31, 1999; 4,101,805 shares issued and outstanding at December 31, 1998 and 16,627,997 shares issued and
  outstanding at December 31, 1999..........................           4         17
Additional paid-in capital..................................      24,808    114,370
Deferred stock compensation.................................          --       (762)
Accumulated deficit.........................................     (24,024)   (47,640)
                                                                --------    -------
         Total shareholders' equity.........................         793     65,985
                                                                --------    -------
         Total liabilities and shareholders' equity.........    $  3,989    $70,443
                                                                ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1997       1998        1999
                                                               --------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
REVENUES:
Products....................................................   $ 2,128    $  2,712    $  8,767
Services....................................................       318         329          --
                                                               -------    --------    --------
                                                                 2,446       3,041       8,767
                                                               -------    --------    --------
COST OF REVENUES:
Products....................................................       446       1,207       4,382
Services....................................................       316         241          --
                                                               -------    --------    --------
                                                                   762       1,448       4,382
                                                               -------    --------    --------
Gross profit................................................     1,684       1,593       4,385
                                                               -------    --------    --------
OPERATING EXPENSES:
Sales and marketing (excludes $0, $0, and $91 of stock-based
  compensation).............................................     2,829       8,483      19,741
Research and Development (excludes $0, $0, and $45 of
  stock-based compensation).................................     1,171       2,775       3,993
General and administrative (excludes $0, $0, and $118 of
  stock-based compensation).................................     2,598       3,661       5,899
Amortization of product development and patent costs........       858          --          --
Non-cash compensation expense...............................        --          --         254
                                                               -------    --------    --------
          Total operating expenses..........................     7,456      14,919      29,887
                                                               -------    --------    --------
Interest income.............................................       181         276       1,899
Interest expense............................................       (42)       (202)        (12)
Other income (expense), net.................................        55          27          (1)
                                                               -------    --------    --------
          Net loss..........................................   $(5,578)   $(13,225)   $(23,616)
                                                               =======    ========    ========
Basic and diluted loss per common share (Note 2)............   $ (0.89)   $  (2.84)   $  (2.53)
Weighted average common shares outstanding -- basic and
  diluted...................................................     6,287       4,661       9,326

  The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 PREFERRED   PREFERRED   PREFERRED   PREFERRED            ADDITIONAL     DEFERRED
                                   STOCK       STOCK       STOCK       STOCK     COMMON    PAID-IN        STOCK       ACCUMULATED
                                 SERIES A    SERIES B    SERIES C    SERIES D    STOCK     CAPITAL     COMPENSATION     DEFICIT
                                 ---------   ---------   ---------   ---------   ------   ----------   ------------   -----------
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Balances, January 1, 1997......     $--         $--         $--         $--       $ 6      $  9,982      $    --       $ (3,828)
  Net loss.....................      --          --          --          --        --            --           --         (5,578)
                                    ---         ---         ---         ---       ---      --------      -------       --------
Balances, December 31, 1997....      --          --          --          --         6         9,982           --         (9,406)
  Issuance of 74,820 common
    shares upon exercise of
    options....................      --          --          --          --        --             3           --             --
  Conversion of 2,319,095
    shares of common stock into
    Series A and B preferred
    stock......................       2           1          --          --        (2)           15           --            (15)
  Proceeds from issuance of
    2,188,698 shares of Series
    C preferred stock and
    warrants, net of related
    costs......................      --          --           2          --        --        12,527           --             --
  Conversion of $1,000
    debenture into 168,361
    shares of Series C
    preferred stock............      --          --          --          --        --         1,000           --             --
  Proceeds from issuance of
    229,561 shares of common
    stock and warrants, net of
    related costs..............      --          --          --          --        --         1,281           --             --
  Exchange of common for
    preferred shares and
    related repurchase and
    retirement of 170,045
    shares of Series C
    preferred stock............      --          --          --          --        --            --           --           (500)
  Repurchase and retirement of
    147,939 shares of Series B
    preferred stock............      --          --          --          --        --            --           --           (878)
  Net loss.....................      --          --          --          --        --            --           --        (13,225)
                                    ---         ---         ---         ---       ---      --------      -------       --------
Balances, December 31, 1998....       2           1           2          --         4        24,808           --        (24,024)
  Proceeds from issuance of
    3,115,328 shares of Series
    D preferred stock and
    warrants, net of related
    costs......................      --          --          --           3        --        22,081           --             --
  Issuance of 223,122 common
    shares upon exercise of
    options....................      --          --          --          --        --           326           --             --
  Conversion of $1,000
    debenture and interest into
    174,535 shares of Series C
    preferred stock............      --          --          --          --        --         1,036           --             --
  Net loss.....................      --          --          --          --        --            --           --        (23,616)
  Conversion of preferred stock
    to 7,818,077 shares of
    common stock...............      (2)         (1)         (2)         (3)        8            --           --             --
  Issuance of options to
    purchase 795,130 shares of
    common stock...............      --          --          --          --        --         1,034       (1,034)            --
  Forfeiture of options to
    purchase 13,688 shares of
    common stock...............      --          --          --          --        --           (18)          18             --
  Proceeds from issuance of
    3,850,000 shares of common
    stock upon initial public
    offering, net of related
    costs......................      --          --          --          --         4        63,300           --             --
  Conversion of redeemable
    common stock to 10,191
    shares of common stock.....      --          --          --          --        --            80           --             --
  Issuance of 55,556 shares of
    common stock for
    advertising fees...........      --          --          --          --        --         1,000           --             --
  Issuance of 569,247 shares of
    common stock upon exercise
    of warrants................      --          --          --          --         1           723           --             --
  Amortization of deferred
    stock compensation.........      --          --          --          --        --            --          254             --
                                    ---         ---         ---         ---       ---      --------      -------       --------
Balances, December 31, 1999....     $--         $--         $--         $--       $17      $114,370      $  (762)      $(47,640)
                                    ===         ===         ===         ===       ===      ========      =======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1997        1998         1999
                                                              --------    ---------    ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(5,578)    $(13,225)    $(23,616)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      990          224          466
  Provision for doubtful accounts receivable................      190          (20)          25
  Loss (gain) on disposal of fixed assets...................       88           --           (6)
  Accretion of securities available-for-sale discounts......      (51)        (167)        (177)
  Provision for inventory obsolescence......................      (44)         100          195
  Non-cash expense related to issuance of options and
    warrants................................................       --           --          280
  Changes in operating assets and liabilities:
  Accounts receivable.......................................     (445)        (284)      (2,368)
  Inventory.................................................     (120)        (196)        (926)
  Prepaid expenses..........................................        7         (172)      (3,251)
  Other assets..............................................     (162)          21           50
  Accounts payable..........................................      (85)          75          537
  Accrued expenses..........................................      520        1,081        1,372
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      (35)          64           --
  Deferred revenue..........................................     (100)          55          396
                                                              -------     --------     --------
         Net cash used in operating activities..............   (4,825)     (12,444)     (27,023)
                                                              -------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of furniture and equipment........................     (504)        (913)      (3,059)
Purchases of securities available-for-sale..................   (3,933)      (7,832)     (94,314)
Maturities of securities available-for-sale.................    3,485        8,999       49,766
Proceeds from disposal of equipment.........................       --           --           42
Purchase of intangible asset................................       --           --         (150)
                                                              -------     --------     --------
         Net cash provided by (used in) investing
           activities.......................................     (952)         254      (47,715)
                                                              -------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock..................       --        1,285       65,136
Net proceeds from issuance of preferred stock...............       --       12,529       25,084
Repurchase of preferred and common stock....................       --       (1,378)      (3,730)
Issuance (repayment) of convertible debenture...............    3,000       (1,000)          --
Repayments of promissory note...............................       (3)          (8)          (7)
                                                              -------     --------     --------
         Net cash provided by financing activities..........    2,997       11,428       86,483
                                                              -------     --------     --------
Net increase (decrease) in cash and cash equivalents........   (2,780)        (762)      11,745
Cash and cash equivalents, beginning of period..............    4,606        1,826        1,064
                                                              -------     --------     --------
Cash and cash equivalents, end of period....................  $ 1,826     $  1,064     $ 12,809
                                                              =======     ========     ========

No income taxes were paid in any period presented. Interest payments were insignificant in all periods presented.

NONCASH INVESTING AND FINANCING ACTIVITIES:

During 1998, a $1,000 convertible debenture was converted into 168,361 shares of Series C preferred stock. In addition, 2,319,095 shares of common stock were exchanged for 1,644,817 shares of Series A preferred stock and 674,279 shares of Series B preferred stock.

During 1999, a $1,000 convertible debenture and accrued interest was converted into 174,535 shares of Series C preferred stock.

Also during 1999, the Company issued 105,142 shares of redeemable common stock for a portion of the placement fee in connection with the issuance of Series D preferred stock, and 55,556 shares to independent party as an advertising alliance fee. The Company converted 10,191 shares of redeemable common stock into 10,191 shares of common stock upon consummation of the IPO.

  The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. GENERAL

Interactive Pictures Corporation ("iPIX" or the "Company") is engaged in the design and sale of electronic digital imaging products related to iPIX images. The Company's patented technology allows viewers to Step Inside the Picture with iPIX images and changes the way people create and view images, immersing them in a 360 degrees X 360 degrees spherical environment. iPIX images provide a complete field of view in a window, which can be navigated by moving a cursor inside the image.

Using the Company's technology, clients can create virtual tours and multimedia content to enhance marketing and accelerate electronic commerce over the Internet. The Company's customers are primarily in the real estate, publishing, and corporate and e-commerce industries. Customers in the real estate, and the corporate and e-commerce markets represented an aggregate of 57%, 62% and 70% of total revenues for 1997, 1998 and 1999, respectively.

The Company performs research and development to enhance its own products, as well as for other entities with whom the Company has entered into contracts. The Company also performs content development services for itself and others with whom the Company has entered into contracts.


The combined company (Note 12) has cash, cash equivalents and securities available-for-sale of $49,221 at March 31, 2000. Management believes that existing cash and investment balances will be sufficient to fund operations through December 2000. In May 2000, the combined company anticipates completion of a secondary offering of its common stock. The proceeds from this offering will likely be required in order for the combined company to meet working capital needs beyond December 2000. There can be no assurance, however, that the combined company will be able to complete this offering or that it will raise additional equity or debt financing under terms favorable to the combined company.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The consolidated financial statements of the Company include the accounts of Interactive Pictures Corporation and its wholly-owned subsidiary, Interactive Pictures UK Limited, a United Kingdom company formed in 1998. All significant intercompany balances and transactions have been eliminated. The subsidiary's functional currency is the British Pound. The cumulative translation adjustment account as of December 31, 1998 and December 31, 1999, was insignificant.

Cash and Cash Equivalents. The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

Securities Available-for-Sale. Securities available-for-sale represent those securities intended to be held for an indefinite period of time. Securities available-for-sale are recorded at fair value based on prices obtained from commercial pricing services.

Unrealized gains and losses are excluded from earnings and reported in other comprehensive income in shareholders' equity. Interest income includes interest, amortization of purchase premiums and discounts, and realized gains and losses on sales of securities. The cost of securities sold is based on the specific identification method. Amortized costs approximated fair values and unrealized gains and losses were insignificant for all periods presented.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the U.S. and abroad. The Company performs

                        INTERACTIVE PICTURES CORPORATION
ongoing credit evaluations of its clients' financial condition and generally requires no collateral from its clients. To date, the Company has not experienced any material losses.

During 1998, one customer accounted for 13% of revenue and 16% of accounts receivable. One additional customer also represented 16% of accounts receivable at December 31, 1998. Four customers represented 10%, 10%, 11%, and 28%, respectively, of accounts receivable at December 31, 1997. No customer represented in excess of 10% of the Company's accounts receivable at December 31, 1999. No customer represented in excess of 10% of the Company's revenues in 1997 or 1999.

Inventory. Inventory, which consists primarily of digital cameras and related hardware, is stated at the lower of cost or market, with cost determined using standard costs (which approximate first-in, first-out costs). The Company records a provision for obsolete inventory whenever such an impairment has been identified.

Prepaid Expenses. Prepaid expenses consist primarily of advertising, trade shows, insurance, and merger-related payments, which will be reflected as an expense during the period benefited.

Property and Equipment. Property and equipment consist primarily of computer equipment and office furnishings, which are stated at cost. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements, and improvements are capitalized. Gains and losses from disposals are included in operations upon disposal. To date, disposals of property and equipment have been insignificant. Fixed assets are depreciated primarily using the straight-line method over estimated useful lives, which range from three to ten years. Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.

Patents and Product Development Costs. External legal costs incurred to maintain the Company's intellectual property position are capitalized and amortized over the estimated useful life of the related patents.

The Company also capitalizes eligible software costs incurred after technological feasibility of the product has been established by a working model. Capitalized software costs are amortized over the estimated useful life of the product on a straight-line basis.

During 1997, the Company became aware of certain competitors using alternative technologies and determined that it was necessary to revise the estimated economic lives of both capitalized product development costs and patent costs from five years and seven years, respectively, to one year and three years, respectively. The effect of the change was to increase amortization expense by approximately $650. Qualifying costs in 1998 and 1999 were insignificant and, therefore, the Company did not capitalize such costs.

Long-Lived Assets. The carrying value of intangible assets, property and equipment, and other long-lived assets is reviewed on a regular basis for the existence of facts, both internally and externally, that may suggest impairment. The Company recognizes impairment losses whenever events or circumstances result in the carrying amount of the assets exceeding the sum of the expected future cash flows associated with such assets. The measurement of the impairment losses to be recognized is based on the difference between the fair values and the carrying amounts of the assets. To date no such impairment has been indicated.

Income Taxes. The Company uses the asset and liability method of accounting for income taxes, which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance against deferred tax assets is recorded if, based upon available evidence, it is more likely than

                        INTERACTIVE PICTURES CORPORATION
not that some or all of the deferred tax assets will not be realized. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

The Company does not recognize deferred income taxes for temporary differences associated with its investment in the foreign subsidiary because the differences are essentially permanent in duration.

Interactive Pictures UK Limited is not included in the tax filing of its parent, Interactive Pictures Corporation. As a result, Interactive Pictures UK Limited files a separate return with the United Kingdom jurisdiction governing the subsidiary.

Revenue Recognition. Product revenue is recognized upon shipment or delivery to distributors and end users provided there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. The Company provides an allowance for returns upon recognizing revenue as deemed necessary based on historical experience. Returns were insignificant for all years presented. Payments received in advance are initially recorded as deferred revenue and recognized ratably as obligations are fulfilled.

The Company derives service revenues from research and development activities performed under fixed-price contracts with certain U.S. government agencies and other third parties. Such revenues are recognized using the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs, or as certain targets in the development process are met, as appropriate under the contract). Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, such losses have been insignificant. Unbilled fees and services on contracts are comprised of costs plus estimated earnings on certain contracts in excess of contractual billings on such contracts. Advanced billings and billings in excess of costs plus estimated earnings are classified as deferred revenue.

Research and Development Costs. Research and development expenditures are expensed as incurred. Costs incurred under contracts to perform research and development for others, excluding contracts with government agencies, are accounted for under Statement of Financial Accounting Standards (SFAS) No. 68, Research and Development Arrangements (Note 11).

Advertising Expenses. All advertising expenditures are expensed as incurred. Advertising expenses for 1997, 1998 and 1999, were $392, $1,087 and $4,235, respectively. The Company recognizes expenditures under cooperative advertising arrangements net of reimbursements received from participants.

Accounting for Stock-Based Compensation. The Company has elected to continue following Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock options granted to employees rather than the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation ("Statement 123").

Foreign Currency Transactions. Substantially all historical sales have been denominated in U.S. dollars. All transaction gains and losses are included in operations. Such amounts have been insignificant to date.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Examples of items affected by certain significant estimates made by management are long-lived assets, including patents and product development costs, certain accruals, receivables and inventory.

                        INTERACTIVE PICTURES CORPORATION

Segment Reporting. The Company uses a "management" approach, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. Segment reporting includes disclosures about products and services, geographic areas, and major customers.

Net Loss Per Share. The Company computes net loss per share in accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98. Basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of potentially dilutive stock options and warrants and upon conversion of the Company's preferred stock and convertible debenture.

The following table sets forth the computation of basic and dilutive net loss per share for the periods indicated:

                                                        YEARS ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    1997          1998          1999
                                                 ----------    ----------    ----------
NUMERATOR:
Net loss.......................................  $   (5,578)   $  (13,225)   $  (23,616)
DENOMINATOR:
Weighted average shares........................   6,286,565     4,660,789     9,326,042
NET LOSS PER SHARE:
Basic and diluted..............................  $    (0.89)   $    (2.84)   $    (2.53)

The following table sets forth common stock equivalents that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated:

                                                            YEARS ENDED DECEMBER 31,
                                                         -------------------------------
                                                          1997       1998        1999
                                                         -------   ---------   ---------
Weighted average effect of common stock equivalents
  Preferred Stocks:
  Series A.............................................       --   1,197,061     977,877
  Series B.............................................       --     434,837     312,920
  Series C.............................................       --   1,511,024   1,401,319
  Series D.............................................       --          --   1,521,390
Warrants...............................................       --          --     304,055
Employee stock options.................................  697,241     661,210     426,507
Convertible debenture..................................   86,987     441,481      37,824
                                                         -------   ---------   ---------
                                                         784,228   4,245,613   4,981,892
                                                         =======   =========   =========

Reclassifications. Certain reclassifications have been made to certain previously reported 1997 and 1998 amounts to conform with the 1999 presentation.

Comprehensive Income. On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes new requirements for reporting and displaying comprehensive income (loss) and its components. The adoption of SFAS 130 has no impact on the Company's net loss or total stockholders' equity. This new accounting standard requires net unrealized gains or losses on the Company's available-for-sale securities and cumulative foreign currency translation adjustments to be reported as accumulated other comprehensive income (loss).

                        INTERACTIVE PICTURES CORPORATION

Stock Split. On July 2, 1999, the Board of Directors approved a 0.34009-for-1 reverse stock split. All references to number of shares, per share amounts, stock option data, and warrant exercise prices have been restated for all periods presented.

Recent Accounting Pronouncements. SFAS 133, Accounting for Derivatives and Hedging Activities, establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.

In March 1998, AICPA issued Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. SOP 98-4 defers for one year the application of certain provisions of Statements of Position 97-2, Software Revenue Recognition. Different informal and nonauthoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued SOP 98-9 in December 1998, which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 have not had and are not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 or SAB 101 "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

3. BALANCE SHEET ACCOUNTS

Securities available for sale consist of the following at December 31:

                                                               COST     FAIR VALUE
                                                              -------   ----------
SHORT-TERM:
Certificates of deposit.....................................  $ 6,725    $ 6,725
Commercial paper............................................    7,000      7,000
Corporate notes.............................................   15,000     15,000
Government notes............................................    4,000      4,000
                                                              -------    -------
                                                              $32,725    $32,725
                                                              =======    =======
LONG-TERM:
Corporate notes.............................................  $ 9,000    $ 9,000
Government notes............................................    3,000      3,000
                                                              -------    -------
                                                              $12,000    $12,000
                                                              =======    =======

All of the long-term securities available-for-sale mature in 2001.

                        INTERACTIVE PICTURES CORPORATION

Accrued liabilities consist of the following as of December 31:

                                                               1998     1999
                                                              ------   ------
Accrued legal fees..........................................  $  451   $  350
Accrued vacation............................................     137      285
Accrued advertising.........................................      --      649
Accrued relocation expenses.................................     461       --
Other liabilities...........................................     599    1,700
                                                              ------   ------
                                                              $1,648   $2,984
                                                              ======   ======

4. INCOME TAXES

The components of the Company's net deferred tax asset (liability) as of December 31, 1998 and 1999, are as follows:

                                                               1998       1999
                                                              -------   --------
DEFERRED TAX ASSETS (LIABILITIES)
CURRENT:
Financial reserves..........................................  $   103   $    106
Stock based compensation....................................       --         96
Accrued expenses and deferred revenue.......................      255        462
                                                              -------   --------
                                                                  358        664
Valuation allowance.........................................     (358)      (664)
                                                              -------   --------
          Net current deferred tax asset(liability).........  $    --   $     --
                                                              =======   ========
LONG-TERM:
Foreign net operating loss..................................  $    --   $    222
carryforwards Net operating loss carryforwards..............    7,911     17,279
Research and development credits............................       45         45
Intangible assets...........................................      239        221
                                                              -------   --------
                                                                8,195     17,767
Valuation allowance.........................................   (8,195)   (17,767)
                                                              -------   --------
          Net long-term deferred tax asset (liability)......  $    --   $     --
                                                              =======   ========

At December 31, 1999, the Company has available net operating loss carryforwards of approximately $46,000, which it may use to offset future federal taxable income. The net operating loss carryforwards, if not utilized, will begin to expire in 2009. To the extent that net operating loss carryforwards, when realized, relate to stock option deductions, the resulting benefits will be credited to shareholders' equity. The Company has available research and development credits of approximately $45 that will expire in 2010.

Income tax benefits have not been recorded since the Company has fully reserved the tax benefit of temporary differences, operating losses and tax credit carryforwards based on management's evaluation of the positive and negative evidence impacting the realizability of the assets, consisting principally of net operating loss carryforwards. Management has considered the Company's history of losses and concluded that as of December 31, 1998 and 1999, the deferred tax assets should be fully reserved.

                        INTERACTIVE PICTURES CORPORATION

The Company's 1997, 1998 and 1999 income tax provision differs from that obtained by using the statutory rate of 34% due to the following:

                                                               1997      1998      1999
                                                              -------   -------   -------
Computed "expected" tax benefit.............................  $(1,897)  $(4,496)  $(8,029)
State income taxes, net of federal income tax benefit.......     (223)     (524)     (945)
Valuation allowance changes affecting the provision for
  income taxes..............................................    2,105     4,965     8,911
Permanent differences.......................................       15        55        63
                                                              -------   -------   -------
                                                              $    --   $    --   $    --
                                                              =======   =======   =======

Internal Revenue Code Section 382 stipulates an annual limitation on the amount of Federal and State net operating losses incurred prior to a change in ownership, which can be utilized to offset the Company's future taxable income. An ownership change occurred as a result of the consummation of the Company's initial public offering.

5. DEBT

On October 29, 1997, the Company issued a $3,000, 8% convertible debenture due September 30, 1998 (the Debenture). The debenture was convertible into 505,084 shares of Series C preferred stock. Effective October 23, 1998, $1,000 of the Debenture was assigned by the investor to a group of private investors who converted such portion of the Debenture into 168,361 shares of Series C preferred stock. The Company paid off $1,000 of the Debenture in October 1998, and converted the remaining $1,000 into 174,535 shares of Series C preferred stock in March 1999. The Series C preferred stock was converted into common stock in connection with the Company's initial public offering in August 1999.

The Company entered into a $40 non-interest bearing promissory note payable during August 1997; due in monthly installments of $1, including principal and imputed interest, through August 2002. The note is collateralized by certain furniture and equipment of the Company.

6. SHAREHOLDERS' EQUITY

During 1998, the Company issued 2,188,698 shares of Series C preferred stock, as well as warrants to purchase an additional 609,460 shares of Series C preferred stock, for net proceeds of $12,529. In connection with the Series C transaction, the Company exchanged, on a one-for-one basis, an aggregate of 2,319,095 shares of common stock for 1,644,817 shares of Series A preferred stock and 674,278 shares of Series B preferred stock. Also during 1998, the Company issued warrants to purchase 22,956 shares of common stock.

During 1999, the Company amended its Charter to change the par value of its common stock to $0.001. All amounts included in the accompanying financial statements have been restated to retroactively reflect the change in par value. Also in 1999, the Company issued an aggregate of 3,115,328 shares of Series D preferred stock for gross proceeds of $24,000, 389,416 shares of Series D redeemable preferred stock for gross proceeds of $3,000 and 105,142 shares of redeemable common stock for gross proceeds of $810. In connection with the Series D issuance, warrants to purchase 221,059 shares of Series D preferred stock and 6,802 warrants to purchase common stock were issued.

In June 1999, the NASD informed the Company that it would consider a portion of its redeemable convertible preferred stock and redeemable common stock to be underwriting compensation received in connection with the proposed initial public offering in excess of the amounts allowable under the NASD's Conduct Rules. In order to comply with the NASD's Conduct Rules, the Company repurchased 484,367

                        INTERACTIVE PICTURES CORPORATION
shares of common stock, including shares representing the redeemable convertible preferred stock and the redeemable common stock, for $3,730.

In connection with the Company's initial public offering in August 1999, all preferred stock converted one-for-one into common stock and all warrants were exercised. Net proceeds from the initial public offering of 3,850,000 shares of common stock totaled $63,300.

Before the effectiveness of the registration statement covering the shares of common stock sold in the Company's initial public offering, the Company provided written materials to persons it identified as eligible participants in its directed share program. The Company has been advised that these materials may constitute a prospectus that does not meet the requirements of the Securities Act of 1933. If the distribution of these materials did constitute a violation of the Securities Act of 1933, the recipients of these materials who purchased common stock in this offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue the Company for damages resulting from their purchase of common stock. These damages could total up to approximately $2,800 plus interest; based on the initial public offering price of $18.00 per share, if these investors seek recovery or damages after an entire loss of their investment.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values of financial instruments have been estimated using data which the Company considered the best available. The following estimation methodologies were used:

          Cash and Cash Equivalents. Cash and cash equivalents are reflected at carrying value, which is considered fair value due to the short-term nature of these instruments.

          Accounts Receivable. Accounts receivable consists primarily of trade receivables. The Company has estimated their fair value to be the carrying value.

          Securities Available-for-Sale. The estimated fair value of securities available-for-sale is based on the quoted market prices for those or similar investments. Amortized costs approximate fair value.

          Convertible Debenture and Promissory Note. Fair values are based on quoted market prices for the same or similar issues, or the carrying value is used where a market price is unavailable. The carrying value is assumed to be the fair value for these liabilities as no market price for a comparable instrument was available.

8. EMPLOYEE STOCK AND BENEFIT PLANS

STOCK OPTION PLAN

The Company has authorized the 1997 Equity Compensation Plan (the "Plan"), under which 2,998,559 shares of common stock are authorized and reserved for issuance to selected employees, officers, directors, consultants and advisors. The Company has reserved a sufficient number of shares of common stock for issuance pursuant to the authorized options. As of December 31, 1999, 2,193,662 options had been granted under this Plan. In addition, the Company has granted certain options to purchase shares of the Company's common stock to employees not under the Plan; these options were primarily granted prior to the authorization of the 1997 plan. The exercise price of all options granted is the fair value of the Company's common stock at the date of grant as estimated by common stock and convertible preferred stock transactions with third parties at or near grant dates. The options generally vest over one to three-year periods and expire five years after the respective vesting dates.

                        INTERACTIVE PICTURES CORPORATION

A summary of the Company's stock option activity is as follows:

                                                  WEIGHTED      WEIGHTED                  WEIGHTED
                                                   AVERAGE      AVERAGE        STOCK      AVERAGE
                                                 OF EXERCISE   GRANT DATE     OPTIONS     EXERCISE
                                      SHARES       PRICES      FAIR VALUE   EXERCISABLE    PRICE
                                     ---------   -----------   ----------   -----------   --------
Under option at January 1, 1997....    591,566                                 446,088     $0.56
  Options granted in 1997..........    891,733     $ 4.06        $0.97
  Options cancelled in 1997........   (107,468)      3.68
                                     ---------
Under option at December 31,
  1997.............................  1,375,831                                 677,103      1.62
  Options granted in 1998..........    536,067       6.00         1.21
  Options exercised in 1998........    (74,820)      0.03
  Options cancelled in 1998........    (11,337)      6.47
                                     ---------
Under option at December 31,
  1998.............................  1,825,741                    5.35         835,192      2.47
  Options granted in 1999..........  1,647,392      14.48
  Options exercised is 1999........   (223,122)      1.46
  Options cancelled in 1999........    (70,578)     10.26
                                     ---------
Under option at December 31,
  1999.............................  3,179,433                               1,464,803      5.11
                                     =========

The following table summarizes information about stock options at December 31, 1999:

                                OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                 -------------------------------------------------   ------------------------------
                   NUMBER      WEIGHTED-AVERAGE                        NUMBER
   RANGE OF      OUTSTANDING      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE   WEIGHTED-AVERAGE
EXERCISE PRICE   AT 12/31/99   CONTRACTUAL LIFE    EXERCISE PRICE    AT 12/31/99    EXERCISE PRICE
---------------  -----------   ----------------   ----------------   -----------   ----------------
$ 0.03              163,243          2.25              $ 0.03           163,243         $ 0.03
$ 3.68 -
  $ 9.00.......   2,228,116          6.94              $ 5.79         1,201,560         $ 4.52
$15.88 -
  $25.25.......     788,074          9.69              $21.58           100,000         $21.38

ACCOUNTING FOR STOCK-BASED COMPENSATION

In April and May of 1999, the Company issued options to employees and directors to purchase 795,130 shares of common stock at $7.70 per share. The Company recorded deferred stock compensation totaling approximately $1,034 during these time periods, which represents the difference between the deemed fair market value of the Company's common stock for accounting purposes and the exercise price of the options at the date of grant. The deferred stock compensation has been presented as a reduction of shareholders' equity and will be amortized over the three-year vesting period of the options.

For all other option grants, because the exercise price of the Company's stock options equals the deemed fair value of the underlying stock on the date of the grant, no compensation cost has been recognized in the accompanying financial statements. Pro forma information regarding net loss is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of Statement 123. The Company has determined that the difference between historical results and such pro forma information would have been to increase the net loss by $311, $301 and $642 in 1997, 1998 and 1999, respectively, and to increase the net loss per share to $(0.94), $(2.91), and $(2.60) in 1997, 1998 and 1999, respectively.

The minimum fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected lives of five years in 1997 and 1998 and three years in 1999; risk free interest rate of 5.71% in 1997, 4.59% in

                        INTERACTIVE PICTURES CORPORATION

1998, 6.03% in 1999, and expected dividends and volatility of zero in 1997 and 1998 and 68.5% in 1999.

401(K) PLAN

The Company has a 401(k) profit sharing plan which is available to all full-time employees after six months of service and those part-time employees who have completed one thousand hours of employment during twelve consecutive months. The Company will match sixty-five cents per dollar up to 6.15% of the employee's annual salary. The Company made contributions of $44, $116 and $201 in 1997, 1998 and 1999, respectively.

9. SEGMENT INFORMATION

The Company has two reportable segments: 1) iPIX products, and 2) research and development services for others. The accounting policies of the segments are the same as those of the Company. The Company evaluates the performance of its segments and allocates resources to them based solely on evaluation of gross profit. There are no inter-segment revenues. The Company does not make allocations of corporate costs to the individual segments and does not identify separate assets of the segments in making decisions regarding performance or allocation of resources to them. Management believes the Company's future growth will occur in the iPIX products segment.

Information about reported segments is as follows:

                                                                     RESEARCH AND
                                                                     DEVELOPMENT
                                                            IPIX       SERVICES
                                                          PRODUCTS    FOR OTHERS    TOTAL
                                                          --------   ------------   ------
YEARS ENDED DECEMBER 31:
1997
Revenues................................................   $2,128        $318       $2,446
Gross profit............................................    1,682           2        1,684
1998
Revenues................................................   $2,712        $329       $3,041
Gross profit............................................    1,505          88        1,593
1999
Revenues................................................   $8,767        $  0       $8,767
Gross profit............................................    4,385           0        4,385

                        INTERACTIVE PICTURES CORPORATION

Revenue and long-lived asset information by geographic area is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1997     1998     1999
                                                              ------   ------   ------
REVENUES:
United States...............................................  $1,834   $2,404   $6,585
Japan.......................................................     273      352      135
United Kingdom..............................................      22       41      533
Holland.....................................................      --       --      318
Sweden......................................................      --       --      280
Other foreign countries.....................................     317      244      916
                                                              ------   ------   ------
                                                              $2,446   $3,041   $8,767
                                                              ======   ======   ======
LONG-LIVED ASSETS:
Foreign.....................................................  $   --   $   15   $  140
United States...............................................     663    1,338    3,773
                                                              ------   ------   ------
                                                              $  663   $1,353   $3,913
                                                              ======   ======   ======

Foreign revenues include all sales made to customers outside the United States, including those generated by the UK subsidiary.

10. COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases certain office space under noncancelable operating leases. Future minimum lease payments with remaining terms in excess of one year are as follows:

2000........................................................  $  555
2001........................................................     497
2002........................................................     386
2003........................................................      55
                                                              ------
                                                              $1,493
                                                              ======

Rental expense for operating leases was $152, $430 and $912 for 1997, 1998 and 1999, respectively.

The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial condition, results of operations or cash flows of the Company.

In October 1998, a lawsuit was filed against the Company. This lawsuit alleged that the Company breached a duty of confidence, made misrepresentations and misappropriated trade secrets. The court removed this action to arbitration upon the Company's motion and the Company cross-claimed alleging various affirmative claims. The court dismissed the lawsuit in May 1999 upon motion of the plaintiffs. However, arbitration is expected to take place in the spring of 2000. In May 1999, one of the original plaintiffs filed a second lawsuit against the Company alleging patent infringement. Management believes that the claims are without merit and intends to vigorously defend against such claims. Since the plaintiffs have not specified in their lawsuit the amount of damages they seek, an estimate of the ultimate potential liability of the Company cannot be made. If the Company does not effectively defend against the claims, the Company's financial condition, results of operations and cash flows could be materially adversely affected.

                        INTERACTIVE PICTURES CORPORATION

11. RESEARCH AND DEVELOPMENT ARRANGEMENTS

The Company performs certain research and development activities under various third party contracts under which the Company receives payments upon achieving certain targets in the development process. One of these contracts provided for receipt of royalties under a license agreement. The remaining contract for which information is disclosed below included no such arrangements. Both of these contracts expired prior to December 31, 1998.

Total revenue earned and costs incurred under third party research and development contracts, excluding contracts with government agencies, at December 31, is as follows:

                                                              1997   1998   1999
                                                              ----   ----   ----
Revenue earned..............................................  $105   $63    $--
Cost incurred...............................................   208    --     --

12. MERGER WITH BAMBOO.COM, INC.

On January 19, 2000, the Company and bamboo.com, Inc. ("bamboo") received shareholder approval and executed an Agreement and Plan of Merger ("the merger agreement"). Pursuant to the merger agreement, iPIX became a wholly-owned subsidiary of bamboo and bamboo issued 1.369 shares of its common stock for every share of iPIX common stock outstanding immediately prior to the Effective Time (as defined in the merger agreement) of the merger. The transaction was accounted for as a pooling of interests. The combined company was renamed Internet Pictures Corporation.

The effects of the combination on 1999 results of operations, as if the merger had taken place prior to December 31, 1999, are as follows:

                                                                         SUPPLEMENTAL
                                                                IPIX       COMBINED
                                                              12/31/99     12/31/99
                                                              --------   ------------
Revenue.....................................................  $  8,767     $12,523
Net loss....................................................   (23,616)     76,603
Basic and diluted earnings per share........................     (2.53)      (3.01)

Based on review of accounting policies of both companies, an adjustment of $342 has been made in the supplemental combined results to accelerate amortization of the Company's deferred compensation expense to conform to the policy determined most appropriate.

13. MERGER WITH PICTUREWORKS TECHNOLOGY, INC. (UNAUDITED)

The Company and PictureWorks Technology, Inc. (PictureWorks) entered into an Agreement and Plan of Merger dated March 6, 2000 ("the Merger Agreement"). Pursuant to the Merger Agreement, PictureWorks became a wholly-owned subsidiary of a newly-formed iPIX subsidiary, Purple Sub, Inc. on March 31, 2000. A total of 4,644,334 shares of iPIX common stock were exchanged for all common and mandatorily redeemable convertible preferred shares of PictureWorks. All outstanding options and warrants to purchase PictureWorks' common stock were assumed by iPIX and became options and warrants to purchase shares of iPIX.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PictureWorks Technology, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of mandatorily redeemable convertible preferred stock and stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of PictureWorks Technology, Inc. (the "Company") as of March 31, 1999 and December 31, 1999 and the results of its operations and its cash flows for the year ended March 31, 1999 and the nine months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


See Note 1, paragraph 2 for a discussion regarding the possible need for additional equity or debt financing and management's plans in this regard.


PricewaterhouseCoopers LLP

San Jose, California

January 25, 2000, except Note 16, which is as of March 31, 2000 and Note 1, paragraph 2, which is as of May 2, 2000

                         PICTUREWORKS TECHNOLOGY, INC.

                                 BALANCE SHEETS

                                                              ------------------------
                                                              MARCH 31,   DECEMBER 31,
                                                                   1999           1999
                                                              ---------   ------------
(in thousands, except share and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $    158      $     98
Accounts receivable, net of allowance for doubtful accounts
  of $16 and $16 at March 31, 1999 and December 31, 1999,
  respectively..............................................        24            94
Prepaid expenses and other current assets...................        91           118
                                                              --------      --------
          Total current assets..............................       273           310
Property and equipment, net.................................       240           354
Intangible assets, net......................................     3,806         3,252
                                                              --------      --------
          Total assets......................................  $  4,319      $  3,916
                                                              ========      ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Borrowings under bank line of credit agreement..............  $  1,717      $     --
Accounts payable............................................       287           408
Accrued liabilities.........................................       446           533
Deferred revenue............................................        60           183
Note payable to related party...............................        --           200
                                                              --------      --------
          Total current liabilities.........................     2,510         1,324
Borrowings under bank line of credit agreement..............        --         1,780
Other notes payable.........................................        --         2,700
                                                              --------      --------
          Total liabilities.................................     2,510         5,804
                                                              --------      --------
Commitments (Note 7)
Mandatorily redeemable convertible preferred stock, $0.001
  par value:
  Authorized: 12,352,292
  Issued and outstanding: 9,664,399 shares at March 31, 1999 and 9,664,399 shares at December 31, 1999..............
  Liquidation value: $15,980 at December 31, 1999...........    14,853        17,807
                                                              --------      --------
STOCKHOLDERS' DEFICIT:
Common stock, $0.001 par value:
  Authorized: 25,000,000
  Issued and outstanding: 5,083,902 shares at March 31, 1999
     and 5,129,923 shares at December 31, 1999..............         5             5
Additional paid-in capital..................................        --         1,391
Unearned stock-based compensation...........................        --        (3,574)
Stockholder note receivable.................................      (126)         (126)
Accumulated deficit.........................................   (12,923)      (17,391)
                                                              --------      --------
          Total stockholders' deficit.......................   (13,044)      (19,695)
                                                              --------      --------
          Total liabilities, mandatorily redeemable
             convertible preferred stock and stockholders'
             deficit........................................  $  4,319      $  3,916
                                                              ========      ========

The accompanying notes are an integral part of these financial statements.

                         PICTUREWORKS TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS

                                                              -------------------------
                                                                            NINE MONTHS
                                                              YEAR ENDED          ENDED
                                                               MARCH 31,   DECEMBER 31,
                                                                    1999           1999
                                                              ----------   ------------
(in thousands, except per share amounts)
Revenues....................................................     4,242         2,961
                                                               -------       -------
Cost of revenues............................................     1,260         1,149
Gross profit................................................     2,982         1,812
                                                               -------       -------
OPERATING EXPENSES:
Sales and marketing (excludes stock-based compensation of
  $nil and $398)............................................     2,815         1,460
Research and development (excludes stock-based compensation
  of $nil and $272).........................................     2,766         2,584
General and administrative (excludes stock-based
  compensation of $nil and $86).............................     1,250         1,094
Stock-based compensation....................................        --           756
                                                               -------       -------
          Total operating expenses..........................     6,831         5,894
                                                               -------       -------
Loss from operations........................................    (3,849)       (4,082)
OTHER INCOME (EXPENSE):
Interest income.............................................        54             8
Interest expense............................................       (98)         (262)
                                                               -------       -------
Loss before income taxes....................................    (3,893)       (4,336)
Provision for income taxes..................................       194           132
                                                               -------       -------
Net loss....................................................   $(4,087)      $(4,468)
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................   $(1,540)      $(2,954)
                                                               -------       -------
Net loss attributable to common stockholders................   $(5,627)      $(7,422)
                                                               =======       =======
Basic and diluted net loss per common share.................   $ (1.17)      $ (1.49)
                                                               =======       =======
Weighted average common shares -- basic and diluted.........     4,789         4,978
                                                               =======       =======

The accompanying notes are an integral part of these financial statements.

                         PICTUREWORKS TECHNOLOGY, INC.

                      STATEMENTS OF MANDATORILY REDEEMABLE
                          CONVERTIBLE PREFERRED STOCK
                           AND STOCKHOLDERS' DEFICIT

                             ------------------------------------------------------------------------------------------------
                                 MANDATORILY
                                 REDEEMABLE
                                 CONVERTIBLE                            ADDITIONAL     UNEARNED     STOCKHOLDER
                               PREFERRED STOCK        COMMON STOCK       PAID-IN     STOCK-BASED       NOTE       ACCUMULATED
(in thousands, except share   NUMBER     AMOUNT     NUMBER     AMOUNT    CAPITAL     COMPENSATION   RECEIVABLE      DEFICIT
amounts)                     ---------   -------   ---------   ------   ----------   ------------   -----------   -----------
Balances at April 1,
  1998....................   3,608,635   $ 3,675   5,079,965     $5      $    --       $    --         $(126)      $ (7,296)
Issuance of Series C
  preferred stock, net of
  issuance costs..........   3,398,774     5,386          --     --           --            --            --             --
Series C preferred stock
  issued upon conversion of
  notes payable...........     351,223       562          --     --           --            --            --             --
Issuance of Series D
  preferred stock in
  consideration of asset
  purchase................   2,305,767     3,689          --     --           --            --            --             --
Accretion of mandatorily
  redeemable convertible
  preferred stock.........          --     1,541          --     --           (1)           --            --         (1,540)
Exercise of common stock
  options.................          --        --       3,937     --            1            --            --             --
Net loss..................          --        --          --     --           --            --            --         (4,087)
                             ---------   -------   ---------     --      -------       -------         -----       --------
Balances at March 31,
  1999....................   9,664,399    14,853   5,083,902      5           --            --          (126)       (12,923)
Accretion of mandatorily
  redeemable convertible
  preferred stock.........          --     2,954          --     --       (2,954)           --            --             --
Exercise of common stock
  options.................          --        --      46,021     --           15            --            --             --
Unearned stock-based
  compensation............          --        --          --     --        4,330        (4,330)           --             --
Amortization of unearned
  stock-based
  compensation............          --        --          --     --           --           756            --             --
Net loss..................          --        --          --     --           --            --            --         (4,468)
                             ---------   -------   ---------     --      -------       -------         -----       --------
Balances at December
  31,1999.................   9,664,399   $17,807   5,129,923     $5      $ 1,391       $(3,574)        $(126)      $(17,391)
                             =========   =======   =========     ==      =======       =======         =====       ========

                             -------------

                                 TOTAL
                             STOCKHOLDERS'
(in thousands, except share     DEFICIT
amounts)                     -------------
Balances at April 1,
  1998....................     $ (7,417)
Issuance of Series C
  preferred stock, net of
  issuance costs..........           --
Series C preferred stock
  issued upon conversion of
  notes payable...........           --
Issuance of Series D
  preferred stock in
  consideration of asset
  purchase................           --
Accretion of mandatorily
  redeemable convertible
  preferred stock.........       (1,541)
Exercise of common stock
  options.................            1
Net loss..................       (4,087)
                               --------
Balances at March 31,
  1999....................      (13,044)
Accretion of mandatorily
  redeemable convertible
  preferred stock.........       (2,954)
Exercise of common stock
  options.................           15
Unearned stock-based
  compensation............           --
Amortization of unearned
  stock-based
  compensation............          756
Net loss..................       (4,468)
                               --------
Balances at December
  31,1999.................     $(19,695)
                               ========

The accompanying notes are an integral part of these financial statements.

                         PICTUREWORKS TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                                              -------------------------
                                                                            NINE MONTHS
                                                              YEAR ENDED          ENDED
                                                               MARCH 31,   DECEMBER 31,
                                                                    1999           1999
(In thousands)                                                ----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................   $(4,087)      $(4,468)
Adjustments to reconcile net loss to net cash used by
  operating activities:
  Depreciation and amortization.............................       215           722
  Provision for doubtful accounts and sales returns.........       (36)           --
  Non-cash interest expense.................................        55            --
  Sales refund converted to promissory note.................        --           200
  Loss on disposal of property and equipment................        --            10
  Amortization of unearned stock-based compensation.........        --           756
  Changes in operating assets and liabilities:
     Accounts receivable....................................       761           (70)
     Prepaid expenses and other current assets..............        54           (27)
     Accounts payable.......................................      (232)          121
     Accrued liabilities....................................       (88)           87
     Deferred revenue.......................................      (609)          123
                                                               -------       -------
          Net cash used in operating activities.............    (3,967)       (2,546)
                                                               -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................      (137)         (272)
Purchases of technology.....................................      (162)          (20)
                                                               -------       -------
          Net cash used in investing activities.............      (299)         (292)
                                                               -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock.............................     5,387            15
Borrowings under bank line of credit agreement..............     1,729         3,072
Repayments under bank line of credit agreement..............    (2,012)       (3,009)
Borrowings under promissory notes...........................        --         2,700
Repayments of convertible subordinated notes................      (852)           --
                                                               -------       -------
          Net cash provided by financing activities.........     4,252         2,778
                                                               -------       -------
Decrease in cash and cash equivalents.......................       (14)          (60)
Cash and cash equivalents, beginning of period..............       172           158
                                                               -------       -------
Cash and cash equivalents, end of period....................   $   158       $    98
                                                               =======       =======

The accompanying notes are an integral part of these financial statements.

                         PICTUREWORKS TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

THE COMPANY. PictureWorks Technology, Inc. (the "Company") was incorporated in the state of Delaware in April 1994. The Company has recently refocused its business strategy from the design, development, and marketing of digital color desktop imaging technology to a strategy of providing solutions to imaging problems on the Internet. The Company's imaging digital technology provides an infrastructure solution facilitating the use of digital media, such as video, audio, photographs, and other images on the Internet. The Company serves internet sites, portals and hubs which depend on user-supplied media rather that centralized content generation. The Company develops solutions for leading Internet companies in the residential real estate, online auction, community-of-interest, insurance, classifieds and architecture/engineering/construction markets.


As detailed on Note 16, the Company was acquired by InterNet Pictures Corporation and is dependent on InterNet Pictures Corporation for the continued financing of tis operations. InterNet Pictures Corporation has cash, and cash equivalents and securities available-for-sale of $49,221 at March 31, 2000. Management believes that existing cash and investment balances will be sufficient to fund operations through December 2000. In May 2000, InterNet Pictures Corporation anticipates completion of a secondary offering of its common stock. The proceeds from this offering will likely be required in order for InterNet Pictures Corporation to meet working capital needs beyond December 2000. There can be no assurance, however, that InterNet Pictures Corporation will be able to complete this offering or that it will raise additional equity or debt financing under terms favorable to InterNet Pictures Corporation.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS. The Company considers all highly liquid instruments purchased with original or remaining maturities of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The reported amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to their short maturities. Based on borrowing rates available to the Company for loans with similar terms, the carrying value of the line of credit and other notes payable approximates fair value.

CERTAIN RISKS AND CONCENTRATIONS. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments including U.S. Treasury bills, other short-term obligations of the U.S. Government and its agencies, money market funds, and certificates of deposit. The Company places its temporary cash investments primarily with one financial institution which management believes to be creditworthy. Deposits with these banks may exceed the amount of insurance provided on such deposits.

The Company licenses its products primarily to companies in the United States and Japan. The Company performs ongoing credit evaluations of these customers and generally does not require collateral. Reserves are maintained for potential credit losses and such losses to date have been within management's expectations.

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

For the year ended March 31, 1999, and the nine months ended December 31, 1999, revenues from one foreign customer accounted for 33.4% and 27.2% of total revenue, respectively.

Revenues from customers representing 10% or more of total revenue are as follows:

                                                              ------------------------------
                                                              YEAR ENDED   NINE MONTHS ENDED
                                                               MARCH 31,        DECEMBER 31,
                                                                    1999                1999
                                                              ----------   -----------------
Customer A..................................................      33%             28%
Customer B..................................................      --              17%

Accounts receivable from customers representing 10% or more of aggregate accounts receivable are as follows:

                                                              ------------------------------
                                                              YEAR ENDED   NINE MONTHS ENDED
                                                               MARCH 31,        DECEMBER 31,
                                                                    1999                1999
                                                              ----------   -----------------
Customer A..................................................      --              43%
Customer B..................................................      --              49%

REVENUE RECOGNITION. Revenue from desktop imaging products and internet services is recognized upon delivery of the software license to the customer provided there are no significant obligations remaining, there is persuasive evidence of an arrangement, the license fee is fixed and determinable and collection of the resulting receivable is probable. Royalties derived from desktop imaging products are recognized as revenues upon receipt of the royalty sell-through reports from customers, which is generally in the quarter following the quarter in which the sale by the customer took place.

Revenues from development fees for significantly customizing software for customers is recognized on the percentage of completion basis after making appropriate allowances for foreseeable losses where applicable.

At the time of recognizing revenue from sales, the Company makes an allowance for returns of product based on historical experience and also makes an accrual for the costs of providing customer support to customers.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of three to five years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the facility lease term or the estimated useful lives of the improvements. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

ACCOUNTING FOR LONG-LIVED ASSETS. Intangible assets include the cost of acquired patents and trademarks and are amortized using the straight line method over a period of 5 years, and are stated net of accumulated amortization. The Company assesses the recoverability of acquired intangible assets as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

requires the Company to review the carrying value of an asset for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized.

ADVERTISING COSTS. Advertising is expensed as incurred. During the year ended March 31, 1999, and the nine months ended December 31, 1999, the Company incurred $130 and $7, respectively, in advertising expenses.

INCOME TAXES. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

SOFTWARE DEVELOPMENT COSTS. Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Under the Standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The Company begins capitalization upon completion of a working model. To date, such capitalizable costs have not been material. Accordingly, the Company has charged all such costs to research and development expense. Future capitalized costs, if any, will be amortized based on the greater of the expense as determined on a straight-line basis over the estimated life of the products or the ratio of current revenue to the total of current and anticipated future revenue.

INTERNAL USE SOFTWARE. Costs incurred in the design, creation and maintenance of content, graphics and user interface of the Company's web sites are expensed as incurred in accordance with SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs incurred in the development of application and infrastructure of the web sites are capitalized and amortized over the useful life of the web sites. For the year ended March 31, 1999, and the nine months ended December 31, 1999, the costs that could be capitalized were insignificant.

STOCK-BASED COMPENSATION. The Company follows the disclosure provisions of Financial Accounting Standards Board ("FASB") SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see Note 9). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. Stock issued to non-employees has been accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

COMPREHENSIVE INCOME. The Company has adopted the accounting treatment prescribed by Statement of Financial Accounting Standard No. 130 "Reporting Comprehensive Income" ("SFAS 130"). The adoption of this statement had no impact on the Company's financial statements for the periods presented.

NET LOSS PER COMMON SHARE. Basic net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are included in the diluted net loss per common share calculation to the extent these shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows:

                                                              ------------------------------
                                                              YEAR ENDED   NINE MONTHS ENDED
                                                               MARCH 31,        DECEMBER 31,
                                                                    1999                1999
                                                              ----------   -----------------
NUMERATOR:
Net loss attributable to common stockholders................   $(5,627)         $(7,422)
                                                               -------          -------
DENOMINATOR:
Weighted average common shares..............................     5,082            5,115
Weighted average unvested common shares subject to
  repurchase................................................      (293)            (137)
                                                               -------          -------
Denominator for basic and diluted calculation...............     4,789            4,978
                                                               -------          -------
Basic and diluted net loss per common share.................   $ (1.17)         $ (1.49)
                                                               =======          =======

The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per common share calculation because to do so would be antidilutive for the periods indicated:

                                                              ------------------------------
                                                              YEAR ENDED   NINE MONTHS ENDED
                                                               MARCH 31,        DECEMBER 31,
                                                                    1999                1999
                                                              ----------   -----------------
Weighted average effect of common stock equivalents:
Series A mandatorily redeemable convertible preferred
  stock.....................................................   4,558,424       4,558,424
Series B mandatorily redeemable convertible preferred
  stock.....................................................   2,658,846       2,658,846
Series C mandatorily redeemable convertible preferred
  stock.....................................................   3,514,339       3,749,997
Series D mandatorily redeemable convertible preferred
  stock.....................................................      94,757       2,305,767
Options to purchase common stock............................                   2,345,307
Warrants to purchase convertible preferred and common
  stock.....................................................   1,919,886         515,430
Common stock subject to repurchase..........................     292,748         136,635
                                                              ----------      ----------
                                                              13,039,000      16,270,406
                                                              ----------      ----------

RECENTLY ISSUED ACCOUNTING STANDARDS. In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal quarters beginning after June 15, 2000. The Company

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

does not believe that the adoption of this pronouncement will have a material effect on the financial statements.

In January 2000, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") issued EITF 99-17, "Accounting for Advertising Barter Transactions." The EITF reached a final consensus that such transactions should be recorded at fair value only when the Company has a substantial historical practice of selling advertising for cash. The historical practice is based solely on the Company's own past experience in selling advertising for cash. The adoption of the provisions of EITF for the nine months ended December 31, 1999 has had no impact on the Company's net loss or financial condition.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will not have a material effect on the financial position or results of operations of the Company.

3. ASSET PURCHASE

In March 1999, the Company signed an agreement to acquire certain tangible and intangible assets from Videobrush, a subsidiary of Sarnoff Corporation. The total acquisition price was $3,871 and consisted of (i) cash payments of $182 and (ii) 2,305,767 shares of Series D preferred stock valued at $1.60 per share. An additional 1,152,883 shares of Series D preferred stock were placed in escrow subject to a contingent earnout provision based on annual incremental revenue attributed to products incorporating the purchased technology during each fiscal year commencing April 1, 1999 and ending with the fiscal year ending March 31, 2003. The earnout provision may be accelerated upon the following acceleration events; (i) assignment or exclusive license of the technology to a third party,
(ii) an underwritten initial public offering of the Company's common stock, or
(iii) a transaction or series of transactions whereby the Company consolidates or merges with or into any other corporation or business entity.

Upon an acceleration event which occurs on or prior to March 31, 2001, (i) 50% of the earnout shares remaining in escrow shall be released to Sarnoff Corporation as of the final closing date of the event plus (ii) a percentage of the remaining shares based on annual incremental revenue attributed to products incorporating the purchased technology for any partial period prior to the final closing date of the event. Upon an acceleration event which occurs following March 31, 2001, earnout shares released from escrow will be the greater of (i) 50% of the earnout shares remaining in escrow as of the final closing date of the event or (ii) a percentage of the remaining shares based on annual incremental revenue attributed to products incorporating the purchased technology for any partial period prior to the final closing date of the event. Following any acceleration event, the earnout provision shall terminate and any escrow shares remaining undelivered shall be returned to the Company for cancellation. Any additional consideration issued in connection with the earn-out provision will be treated as additional goodwill.

The purchase price was allocated to the acquired assets based on fair value as follows:

                                                              ------
Current assets..............................................  $   45
Patented technology.........................................   3,826
                                                              ------
                                                              $3,871
                                                              ======

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The patented technology is being amortized over the useful life of five years.

4. BALANCE SHEET ACCOUNTS

PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                              ------------------------
                                                              MARCH 31,   DECEMBER 31,
                                                                   1999           1999
                                                              ---------   ------------
Equipment...................................................    $ 617        $ 311
Software....................................................      109          228
Furniture and fixtures......................................       33           42
Leasehold improvements......................................       31           19
                                                                -----        -----
                                                                  790          600
Less: Accumulated depreciation and amortization.............     (550)        (246)
                                                                -----        -----
                                                                $ 240        $ 354
                                                                =====        =====

Depreciation and amortization expense for property and equipment for the year ended March 31, 1999 and the nine months ended December 31, 1999 was $215 and $148, respectively.

INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                              ------------------------
                                                              MARCH 31,   DECEMBER 31,
                                                                   1999           1999
                                                              ---------   ------------
Patented technology.........................................   $3,806        $3,826
Less: Accumulated amortization..............................       --          (574)
                                                               ------        ------
                                                               $3,806        $3,252
                                                               ======        ======

Amortization expense for patented technology was nil and $574 in the year end March 31, 1999 and the nine months ended December 31, 1999, respectively.

ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                              ------------------------
                                                              MARCH 31,   DECEMBER 31,
                                                                   1999           1999
                                                              ---------   ------------
Accrued salaries and benefits...............................    $204          $282
Accrued interest............................................      --            16
Other.......................................................     242           235
                                                                ----          ----
                                                                $446          $533
                                                                ====          ====

5. EQUITY INVESTMENT IN INTERNET SERVICES CUSTOMER

On September 1, 1999, the Company entered into a software development and license agreement with an internet services customer. In connection this agreement, the internet services customer granted the

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Company 1,250,000 shares of its common stock in consideration for providing exclusive development services. At December 31, 1999, the Company owned approximately 9% of the outstanding common stock in the internet services customer.

The internet services customer is a private company with a limited operating history. Also, the services the company is rendering on behalf of the internet services customer have not previously been sold for cash. Therefore, since it is not possible to reliably measure the value of consideration received or given up, the Company has not recognized any revenue or recorded any asset for the investment in the shares received.

The investment in the internet services customer has been accounted for using the equity method as the Company has significant influence over the operations of the internet services customer. However, since the Company is not obligated to provide any financial support and has not guaranteed any obligations of the internet services customer, the Company would not recognize any future losses which would lower the equity investment below zero.

6. BORROWINGS

LINE OF CREDIT. In September 1998 the Company entered into a revolving line of credit agreement with a financial institution for up to $2,000 subject to certain accounts receivable collections. Interest accrues monthly at the bank's prime rate plus 2% (10.5% at December 31, 1999). Amounts borrowed under this agreement are collateralized by substantially all assets of the Company. Interest expense is due monthly on the last day of each month. Interest expense related to this line of credit for the nine months ending December 31, 1999 was $40. As of December 31, 1999, the Company's outstanding loan balance was approximately $1,780. The agreement restricts the Company from paying or declaring dividends to stockholders.

PROMISSORY NOTES. At December 31, 1999, the Company had obligations totaling $2,700 under promissory notes payable to a financial institution. The notes bear interest at the bank's prime rate plus 2% (10.5% at December 31, 1999). Interest expense is due monthly on the last day of each month. The notes are collateralized by substantially all assets of the Company.

At December 31, 1999, the Company had an obligation totaling $200 under a promissory note payable to a customer. Effective January 1, 1999, the note bears interest at 8% per annum. The note matures no later than the earliest to occur of the following: (i) the closing of a financing in which the Company receives at least $2,000 in cash (except for any bridge financing the Company closes prior to January 31, 2000); (ii) the date of an initial public offering of the Company's stock; (iii) the closing date of a merger of the Company into or acquisition of the Company by another company; or (iv) January 2, 2001.

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

7. COMMITMENTS

The Company has entered into operating leases for equipment and facilities with original terms ranging from one to five years. The future minimum lease payments under all noncancelable leases having initial terms longer than one year at December 31, 1999 are as follows:

TWELVE MONTHS ENDING DECEMBER 31,
---------------------------------                             ----
          2000..............................................  $267
          2001..............................................    30
          2002..............................................    24
          2003..............................................     1
                                                              ----
       Total minimum lease payments.........................  $322
                                                              ====

Rent expense for the years ended March 31, 1999, and the nine months ended December 31, 1999 was $216 and $173, respectively.

8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

Authorized and outstanding mandatorily redeemable convertible preferred stock and its principal terms are as follows at December 31, 1999:

         ----------------------------------------------------------------------------------------------
                  SHARES                                                       REDEMPTION
         ------------------------           AMOUNT                   TOTAL      AMOUNT AT
                       ISSUED AND           NET OF   CUMULATIVE   CARRYING   DECEMBER 31,   LIQUIDATION
SERIES   AUTHORIZED   OUTSTANDING   ISSUANCE COSTS    ACCRETION     AMOUNT           1999    PREFERENCE
------   ----------   -----------   --------------   ----------   --------   ------------   -----------
A         2,279,212    2,279,212       $   310         $2,620     $ 2,929      $ 3,349        $   729
B         1,623,083    1,329,423         2,525            345       2,870        4,333          3,988
C         3,749,997    3,749,997         5,948          1,620       7,568        7,620          7,574
C-1       1,200,000           --            --             --          --           --             --
D         3,500,000    2,305,767         3,689            751       4,440        4,440          3,689
         ----------    ---------       -------         ------     -------      -------        -------
Total    12,352,292    9,664,399       $12,472         $5,336     $17,807      $19,742        $15,980
         ==========    =========       =======         ======     =======      =======        =======

The rights, preferences and privileges of the preferred stockholders are as follows:

DIVIDENDS

The Company's Certificate of Incorporation provides the holders of Series C are entitled to a dividend of 6% of the original issuance price of the Series C Preferred Stock, respectively, when, if and as declared by the Board of Directors in preference to the holders of shares of Common Stock or any other series preferred stock of the Company. After payment of such dividends on the Series C Preferred Stock, the holders of each class of series preferred stock, in preference of any shares of Common Stock shall be entitled to receive pari passu, when, if and as declared by the Board of Directors at a rate of 6% of the original issuance price of each such series, per annum. Dividends are noncumulative. As of December 31, 1999 no dividends have been declared or paid on any class of the Company's capital stock.

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

LIQUIDATION

The holders of Series C Preferred Stock are entitled to a liquidation preference in an amount per share of Series C Preferred Stock that is the greater of (i) the original issuance price plus a premium at the rate of 15% of the original issuance price compounded annually from the date of issue plus any declared but unpaid dividends; (ii) twelve million dollars divided by the number of shares of Series C Preferred Stock then outstanding plus the number of shares of Common Stock into which any shares of Series C Preferred Stock have already been converted, exchanged or otherwise substituted, or (iii) the value such holder would receive if each outstanding share of Series C Preferred Stock had been converted into Common Stock.

After payment of the full liquidation preference to the holders of the Series C Preferred Stock the holders of Series A, B, and D Preferred Stock shall be entitled to a liquidation preference of an amount per share equal to the original issuance price for such series plus all declared and unpaid dividends. The remaining assets of the Company shall be distributed ratably to the holders of the Common Stock and the Series A, B, and D Preferred Stock on an as-if-converted to Common Stock basis.

CONVERSION

Preferred stock is convertible, at the option of the holder, into shares of common stock at an initial conversion price of $0.16165 for Series A Preferred Stock, $1.50 for the Series B Preferred Stock, $1.60 for Series C Preferred Stock and $1.60 for Series D Preferred Stock as adjusted for stock splits, combinations, or recapitalization. Convertible preferred stock shares are convertible into Common Stock at a rate of one-to-two for Series A and B and one-to-one for Series C and D. The conversion price and the conversion rate may be adjusted by Common Stock dividends and distributions, reclassifications, exchange or substitution, reorganization, merger, or consolidation or sale of assets, or sale of shares below the series conversion price. Preferred stock will automatically convert to Common Stock upon the closing of a firmly underwritten public offering in which the aggregate gross proceeds to the Company are at least $15,000, the valuation of the Company is not less than $60,000 and the value of the Common Stock at closing is at least $12,000.

REDEMPTION

At any time after March 31, 2002, the holders of a majority of the outstanding shares of Series C Preferred Stock may require the Company to redeem the Series C Preferred Stock in 16 equal quarterly installments. Series C shall be redeemed in full before any redemption payment is made with respect to any other class or series of capital stock of the Company. The redemption price for Series C Preferred Stock shall be the greater of (i) the liquidation value, (ii) $3.20, or (iii) the amount which would be realized on conversion to common stock in the event of a liquidation, dissolution or winding up of the Company.

At any time after March 31, 2002, the holders of a majority of the outstanding shares of Series B Preferred Stock may require redemption in three annual installments. In the event the holders of Series B Preferred Stock elect to be redeemed by the Company, the holders of a majority of the outstanding shares of Series A and Series D Preferred Stock may require the Company to redeem the greater of (i) the sum of the original issuance price per share plus declared and unpaid dividends with respect to such shares or (ii) the fair market value of such series as determined by the Board of Directors.

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The cumulative accretion of the Series A and B redeemable convertible preferred stock was $840 at April 1, 1998. During 1998, and 1999, the Company accreted the Series A, B and D redeemable convertible preferred stock to its deemed fair value of $6.92 per share resulting in an accretion charge of approximately $2,875. The Company accreted the Series C preferred stock to $3.20 for shares resulting in an accretion charge of $1,620. In determining the accretion, the Company used the interest method.

9. COMMON STOCK

STOCK SPLITS

On March 25, 1996, the board of Directors approved a 2:1 stock split of the Company's Common Stock and a change from 1:1 to 1:2 in the conversion ratio of Series A and B preferred shares into common shares of the Company. All shares and share data in the accompanying financial statements have been retroactively adjusted to reflect these stock splits.

The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 25,000,000 shares of common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of preferred stock at the time outstanding.

At December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

                                                              ----------
Conversion of Series A mandatorily redeemable convertible
  preferred stock...........................................   4,558,424
Conversion of Series B mandatorily redeemable convertible
  preferred stock...........................................   2,658,846
Conversion of Series C mandatorily redeemable convertible
  preferred stock...........................................   3,749,997
Conversion of Series D mandatorily redeemable convertible
  preferred stock...........................................   2,305,767
Exercise of stock options...................................   2,693,393
Issuance of stock options...................................     221,113
Exercise of warrants and conversion to common stock.........   1,299,717
                                                              ----------
                                                              17,487,257
                                                              ==========

The Company had not declared or paid cash dividends as of December 31, 1999.

STOCK OPTION PLANS

In November 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Plan"), in May 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan") and in November 1996, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). Under the 1994 Plan, eligible employees, directors, and consultants can receive options to purchase shares of the Company's Common Stock at a price not less than 100% and 50% of the fair value on the date of the grant for incentive stock options and nonqualified stock options, respectively. Under the 1996 and 1997 Plans, eligible employees, directors, and consultants who own less than 10% of all voting classes of stock can receive options to purchase shares of the Company's common stock at a price not less than 110% and 85% of fair value on the date of grant of incentive stock options and nonqualified stock options, respectively. Employees owning greater than 10% of all voting classes of stock can receive options to purchase shares at a price not less than 110% of the fair market value for both incentive and nonqualified stock options. The options granted under the Plans are exercisable over a maximum term of ten years from the date of grant and generally

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

vest in various installments over a five-year period under the 1994 Plan and a four-year period under the 1996 and 1997 Plans.

Stock purchase rights may also be granted under the 1996 and 1997 Plans. Stock purchase rights must be exercised within 30 days of the grant date. Shares purchased under stock purchase rights are restricted and subject to repurchase by the Company at the original purchase price. The repurchase option expires as determined by the offer, but in no case at a rate less than 20% per year over five years from the date of purchase.

A summary of the stock option activity under the Plans is set forth below:

                                          ----------------------------------------------------------
                                                                                            WEIGHTED
                                                                                             AVERAGE
                                                                                            EXERCISE
                                             SHARES                                            PRICE
                                          AVAILABLE   NUMBER OF      EXERCISE   AGGREGATE        PER
                                          FOR GRANT      SHARES         PRICE       PRICE      SHARE
                                          ---------   ---------   -----------   ---------   --------
Balances at April 1, 1998...............   355,071    2,609,393   $0.17-$0.48     $608       $0.23
Granted.................................   (39,500)      39,500          0.48       19        0.48
Exercised...............................        --       (3,937)         0.32      (80)       0.33
Cancelled...............................   234,750     (234,750)    0.32-0.48       (1)       0.34
                                          --------    ---------
Balances at March 31, 1999..............   550,321    2,410,206     0.17-0.48      546        0.23
Granted.................................  (418,000)     418,000          0.48      201        0.48
Cancelled...............................    88,792      (88,792)    0.32-0.48      (23)       0.34
Exercised...............................        --      (46,021)         0.32      (15)       0.32
                                          --------    ---------
Balances at December 31, 1999...........   221,113    2,693,393     0.17-0.48     $709        0.26
                                          ========    =========                   ====

The following table summarizes information with respect to stock options outstanding at December 31, 1999:

          --------------------------------------------------------------
                   OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
          -------------------------------------   ----------------------
                            WEIGHTED   WEIGHTED                 WEIGHTED
                             AVERAGE    AVERAGE                  AVERAGE
EXERCISE       NUMBER    CONTRACTUAL   EXERCISE        NUMBER   EXERCISE
  PRICES  OUTSTANDING   LIFE (YEARS)      PRICE   EXERCISABLE      PRICE
--------  -----------   ------------   --------   -----------   --------
$0.17...     915,000        4.62        $0.17        908,667     $0.17
 0.32...   1,331,893        6.86         0.32      1,060,993      0.32
 0.48...     446,500        8.33         0.48         15,052      0.48
           ---------                               ---------
           2,693,393        6.34         0.30      1,984,712      0.25
           =========                               =========

The Company accounts for employee stock options in accordance with the provision of APB No. 25 and complies with the disclosure requirements of SFAS No. 123.

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

FAIR VALUE DISCLOSURES

The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                              --------------------------
                                                                             NINE MONTHS
                                                              YEAR ENDED           ENDED
                                                               MARCH 31,    DECEMBER 31,
                                                                    1999            1999
                                                              ----------    ------------
Weighted average fair values................................  $     0.58     $     5.29
Assumptions:
  Risk-free interest rates..................................   4.30-5.59%     5.93-5.99%
  Expected lives............................................     4 years        4 years
  Dividend yield............................................          --             --

Had compensation cost for the Company's stock option grants to employees been determined based on the fair market values of the stock option at the date of grant consistent with the provisions of SFAS No. 123, the Company's net loss would have changed to the pro forma amounts as follows:

                                                              -------------------------------
                                                              YEAR ENDED    NINE MONTHS ENDED
                                                               MARCH 31,         DECEMBER 31,
                                                                    1999                 1999
                                                              ----------   ------------------
Net loss attributable to common stockholders................   $(5,627)         $(7,422)
Net loss pro forma (unaudited)..............................    (5,625)          (7,392)
Basic and diluted net loss per common share.................   $ (1.17)           (1.49)
Basic and diluted net loss per share pro forma
  (unaudited)...............................................     (1.17)           (1.48)

The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

STOCK-BASED COMPENSATION

In connection with certain employee and non-employee stock option grants during the nine months ended December 31, 1999, the Company recorded unearned stock-based compensation totaling approximately $2,279, which is being amortized over the vesting periods of the related options, generally four years using the method set out in FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related options. Amortization of stock-based compensation from options granted during the nine months ended December 31, 1999 totaled $471.

STOCK PURCHASE RIGHTS

In September 1996, the Company's President exercised the right to purchase 393,393 shares in exchange for a full recourse promissory note issued to the Company in the amount of $126. Interest accrues semiannually at a 6.74% annual rate. The note and accrued interest are due and payable upon the earliest to occur of any of the following: (i) the termination of the President's employment relationship with the Company, (ii) upon the sale of certain shares purchased whereby proceeds from the sale are greater than

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

or equal to the other outstanding amount owing on the note or (iii) September 2002. Shares purchased are subject to repurchase and will be released from the repurchase rights in equal monthly installments through March 11, 2000.

10. WARRANTS

WARRANTS

In March 1996, in connection with the sale of Series B Preferred Stock, the Company granted to the Series B preferred stockholders warrants to purchase up to 293,660 shares of the Company's Series B Preferred Stock at an exercise price equal to $3.00 per share. The warrants expire on March 8, 2001.

In August 1999, the Company granted a warrant to purchase 712,397 shares of common stock at an exercise price of $2.86 per share to an internet services customer.

The following summarizes the warrants outstanding at December 31, 1999:

                                                   ------------------------------------------------
                                                      NUMBER   EXERCISE      TERM        EXPIRATION
CLASS OF STOCK                                     OF SHARES      PRICE   (YEARS)              DATE
--------------                                     ---------   --------   -------   ---------------
Series B mandatorily redeemable convertible
  preferred stock................................   293,660     $3.00        5      March 8, 2001
Common stock.....................................   712,397     $2.86        3      August 24, 2002

Upon IPO, the warrant to purchase mandatorily redeemable convertible preferred stock will automatically convert to warrants to purchase common stock of the Company under the same terms.

The Company has determined the estimated fair market value of the warrants issued during the nine months ended December 31, 1999 to be approximately $2,051. The Company believes that the fair value of the warrants issued are a more reliable measure of the value of the services received because it has recent issuances of its preferred stock to indicate fair value. The fair values of the warrants were estimated using the Black-Scholes model and are charged to operating expenses over the term of the related agreements.

The fair value of the warrants was estimated on the date of issuance using the term of the warrant, an average risk-free interest rate of 5.73%, expected dividends of nil and volatility of 70%.

The amortization of warrant stock-based compensation was nil for the year ended March 31, 1999 and $285 for the nine months ended December 31, 1999.

11. INCOME TAXES

The income tax provision comprises:

                                                            ----------------------------------
                                                                YEAR ENDED   NINE MONTHS ENDED
                                                            MARCH 31, 1999   DECEMBER 31, 1999
                                                            --------------   -----------------
CURRENT
  Federal.................................................       $ --              $ --
  State...................................................         --                12
  Foreign.................................................         --               120
                                                                 ----              ----
                                                                 $194              $132
                                                                 ====              ====

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The difference between the actual tax provision and the amount obtained by applying the federal statutory rate to income before provision for income taxes is as follows:

                                                              ------------------------
                                                              MARCH 31,   DECEMBER 31,
                                                                   1999           1999
                                                              ---------   ------------
Tax provision at federal statutory rate.....................    34.0%         34.0%
Current year net operating losses and temporary differences
  for which no benefit has been recognized..................      --            --
                                                                ----          ----
                                                                  --            --
                                                                ====          ====

Significant components of the Company's net deferred tax assets are as follows:

                                                              ------------------------
                                                              MARCH 31,   DECEMBER 31,
                                                                   1999           1999
                                                              ---------   ------------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards..........................   $ 3,535      $ 4,854
  Research and development credits..........................       708        1,124
  Foreign tax credits.......................................       750          819
  Capitalized research and development......................       153           --
  Accrued liabilities and other.............................        80           --
                                                               -------      -------
Total before (less) valuation allowance.....................     5,226        6,797
Less: Valuation allowance...................................    (5,226)      (6,797)
                                                               -------      -------
          Net deferred tax assets...........................   $    --      $    --
                                                               =======      =======

For the nine months ended December 31, 1999, the valuation allowance increased by approximately $1,571. The Company had net operating loss carryforwards for federal and state income tax purposes of approximately $12,598 and $7,965, respectively, which expire in the years 2004 through 2019 if not utilized. In addition, the Company had federal and state research and development credits of approximately $723 and $401, respectively. These credits expire through 2019 if not utilized. The Company has foreign tax credit carryforwards of approximately $819, that expire through 2004 if not utilized.

Due to the change in ownership provisions of the Tax Reform Act of 1986, the availability of the Company's net operating loss credit carryforwards may be subject to an annual limitation against taxable income in future periods if a change in ownership of more than 50% of the value of the Company's stock should occur over a three-year period. Such a change could substantially limit the eventual tax utilization of these carryforwards.

The income tax provision of $194 and $132 for the fiscal year ended March 31, 1999 and the nine months ended December 31, 1999, respectively, consist primarily of Japanese withholding taxes on royalties paid to the Company by Japanese investors.

12. 401(K) PLAN

The Company has a defined contribution pension plan (the "Plan") under Section 401(k) of the Internal Revenue Code for its eligible employees. All employees, as defined, are eligible to participate after completion of three months of employment with the Company. Employee contributions to the Plan are

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

subject to certain statutory limitations. The after-tax voluntary contributions are limited to 15% of the aggregate compensation paid to the employee in all the years since participation in the Plan. The Company's contribution to the Plan is discretionary. The Company has not made any contributions to the plan for the year ended March 31, 1999 or the nine months ended December 31, 1999.

RELATED PARTY TRANSACTIONS

LICENSE AGREEMENT

In October 1995, the Company entered into a license agreement which requires it to make certain royalty payments to an affiliated company (the "Licensor"). The sole shareholder of the Licensor is also a shareholder and the Chairman of the Board of Directors of the Company. This agreement grants the Company a perpetual, worldwide license to use, reproduce, market and distribute the software that is used by the Company. The Company has 30 days to accept or reject new development releases. The Licensor provides support and maintenance on the current version of the software. This agreement was terminated in October 1998, and was not extended. Royalty expenses of $158 and $53 were incurred during the year ended March 31, 1999, and the nine months ended December 31, 1999, respectively, in connection with the license agreement.

In June 1997 and October 1997, the Company converted $648 of trade payables owed to the licensor into convertible subordinated promissory notes. Interest on the notes accrued at an annual rate of prime plus 1%. All notes payable balances had been repaid as of March 31, 1999. At March 31, 1999, and December 31, 1999, the Company owed the Licensor $20 and $6 in current trade payables, respectively.

NOTES RECEIVABLE FROM SHAREHOLDERS

At December 31, 1999, the Company had a note receivable from a shareholder and officer of the Company related to purchases of common stock in the amount of $126, which accrues interest at a rate of 6.74% per annum. The note is full recourse and is secured by common stock. The note is due and payable upon the earliest of any of the following: (i) the termination of the employment relationship with the Company, (ii) upon the sale of certain shares purchased whereby proceeds from the sale are greater than or equal to the other outstanding amount owing on the note or (iii) September 2002. Shares purchased are subject to repurchase and will be released from the repurchase rights in equal monthly installments through March 11, 2000.

GUARANTEES

Certain stockholders and members of the Company's Board of Directors have guaranteed $2,700 of the Company's outstanding promissory notes. As consideration for the guarantee on $2,000 of the promissory notes, the Company will pay a 35% fee to the guarantors upon the occurrence of (i) the closing of any financing or refinancing of the indebtedness of the Company, or any public or private offering of equity securities of the Company's resulting in net proceeds to the Company in excess of $6,000, (ii) the closing of any transaction or group of related transactions whereby a majority of the capital stock of the Company or control of any of its principal lines of business, capital stock or assets is purchased, sold or otherwise transferred to a third party, (iii) the date on which any amount is paid by any guarantor in respect of such guarantor's guarantee agreement, or (iv) the date on which the promissory notes issued by the Company is paid by the Company and cancelled by the holder thereof.

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

SALES TO AFFILIATED CUSTOMERS

The Company's President and Chief Executive Officer is a member of the Board of Directors of a company that is also a customer. As of December 31, 1999, the Company owns approximately 9% of the customers common stock. During the nine months ended December 31, 1999, the Company recognized $507 of revenue for internet services provided to the customer. (See Note 5)

Certain directors and stockholders of the Company are also directors and stockholders of a customer. During fiscal year 1999, the Company received a $200 license fee from the customer in connection with a technology license agreement, which was terminated in December 1999. The license fee was refunded in the form of a $200 promissory note to the customer as of December 31, 1999. The note bears interest at 8% per annum and matures no later than the earliest of the following: (i) the closing of a financing in which the Company receives at least $2,000 in cash (except for any bridge financing the Company closes prior to January 31, 2000); (ii) the date of an initial public offering of the Company's stock; (iii) the closing date of a merger of the Company into or acquisition of the Company by another company; or (iv) January 2, 2001.

CONSULTING AGREEMENT

In April 1998, the Company entered into a consulting agreement with the Chairman of the Board of Directors who is also a shareholder of the Company. Consulting fees of $90 were incurred during the nine months ended December 31, 1999, respectively, in connection with the consulting agreement. At December 31, 1999, the Company owed consulting fees of $120 associated with the consulting agreement.

14. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION


                                                              -------------------------
                                                                            NINE MONTHS
                                                              YEAR ENDED          ENDED
                                                               MARCH 31,   DECEMBER 31,
                                                                    1999           1999
                                                              ----------   ------------
SUPPLEMENTAL DISCLOSURES:
Interest paid...............................................    $   23        $   --
Taxes paid..................................................        12            12
Conversion of subordinated stockholder notes payable and
  accrued interest to Series C mandatorily redeemable
  convertible preferred stock...............................       562            --
Unearned stock-based compensation...........................        --         3,574
Assets acquired in exchange for shares of Series D
  mandatorily redeemable convertible preferred stock........     3,689            --
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................     1,540         2,954


15. SEGMENT INFORMATION

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company adopted SFAS 131 in the nine month

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

period ended December 31, 1999. In accordance with the provisions of SFAS No. 131, the following is a summary of revenue and long-lived assets by geographical area for the periods presented:

                                                              ------------------------------
                                                              YEAR ENDED   NINE MONTHS ENDED
                                                               MARCH 31,        DECEMBER 31,
                                                                    1999                1999
                                                              ----------   -----------------
Revenue by external customers:
  United States.............................................    $2,006          $1,618
  Japan.....................................................     1,822           1,196
  Rest of World.............................................       414             147
                                                                ------          ------
                                                                $4,242          $2,961
                                                                ------          ------
Long-lived assets:
  United States.............................................    $  237          $  354
  Japan.....................................................         3              --
  Rest of World.............................................        --              --
                                                                ------          ------
                                                                $  240          $  354
                                                                ======          ======

Revenue by external customer is based on the customer's billing locations. Long-lived assets are those assets used in each geographic location.

16. SUBSEQUENT EVENTS

OPERATING LEASE

On February 4, 2000, the Company entered into an operating lease agreement for a second operating facility. The noncancelable lease term commences on March 15, 2000 and expires on February 28, 2001. February 22, 2000, the Company entered into an operating lease agreement to extend the term of this lease to February 28, 2003. The additional future minimum lease payments under the these noncancelable leases are as follows:

             TWELVE MONTHS ENDING DECEMBER 31,
             ---------------------------------
                                                              ------
2000........................................................  $  337
2001........................................................     464
2002........................................................     480
2003........................................................      80
                                                              ------
          Total minimum lease payments......................  $1,361
                                                              ======

PROMISSORY NOTES AND LINE OF CREDIT

On January 26, 2000, the Company secured an additional $5,000 promissory note with a financial institution. The note bears interest at the bank's prime rate plus 2% and matures on September 30, 2000. The note is collateralized by substantially all the assets of the company.

On January 26, 2000, the Company renegotiated the line of credit agreement and the promissory notes payable to the financial institution extending the maturity dates to February 28, 2001.

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

STOCK-OPTIONS

On January 12, 2000, the Company granted 735,000 stock options under the 1997 Stock Option Plan with an exercise price of $1.20 per share. On February 2, 2000, the Company granted 190,000 stock options under the 1997 Stock Option Plan with an exercise price of $1.80 per share. On March 31, 2000, the Company granted 105,000 stock options under the 1998 Stock Option Plan with an exercise price of $6.29. Based on the fair value of the underlying common stock at the date of grant, the Company estimates approximately $5,822 of unearned stock-based compensation associated with these stock-option grants, which will be amortized as follows: $3,392 in 2000, $1,488 in 2001, $719 in 2002, $222 in
2003 and $1 in 2004.

WARRANTS

On January 4, 2000, the Company granted a warrant to purchase 237,662 shares of common stock at an exercise price of $2.10 per share in connection with its financial advisory agreement. The warrant has a five-year term and expires on January 4, 2005. Under the terms of the warrant agreement, 50% of the shares vested upon execution of the warrant agreement. Based on the fair value of the underlying common stock at the date of execution of the agreement, the Company estimates approximately $749 of stock-based compensation which will be expensed in January 2000. The remaining 50% vest upon the occurrence of either (i) an initial public offering of the Company's common stock with gross proceeds to the Company in excess of $20 million or (ii) a sale of more than 80% of the voting interest in the Company. Based on the fair value of the underlying common stock at the date of grant, the Company estimates approximately $749 of unearned stock-based compensation. Since 118,831 shares subject to warrant are unvested, they are remeasured until the performance milestone is met. This remeasurement resulted in an additional charge of $129 up until March 31, 2000. As a result, this charge is subject to substantial increase or decrease based on future changes in the fair value of the underlying common stock. The revised fair value will be expensed upon vesting of the remaining shares. The total fair value of the warrant at March 31, 2000 is approximately $1,626.

On January 14, 2000, the Company granted an immediately vested warrant to purchase 50,000 shares of common stock at an exercise price of $4.00 per share in connection with a professional services agreement. The warrant has a five-year term and expires on January 14, 2005. Based on the fair value of the underlying common stock and the risk-free rate at the date of grant, a volatility or 70% and a nil dividend yield, the Company estimates a charge of approximately $280 of unearned stock-based compensation which will be expensed over the term of the related agreement.

On January 15, 2000, the Company granted a warrant to purchase up to 230,000 shares of common stock at an exercise price of $4.00 per share in connection with a partnership development services agreement. The warrant has a four-year term and expires on January 15, 2004. Under the terms of the warrant agreement, the shares are earned based on revenues generated from future strategic partner transactions in 2000 and 2001. Since the terms of the warrant are not fixed, the fair value of the warrant is measured based on the minimum number of shares vested. Accordingly, the Company has booked no charge. Stock-based compensation expense will be recorded based on the fair value of the underlying common stock at the date the shares are earned. As a result, this charge is subject to substantial increase or decrease based on future changes in the fair value of the underlying common stock.

On January 26, 2000, the Company granted an immediately vested warrant to purchase up to 187,500 shares of common stock at an exercise price of $4.00 per share in connection with the amendment of its

                         PICTUREWORKS TECHNOLOGY, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

borrowing facility agreement. The warrant has a five-year term and expires on January 26, 2005. Based on the fair value of the common stock and the risk-free rate at the date of the grant, a volatility of 70% and a nil dividend yield, the Company estimates a charge of approximately $1,049 of stock-based compensation would be recorded over the remaining term of the borrowing agreement.

On March 30, 2000, the Company granted an immediately vested warrant to purchase up to 28,125 shares of common stock at an exercise price of $4.00 per share in connection with an amendment of its borrowing facility agreement. The warrant has a five-year term and expires in April 2005. Based on the fair value of the common stock and the risk-free rate at the date of the grant, a volatility of 70% and a nil dividend yield, the Company estimates a charge of approximately $180 of stock-based compensation would be recorded over the remaining term of the borrowing agreement.

Under the terms of the Company's March 30, 2000 amendment to the Loan and Security Agreement with its lender, upon consummation of the merger agreement with iPIX, the Company is obligated to repay the outstanding notes payable and lines of credit on the earlier of i) September 30, 2000 or ii) the completion of iPIX's contemplated Secondary Offering at which point the Loan and Security Agreement will terminate.

DISTRIBUTION OF SHARES IN INTERNET SERVICES CUSTOMER

In February 2000, the Company distributed 320,000 of the common shares in the Internet Services Customer to specific employees. As a result, the Company's interest in the Internet Services Customer decreased to 7%.

MERGER AGREEMENT

MERGER WITH INTERNET PICTURES CORPORATION. The Company and Internet Pictures Corporation ("iPIX") entered into an Agreement and Plan of Merger dated March 6, 2000 ("the Merger Agreement"). Pursuant to the Merger Agreement, PictureWorks Technology, Inc. became a wholly-owned subsidiary of a newly-formed iPIX subsidiary, Purple Sub, Inc. on March 31, 2000. A total of 4,644,334 shares of iPIX common stock were exchanged for all common and mandatorily redeemable convertible preferred stock. All outstanding options and warrants to purchase the Company's common stock were assumed by iPIX and became options and warrants to purchase shares of iPIX.

Upon consummation of the merger, 576,442 shares of Series C-1 convertible preferred stock were issued from escrow to Sarnoff Corporation, 118,831 common shares subject to a warrant became exercisable and guarantee fees of $700 and a note payable of $200 became due and payable to related parties.

                                  (IPIX LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount SEC registration fee, NASD filing fees and Nasdaq National Market listing fees, are estimated as follows:

                                                              ----------
                                                                   TOTAL
                                                              ----------
SEC Registration Fee........................................  $  127,892
NASD Filing Fees............................................      30,500
Nasdaq National Market Listing Fee..........................      17,500
Printing and Engraving Expenses.............................     250,000
Legal Fees and Expenses.....................................     250,000
Accountants' Fees and Expenses..............................     250,000
Expenses of Qualification Under State Securities Laws,
  Including Attorneys' Fees.................................      15,000
Transfer Agent and Registrar's Fees.........................      20,000
Miscellaneous Costs.........................................      39,108
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Delaware General Corporations Law ("DGCL") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) the director or officer in connection with any criminal proceeding had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the DGCL provides that no indemnification may be made if the director or officer is adjudged liable to the corporation. Similarly, the DGCL prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the DGCL mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the DGCL provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify from liability, and advance expenses to, any present or former director or officer to the fullest extent allowed by the DGCL, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof.

Additionally, our amended and restated certificate of incorporation provides that no director will be personally liable to us or any of our stockholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to us or our stockholders,

(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions.

The proposed form of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement contains certain provisions relating to our indemnification and our controlling persons by the Underwriters and relating to the indemnification of the Underwriters by us, our controlling persons.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, the registrant has sold the following securities that were not registered under the Securities Act:

     1. On July 31, 1997 we issued 45,024 shares of common stock to six non-U.S. investors: Lisa Field, Peter Field, Carol Slavens, Michael Slavens, Paul Slavens, Alevai Developments Limited for an aggregate consideration of C$18,759.89.

     2. On February 12, 1998 we issued 420,000 shares of common stock to three officers: Leonard McCurdy, Kevin McCurdy, Howard Field for an aggregate consideration of C$150,000, paid for by services rendered and options to purchase 1,400,000 shares of common stock at an exercise price of $.01.

     3. On March 31, 1998 we issued a total of 616,000 shares of common stock to fourteen non-U.S. investors: Nolan Bederman, Howard Field, Lisa field, Peter Field, Lloyd Hope, Jane McCurdy, Kristy McCurdy, Carol Slavens, Michael Slavens, Paul Slavens, Lanek Limited, Invescorp Limited, and Alevai Developments Limited for an aggregate consideration of C$220,000.

     4. On April 8, 1998 we issued a total of 100,800 shares of common stock to one officer and two non-U.S. investors: Howard Field, Vestmark Limited and Kristy McCurdy, respectively, for an aggregate consideration of C$36,000.

     5. On April 13, 1998 we issued 112,000 shares of common stock to one employee, Justin Holmes, for an aggregate consideration of C$40,000.

     6. On April 21, 1998 we issued a total of 112,000 shares of common stock to one officer and one investor: Duncan Fortier and Jascan Investment Corp., respectively, for an aggregate consideration of C$40,000.

     7. On May 22, 1998 we issued a total of 495,600 shares of common stock to two investors: Pierre G. Lesperance and Mark Stephenson for an aggregate consideration of C$177,000.

     8. On June 28, 1998 we issued 120,000 units for 2.8 shares of common stock and one warrant to purchase an additional 2.8 shares of common stock to six investors: Roy Dalton, Jascan Investments Corp., Lanek Limited, Vince Oddy, Vestmark Limited, and Howard Field which were exercised for an aggregate consideration of C$120,000.

     9. On September 28, 1998 we issued a total of 37,432 shares of common stock to three investors: Dona Goldstein, Roseco Incorporated, and 421272 Ontario Limited for an aggregate consideration of C$40,104.

     10. On September 30, 1998 we issued 140,000 shares of common stock to one investor, Matthew Kunzweiler for an aggregate consideration of C$150,000.

     11. On October 20, 1998 we issued a total of 416,500 shares of Series A preferred stock to eleven investors: Braden L. Berg, Jerome Gotkin, Peter
     E. Jaffe, John P. Kelleher, Elizabeth Kunkel, Peter S. Lawrence, Tamar Kagan Levine, Lewis S. Kunkel, Jr. and Louse R. Kunkel, Barbara F. Reily, Salomon Smith Barney-Custodian for the Sep IRA of Marc S. Levine, and V.R. Investments, LP at an aggregate consideration of $595,000.

     12. On November 11, 1998 we issued a warrant to purchase 280,000 shares of common stock to one investor, RealSelect, Inc. for an exercise price of $1.43 per share.

     13. On December 8, 1998 we issued a total of 70,000 shares of Series A preferred stock to three U.S. investors: Mario M. Rosati, W.S. Investment Company, 98B, and Matthew Kunzweiler and a total of 161,000 shares of Series A preferred stock to seven investors: Acheson Family Trust, Paula Oprica Aicklen, Charmaine Doyle, Michael J. Hemmer, Carol Smith Slavens and Darin Vest at an aggregate consideration of C$330,000.

     14. On January 1, 1999 we issued a total of 7,421,536 shares of Class B redeemable common stock to twenty-eight stockholders: 421272 Ontario Limited, Alevai Developments Limited, Nolan Bederman, Sam Bederman, Roy Dalton, Howard Field, Lisa Field, Peter Field, Duncan Fortier, Global Technology Investments Ltd., Donna Goldsten, Justin Holmes, Lloyd Hope, IBT Ventures, Jascan Investments Inc., Matthew Kunzweiler, Lanek Limited, Pierre G. Lesperance, Jane McCurdy, Kristy McCurdy, Kevin B. McCurdy, Vince Oddy, Cameron Roach, Roseco Incorporated, Carol Smith Slavens, Michael Slavens, Paul Slavens, and Vestmark Limited as part of the amalgamation and reorganization of our business as a Delaware corporation.

     15. On February 25, 1999 we issued a total of 120,400 shares of common stock to two investors: Mario M. Rosati and WS Investment Company, 99A for an aggregate consideration $21,500.

     16. On March 12, 1999 we issued a total of 6,027,194 shares of Series B preferred stock to eighteen investors: Comstock Net Services, Inc., Dain Rauscher Wessels Investors LLC, DigaComm (JVN), L.L.C., Jerome Gotkin, Melody Kean Haller, Information Associates-II, L.P., IA-II Affiliates Fund, L.L.C., Intel Corporation, JVC Associates Partnership, Bill Kunzweiler, Peter S. Lawrence, Michael A. Berke-Trustee of the JV #1 Trust, Silicon Valley Bancshares, Michael Stefonick, Walden Media and Information Technology Fund, L.P., Walden EDB Partners, L.P., Walden Japan Partners, L.P., and WS Investment Company, 99A for an aggregate consideration of $12,499,962.37.

     17. On May 5, 1999 we issued 482,177 shares of Series B preferred stock to one investor, Walden Media and Information Technology Fund, L.P. for a total purchase price of $1,000,000.24.

     18. On June 11, 1999 we entered into an agreement to sell 1,100 shares of its Series C redeemable preferred stock and 1,250,830 shares of our common stock to five investors: GCW&F Investment Partners, HKL I, LLC, Jason Strober, VantagePoint Venture Partners III, LP, and VantagePoint Communications Partners, LP for an aggregate consideration of $11,000,000.

     19. From our incorporation in 1995 to August 25, 1999, we have issued options and stock purchase rights to purchase an aggregate of 6,620,986 shares of our common stock under the 1998 Employee Director and Consultant Stock Plan to employees, directors, and consultants with exercise prices ranging from $0.1786 to $3.5714.

     20. On December 31, 1999, we issued RealSelect 255,385 shares of common stock upon the exercise of their warrant. RealSelect chose to perform a cashless exercise of their warrant and surrendered 24,615 shares of common stock as consideration for the exercise.

     21. On January 7, 2000, we issued warrants to two our distribution partners exercisable for an aggregate of 200,000 shares of common stock with an exercise price equal to ninety percent of the average closing price of our common stock, as reported in The Wall Street Journal, calculated over the fifteen trading days immediately preceding January 7, 2000.

     22. On March 31, 2000, we issued 4,644,334 shares of our common stock to stockholders of PictureWorks Technology, Inc. in exchange for all of the issued and outstanding shares of capital stock of PictureWorks. The aggregate value of the shares we issued was $173.0 million.

     23. On April 19, we issued a warrant to a strategic partner exercisable for an aggregate of 600,000 shares of common stock with an exercise price equal to the average closing price of our common stock as reported in The Wall Street Journal, calculated over the fifteen trading days immediately preceding April 19, 2000.


The issuances of securities described in Items 1-10 and 13 were sold in Canadian dollars and are denominated above in Canadian dollars. "C$" means Canadian dollars.

The issuances of securities described in Items 1-4 and 6-9 and were sold to persons who were neither nationals nor residents of the United States and no facilities or instruments of U.S. interstate commerce were used in connection with any offer or sale thereof.

The number of shares of Series A and Series B preferred stock described in Items 11, 13, 16 and 17 readjusted to reflect the number of shares of common stock into which the preferred stock converted upon the consummation of our initial public offering.

The issuance of the other above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, the issuances described in Item 19 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or go sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) Exhibits

THE FOLLOWING IS A LIST OF EXHIBITS FILED AS A PART OF THIS REGISTRATION
STATEMENT:


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1      --   Form of the Underwriting Agreement between Internet Pictures
               Corporation, the selling stockholders and the underwriters.
 3.1**    --   Form of Amended and Restated Certificate of Incorporation of
               the Registrant.
 3.1(a)** --   Amendment to the Certificate of Incorporation of the
               Registrant.
 3.2**    --   Form of Amended and Restated Bylaws of the Registrant.
 4.1      --   Form of certificate representing the common stock, $.001 par value per share of Internet Pictures Corporation
               (incorporated herein by reference to the annual report on
               Form 10K filed on March 30, 2000).
 4.2      --   Investors' Rights Agreement dated as of March 12, 1999 by
               and between bamboo.com and certain investors (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 4.3      --   Amended and Restated Registration Rights Agreement dated
               December 23, 1996, between Interactive Pictures Corporation,
               Motorola, Inc. and Discovery Communications, Inc.
               (incorporated herein by reference to Form S-1 as declared
               effective on August 4, 1999 (File No. 333-78983)).
 4.4      --   Rights Agreement dated April 9, 1998, between Interactive
               Pictures Corporation and purchasers of Series C Preferred
               Stock (incorporated herein by reference to Form S-1 as
               declared effective on August 4, 1999 (File No. 333-78983)).
 4.5      --   Amended and Restated Rights Agreement dated March 22, 1999, between Interactive Pictures Corporation and purchasers of
               Series D Preferred Stock (incorporated herein by reference to Form S-1 as declared effective on August 4, 1999 (File
               No. 333-78983)).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 4.6**    --   Form of Rights Agreement dated March 31, 2000 between the
               Registrant and stockholders of PictureWorks Technology, Inc.
 5.1**    --   Opinion of Baker, Donelson, Bearman and Caldwell as to the
               legality of the common stock being offered
10.1      --   Executive Employment Agreement dated January 24, 1997,
               between Interactive Pictures Corporation and James M.
               Phillips, as amended (incorporated herein by reference to
               Form S-1 as declared effective on August 4, 1999 (File No.
               333-78983)) as further amended by amendment number 3 on
               February 22, 2000 (incorporated herein by reference to the annual report on Form 10K filed on March 30, 2000).
10.2      --   Employment and Noncompetition Agreement dated August 17,
               1998, between Interactive Pictures Corporation and Jeffrey
               D. Peters (incorporated herein by reference to Form S-1 as declared effective on August 4, 1999 (File No. 333-78983)).
10.3      --   Employment and Noncompetition Agreement dated August 24,
               1998, between Interactive Pictures Corporation and John J.
               Kalec (incorporated herein by reference to Form S-1 as
               declared effective on August 4, 1999 (File No. 333-78983)).
10.4      --   Employment Agreement dated June 23, 1997, between
               Interactive Pictures Corporation and Steven D. Zimmerman
               (incorporated herein by reference to Form S-1 as declared
               effective on August 4, 1999 (File No. 333-78983)).
10.5      --   Amended and Restated Employment Agreement with Mark R.
               Searle dated June 1, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)), as amended on October 15, 1999 (which
               amendment is hereby incorporated by reference to
               bamboo.com's quarterly report on Form 10Q filed on November
               15, 1999).
10.6      --   Amended and Restated 1997 Equity Compensation Plan
               (incorporated herein by reference to Form S-4 as declared
               effective on December 16, 1999 (File No. 91139))
10.7      --   Amended and Restated 1998 Employee, Director and Consultant
               Stock Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139))
10.8      --   1999 Employee Stock Purchase Plan (incorporated herein by
               reference to Form S-4 as declared effective on December 16,
               1999 (File No. 91139))
10.9      --   Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.10     --   Line of Credit with Silicon Valley Bank dated April 16, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
10.11     --   Joint Services Agreement with RealSelect, Inc. dated as of
               Nov. 11, 1998, as amended June 11, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.12     --   Distribution Agreement with Microsoft Corporation dated as of March 16, 1999 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
10.13     --   Distribution Agreement with HomeSeekers.com, Inc. dated as of Nov. 20, 1998 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
10.14     --   Distribution Agreement with Homes.com, a division of PCL
               Media Limited, dated as of May 10, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.15     --   Access Agreement with Cendant Corporation dated July 15,
               1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.16     --   RE/MAX Approved Supplier License Agreement with RE/MAX
               International, Inc. dated April 5, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.17     --   License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Discovery
               Communications, Inc. (incorporated herein by reference to
               Form S-1 as declared effective on August 4, 1999 (File No.
               333-78983)).
10.18     --   Patent License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Motorola, Inc.
               (incorporated herein by reference to Form S-1 as declared
               effective on August 4, 1999 (File No. 333-78983)).
10.19     --   Agreement and plan of merger dated as of October 25, 1999
               among Interactive Pictures Corporation, bamboo.com, Inc. and
               Merger Sub. (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139))
10.20     --   Agreement and plan of merger dated as of March 6, 2000 among
               Internet PictureWorks, PictureWorks Technology, Inc. and
               PurpleSub, Inc. (incorporated herein by reference to Form
               8-K filed with the SEC on March 14, 2000).
21.1**    --   Subsidiaries of the Registrant
23.1      --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants for Internet Pictures Corporation
23.2      --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants for Interactive Pictures Corporation
23.3      --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants for PictureWorks Technology, Inc.
23.4**    --   Consent of Baker, Donelson, Bearman & Caldwell (included in opinion filed as Exhibit 5.1)
24.1**    --   Power of Attorney (included on page II-7)
27.1**    --   Financial Data Schedule (for SEC use only)


---------------


** Previously filed.


(B) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) To provide the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Ridge, State of Tennessee, on May 2, 2000.


                                          INTERNET PICTURES CORPORATION

                                          By:      /s/ JAMES M. PHILLIPS
                                            ------------------------------------
                                                     James M. Phillips
                                              Chairman of the Board and Chief
                                                      Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 2, 2000.



                      *                        Chairman of the Board and Chief Executive
---------------------------------------------    Officer
              James M. Phillips

                      *                        Executive Vice President and Chief Financial
---------------------------------------------    Officer (Chief Accounting Officer)
                John J. Kalec

                      *                        Director
---------------------------------------------
             Michael D. Easterly

                      *                        Director
---------------------------------------------
              John S. Hendricks

                      *                        Director
---------------------------------------------
            Laban P. Jackson, Jr.

                      *                        Director
---------------------------------------------
              Kevin B. McCurdy

                      *                        Director
---------------------------------------------
             Leonard B. McCurdy

                      *                        Director
---------------------------------------------
                John Moragne

                      *                        Director
---------------------------------------------
              John H. Trezevant

         *By: /s/ JAMES M. PHILLIPS
---------------------------------------------
              James M. Phillips
              Power of Attorney

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1      --   Form of the Underwriting Agreement between Internet Pictures
               Corporation and the underwriters.
 3.1**    --   Form of Amended and Restated Certificate of Incorporation of
               the Registrant.
 3.1(a)** --   Amendment to the Certificate of Incorporation of the
               Registrant.
 3.2**    --   Form of Amended and Restated Bylaws of the Registrant.
 4.1      --   Form of certificate representing the common stock, $.001 par value per share of Internet Pictures Corporation
               (incorporated herein by reference to the annual report on
               Form 10K filed on March 30, 2000).
 4.2      --   Investors' Rights Agreement dated as of March 12, 1999 by
               and between bamboo.com and certain investors (incorporated herein by reference to Form S-1 as declared effective on
               August 25, 1999 (File No. 333-80639)).
 4.3      --   Amended and Restated Registration Rights Agreement dated
               December 23, 1996, between Interactive Pictures Corporation,
               Motorola, Inc. and Discovery Communications, Inc.
               (incorporated herein by reference to Form S-1 as declared
               effective on August 4, 1999 (File No. 333-78983)).
 4.4      --   Rights Agreement dated April 9, 1998, between Interactive
               Pictures Corporation and purchasers of Series C Preferred
               Stock (incorporated herein by reference to Form S-1 as
               declared effective on August 4, 1999 (File No. 333-78983)).
 4.5      --   Amended and Restated Rights Agreement dated March 22, 1999, between Interactive Pictures Corporation and purchasers of
               Series D Preferred Stock (incorporated herein by reference to Form S-1 as declared effective on August 4, 1999 (File
               No. 333-78983)).
 4.6**    --   Form of Rights Agreement dated March 31, 2000 between the
               Registrant and stockholders of PictureWorks Technology, Inc.
 5.1**    --   Opinion of Baker, Donelson, Bearman and Caldwell as to the
               legality of the common stock being offered
10.1      --   Executive Employment Agreement dated January 24, 1997,
               between Interactive Pictures Corporation and James M.
               Phillips, as amended (incorporated herein by reference to
               Form S-1 as declared effective on August 4, 1999 (File No.
               333-78983)) as further amended by amendment number 3 on
               February 22, 2000 (incorporated herein by reference to the annual report on Form 10K filed on March 30, 2000).
10.3      --   Employment and Noncompetition Agreement dated August 24,
               1998, between Interactive Pictures Corporation and John J.
               Kalec (incorporated herein by reference to Form S-1 as
               declared effective on August 4, 1999 (File No. 333-78983)).
10.4      --   Employment Agreement dated June 23, 1997, between
               Interactive Pictures Corporation and Steven D. Zimmerman
               (incorporated herein by reference to Form S-1 as declared
               effective on August 4, 1999 (File No. 333-78983)).
10.5      --   Amended and Restated Employment Agreement with Mark R.
               Searle dated June 1, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File
               No. 333-80639)), as amended on October 15, 1999 (which
               amendment is hereby incorporated by reference to
               bamboo.com's quarterly report on Form 10Q filed on November
               15, 1999).
10.6      --   Amended and Restated 1997 Equity Compensation Plan
               (incorporated herein by reference to Form S-4 as declared
               effective on December 16, 1999 (File No. 91139))
10.7      --   Amended and Restated 1998 Employee, Director and Consultant
               Stock Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139))
10.8      --   1999 Employee Stock Purchase Plan (incorporated herein by
               reference to Form S-4 as declared effective on December 16,
               1999 (File No. 91139))

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.9      --   Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.10     --   Line of Credit with Silicon Valley Bank dated April 16, 1999
               (incorporated herein by reference to Form S-1 as declared
               effective on August 25, 1999 (File No. 333-80639)).
10.11     --   Joint Services Agreement with RealSelect, Inc. dated as of
               Nov. 11, 1998, as amended June 11, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.12     --   Distribution Agreement with Microsoft Corporation dated as of March 16, 1999 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
10.13     --   Distribution Agreement with HomeSeekers.com, Inc. dated as of Nov. 20, 1998 (incorporated herein by reference to Form
               S-1 as declared effective on August 25, 1999 (File No.
               333-80639)).
10.14     --   Distribution Agreement with Homes.com, a division of PCL
               Media Limited, dated as of May 10, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.15     --   Access Agreement with Cendant Corporation dated July 15,
               1999 (incorporated herein by reference to Form S-1 as
               declared effective on August 25, 1999 (File No. 333-80639)).
10.16     --   RE/MAX Approved Supplier License Agreement with RE/MAX
               International, Inc. dated April 5, 1999 (incorporated herein by reference to Form S-1 as declared effective on August 25,
               1999 (File No. 333-80639)).
10.17     --   License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Discovery
               Communications, Inc. (incorporated herein by reference to
               Form S-1 as declared effective on August 4, 1999 (File No.
               333-78983)).
10.18     --   Patent License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Motorola, Inc.
               (incorporated herein by reference to Form S-1 as declared
               effective on August 4, 1999 (File No. 333-78983)).
10.19     --   Agreement and plan of merger dated as of October 25, 1999
               among Interactive Pictures Corporation, bamboo.com, Inc. and
               Mergersub (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139))
10.20     --   Agreement and plan of merger dated as of March 6, 2000 among
               Internet Pictures Corporation, PictureWorks Technology, Inc.
               and PurpleSub, Inc. (incorporated herein by reference to
               Form 8-K filed with the SEC on March 14, 2000.)
21.1**    --   Subsidiaries of the Registrant
23.1      --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants for Internet Pictures Corporation
23.2      --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants for Interactive Pictures Corporation
23.3      --   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants for PictureWorks Technology, Inc.
23.4**    --   Consent of Baker, Donelson, Bearman & Caldwell (included in opinion filed as Exhibit 5.1)
24.1**    --   Power of Attorney (included on page II-7)
27.1**    --   Financial Data Schedule (for SEC use only)


---------------
** Previously filed.